Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SOLERA GLOBAL HOLDING CORP.,

OUSLAND HOLDINGS, INC.,

OMNITRACS TOPCO, LLC

and

CERTAIN OTHER PARTIES HERETO

DATED AS OF JUNE 4, 2021

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (as may be further amended, restated or amended and restated from time to time, this “Agreement”) is made and entered into as of June 4, 2021, by and among (i) Solera Global Holding Corp., a Delaware corporation (“Buyer” or “Solera”), (ii) Ousland Holdings, Inc., a Delaware corporation (“DealerSocket”), (iii) VEPF IV AIV VI Corp., a Delaware corporation (“Omnitracs 1 Blocker”), (iv) VEPF IV AIV VI Corp., a Cayman Islands company (“Omnitracs 2 Blocker”), (v) VEPF IV Co-Invest 2-A Corp., a Cayman Islands company (“Omnitracs 3 Blocker”), (vi) VEPF IV Co-Invest 2-A Corp., a Delaware corporation (“Omnitracs 4 Blocker” and together with Omnitracs 1 Blocker, Omnitracs 2 Blocker, and Omnitracs 3 Blocker the “Omnitracs Blockers”), (vii) Omnitracs Topco, LLC, a Delaware limited liability company (“Omnitracs” and with DealerSocket, each a “Company” and collectively, the “Companies”), (viii) Polaris Sub 1, Inc., a Delaware corporation (“Merger Sub 1”), (ix) Polaris Sub 2, Inc., a Delaware corporation (“Merger Sub 2”), (x) Polaris Sub 3, Inc., a Cayman Islands company (“Merger Sub 3”), (xi) Polaris Sub 4, Inc., a Cayman Islands company (“Merger Sub 4”), and (xii) Polaris Sub 5, Inc., a Delaware corporation (“Merger Sub 5” and collectively with Merger Sub 1, Merger Sub 2, Merger Sub 3 and Merger Sub 4, the “Merger Subs”). The Buyer, DealerSocket, the Omnitracs Blockers, and Omnitracs are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the board of directors of Buyer has approved this Agreement and the transactions contemplated by this Agreement (the “Transactions”), including the Mergers in accordance with the DGCL and (where applicable) Cayman Law, on the terms and subject to the conditions of this Agreement;

WHEREAS, prior to the date hereof, Buyer, the Companies and their equityholders have taken the Reorganization Steps in order to facilitate the Transactions (the “Reorganization”);

WHEREAS, the board of directors of Merger Sub 1 has (i) determined that it is in the best interests of Merger Sub 1 and the sole stockholder of Merger Sub 1, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub 1 with and into DealerSocket (the “DealerSocket Merger”), with DealerSocket being the surviving corporation of the DealerSocket Merger (DealerSocket, in its capacity as the surviving corporation of the DealerSocket Merger, is sometimes referred to as the “Surviving DealerSocket Entity”) in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the DealerSocket Merger, in accordance with the DGCL, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger with respect to the DealerSocket Merger set forth in this Agreement be adopted by the sole stockholder of Merger Sub 1;

WHEREAS, Buyer, in its capacity as the sole stockholder of Merger Sub 1, has, by its execution and delivery hereof, approved and adopted this Agreement, the DealerSocket Merger and the other Transactions in accordance with Section 251 of the DGCL;

WHEREAS, the board of directors of Merger Sub 2 has (i) determined that it is in the best interests of Merger Sub 2 and the sole stockholder of Merger Sub 2, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub 2 with and into Omnitracs 1 Blocker (the “Omnitracs 1 Blocker Merger”), with Omnitracs 1 Blocker being the surviving corporation of the Omnitracs 1 Blocker Merger (Omnitracs 1 Blocker, in its capacity as the surviving corporation of the Omnitracs 1 Blocker Merger, is sometimes referred to as the “Surviving Omnitracs 1 Blocker Entity”) in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the Omnitracs 1 Blocker Merger, in accordance with the DGCL, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger with respect to the Omnitracs 1 Blocker Merger set forth in this Agreement be adopted by the sole stockholder of Merger Sub 2;

WHEREAS, Buyer, in its capacity as the sole stockholder of Merger Sub 2, has, by its execution and delivery hereof, approved and adopted this Agreement, the Omnitracs 1 Blocker Merger and the other Transactions in accordance with Section 251 of the DGCL;

WHEREAS, the board of directors of Merger Sub 3 has (i) determined that it is in the best interests of Merger Sub 3 and the sole stockholder of Merger Sub 3, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub 3 with and into Omnitracs 2 Blocker (the “Omnitracs 2 Blocker Merger”), with Omnitracs 2 Blocker being the surviving corporation of the Omnitracs 2 Blocker Merger (Omnitracs 2 Blocker, in its capacity as the surviving corporation of the Omnitracs 2 Blocker Merger, is sometimes referred to as the “Surviving Omnitracs 2 Blocker Entity”) in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the Omnitracs 2 Blocker Merger, in accordance with the DGCL, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger with respect to the Omnitracs 2 Blocker Merger set forth in this Agreement be adopted by the sole stockholder of Merger Sub 3;

WHEREAS, Buyer, in its capacity as the sole stockholder of Merger Sub 3, has, by its execution and delivery hereof, approved and adopted this Agreement, the Omnitracs 2 Blocker Merger and the other Transactions in accordance with Section 251 of the DGCL;

WHEREAS, the board of directors of Merger Sub 4 has (i) determined that it is in the best interests of Merger Sub 4 and the sole stockholder of Merger Sub 4, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub 4 with and into Omnitracs 3 Blocker (the “Omnitracs 3 Blocker Merger”), with Omnitracs 3 Blocker being the surviving corporation of the Omnitracs 3 Blocker Merger (Omnitracs 3 Blocker, in its capacity as the surviving corporation of the Omnitracs 3 Blocker Merger, is sometimes referred to as the “Surviving Omnitracs 3 Blocker Entity”) in accordance with the DGCL and Cayman Law, (ii) approved this Agreement and the Transactions, including the Omnitracs 3 Blocker Merger, in accordance with the DGCL and Cayman Law, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger with respect to the Omnitracs 3 Blocker Merger set forth in this Agreement be adopted by the sole stockholder of Merger Sub 4;

WHEREAS, Buyer, in its capacity as the sole stockholder of Merger Sub 4, has, by its execution and delivery hereof, approved and adopted this Agreement, the Omnitracs 3 Blocker Merger and the other Transactions in accordance with Section 251 of the DGCL and Cayman Law;

WHEREAS, the board of directors of Merger Sub 5 has (i) determined that it is in the best interests of Merger Sub 5 and the sole stockholder of Merger Sub 5, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub 5 with and into Omnitracs 4 Blocker (the “Omnitracs 4 Blocker Merger” and, together with the DealerSocket Merger, the other Omnitracs Blocker Mergers and the Smartdrive Blocker Merger, the “Acquisition Mergers”), with Omnitracs 4 Blocker being the surviving corporation of the Omnitracs 4 Blocker Merger (Omnitracs 4 Blocker, in its capacity as the surviving corporation of the Omnitracs 4 Blocker Merger, is sometimes referred to as the “Surviving Omnitracs 4 Blocker Entity”) in accordance with the DGCL and Cayman Law, (ii) approved this Agreement and the Transactions, including the Omnitracs 4 Blocker Merger, in accordance with the DGCL and Cayman Law, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger with respect to the Omnitracs 4 Blocker Merger set forth in this Agreement be adopted by the sole stockholder of Merger Sub 5;

WHEREAS, Buyer, in its capacity as the sole stockholder of Merger Sub 5, has, by its execution and delivery hereof, approved and adopted this Agreement, the Omnitracs 4 Blocker Merger and the other Transactions in accordance with Section 251 of the DGCL and Cayman Law;

WHEREAS, the board of directors of Solera has unanimously (i) determined that it is in the best interests of Solera and the stockholders of Solera, and declared it advisable, to enter into this Agreement, and (ii) approved this Agreement and the Transactions on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of DealerSocket has unanimously (i) determined that it is in the best interests of DealerSocket and the stockholders of DealerSocket, and declared it advisable, to enter into this Agreement providing for the DealerSocket Merger in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the DealerSocket Merger, in accordance with the DGCL on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of DealerSocket;

WHEREAS, the board of directors of Omnitracs 1 Blocker has unanimously (i) determined that it is in the best interests of Omnitracs 1 Blocker and the stockholders of Omnitracs 1 Blocker, and declared it advisable, to enter into this Agreement providing for the Omnitracs 1 Blocker Merger in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the Omnitracs 1 Blocker Merger, in accordance with the DGCL on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of Omnitracs 1 Blocker;

WHEREAS, the board of directors of Omnitracs 2 Blocker has unanimously (i) determined that it is in the best interests of Omnitracs 2 Blocker and the stockholders of Omnitracs 2 Blocker, and declared it advisable, to enter into this Agreement providing for the Omnitracs 2 Blocker Merger in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the Omnitracs 2 Blocker Merger, in accordance with the DGCL on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of Omnitracs 2 Blocker;

WHEREAS, the board of directors of Omnitracs 3 Blocker has unanimously (i) determined that it is in the best interests of Omnitracs 3 Blocker and the stockholders of Omnitracs 3 Blocker, and declared it advisable, to enter into this Agreement providing for the Omnitracs 3 Blocker Merger in accordance with the DGCL and Cayman Law, (ii) approved this Agreement and the Transactions, including the Omnitracs 3 Blocker Merger, in accordance with the DGCL and Cayman Law on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of Omnitracs 3 Blocker;

WHEREAS, the board of directors of Omnitracs 4 Blocker has unanimously (i) determined that it is in the best interests of Omnitracs 4 Blocker and the stockholders of Omnitracs 4 Blocker, and declared it advisable, to enter into this Agreement providing for the Omnitracs 4 Blocker Merger in accordance with the DGCL and Cayman Law, (ii) approved this Agreement and the Transactions, including the Omnitracs 4 Blocker Merger, in accordance with the DGCL and Cayman Law on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of Omnitracs 4 Blocker;

WHEREAS, on the Closing Date, after giving effect to the Acquisition Mergers, each of the DealerSocket Surviving Entity, the Surviving Omnitracs 1 Blocker Entity, the Surviving Omnitracs 2 Blocker Entity, the Surviving Omnitracs 3 Blocker Entity, the Surviving Omnitracs 4 Blocker Entity, Ousland Intermediate Holdings, LLC, and Solera Parent Holdings, LLC shall merge with and into the Buyer with the Buyer as the surviving entity (each of the foregoing mergers, a “Collapsing Merger” and collectively, the “Collapsing Mergers”);

WHEREAS, on the Closing Date, immediately following the Collapsing Mergers, Buyer will cause the following contributions to take place in the following order (collectively, the “Solera Contribution”): (i) Buyer will contribute all of its units in Omnitracs and Omnitracs Holdings (as defined below) to Solera Holdco, Inc., a Delaware corporation and newly formed wholly-owned Subsidiary of Solera (“Solera Holdco”), (ii) Buyer will contribute all of the issued and outstanding units of Solera, LLC, a Delaware limited liability company (“Solera LLC”), to Solera Holdco, (iii) Solera Holdco will contribute, by merger of Polaris Sub 11, LLC (“Merger Sub 11”) with and into Omnitracs (the “Omnitracs Merger”), all of its units of Solera LLC and Omnitracs Holdings to Omnitracs and, in consideration for its acquisition of Solera LLC and Omnitracs Holdings through such Omnitracs Merger, Omnitracs will issue Omnitracs Common Units to Solera Holdco, (iv) Omnitracs will contribute all of its interests in Solera LLC to Omnitracs Holdings, LLC, a Delaware limited liability company (“Omnitracs Holdings”) and, in consideration for its acquisition of Solera LLC, Omnitracs Holdings will issue Class B Units of Omnitracs Holdings to Omnitracs, (v) Omnitracs Holdings will contribute all of its interests in Solera LLC to Omnitracs Holdings’ newly formed wholly-owned Subsidiary, Polaris Parent, LLC, a Delaware limited liability company (“Polaris Parent”), and (vi) Polaris Parent will contribute all of its interests in Solera LLC to Omnitracs Midco, LLC, a Delaware limited liability company (“Omnitracs Midco”);

WHEREAS, on the Closing Date, simultaneously with the Solera Contribution, Buyer will cause the following contributions to take place in the following order (collectively, the “DealerSocket Contribution”): (i) Buyer will contribute all of the issued and outstanding units of DealerSocket, LLC, a Delaware limited liability company (“DealerSocket LLC”) to Solera Holdco, (ii) Solera Holdco will contribute its units of DealerSocket LLC to Omnitracs through the Omnitracs Merger and, in consideration for its acquisition of DealerSocket LLC, Omnitracs will issue Omnitracs Common Units to Solera Holdco, (iii) Omnitracs will contribute all of its interests in DealerSocket LLC to Omnitracs Holdings and, in consideration for such acquisition of DealerSocket LLC, Omnitracs Holdings will issue additional Class B Units of Omnitracs Holdings to Omnitracs, (iv) Omnitracs Holdings will contribute all of its interests in DealerSocket LLC to Polaris Parent, and (v) Polaris Parent will contribute all of its interests in DealerSocket LLC to Omnitracs Midco;

WHEREAS, on the Closing Date, immediately following the Solera Contribution and DealerSocket Contribution, Omnitracs will cause the following contributions to take place in the following order (collectively, the “Polaris NewCo Contribution”): (i) Polaris Parent will contribute all of its interests in its wholly-owned Subsidiary, Polaris NewCo, LLC, a Delaware limited liability company (“Polaris NewCo”) to Omnitracs Midco and (ii) Omnitracs Midco will contribute all of its interests in each of Solera LLC, DealerSocket LLC and Omnitracs, LLC to Polaris NewCo;

WHEREAS, prior to the Closing Date, a Subsidiary of Buyer acquired, directly and indirectly, all of the issued and outstanding Equity Securities of IDS Intermediate LLC;

WHEREAS, prior to the date hereof, Buyer or one of its Subsidiaries has given timely notice of (a) redemption to the holders of the Existing Notes, (b) declaration and payment of all accrued and unpaid dividends to holders of Solera Series A Preferred Stock and Solera Series B Preferred Stock, and (c) redemption to holders of Solera Series A Preferred Stock and Solera Series B Preferred Stock; and

WHEREAS, Buyer and its Subsidiaries (including Polaris NewCo and its Subsidiaries) are, on the Closing Date, consummating the Debt Financing and in connection therewith at and immediately after the Closing, are (a) directly and indirectly through contributions to its Subsidiaries (including DealerSocket and its Subsidiaries and Omnitracs and its Subsidiaries) causing the redemption of the Existing Notes and repayment of other Repaid Indebtedness, (b) providing an intercompany loan to Buyer and causing the payment of all accrued and unpaid dividends on, and redemption of, all Solera Series A Preferred Stock and all Solera Series B Preferred Stock, and (c) assuming obligations of DealerSocket and its Subsidiaries with respect to the WF Facility.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined in this Agreement shall have the meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person which is Controlling, Controlled by, or under common Control with (directly or indirectly through any Person) the Person referred to, and, if the Person referred to is a natural person, a Family Member of such Person.

“Ancillary Agreements” means each agreement, instrument and certificate required by this Agreement to be executed by any of the Parties at or prior to Closing as contemplated by this Agreement, in each case only as applicable to the relevant Party or Parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Applicable Date” means January 1, 2018.

“Applicable Representative” means VEP IV AIV VI, L.P.

“Benefit Plan” means, for any Party, all Employee Benefit Plans (whether or not in writing) covering any Service Provider or maintained, sponsored or contributed to (or required to be contributed to) by any Party or any of its Subsidiaries or under which such Party or any of its Subsidiaries is a party or has any liability (contingent or otherwise)

“Board” means, with respect to a Person, the board of directors, board of managers or equivalent governing body of such Person.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Buyer Data” means, with respect to Buyer, all confidential data, information, and data compilations contained in the IT systems or any databases of Buyer, including Personal Information, that are used by, or necessary to the business of, Buyer or any of its Subsidiaries

“Buyer Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) all Software (in object code, or source code format), data and databases, and related documentation and materials, (v) internet domain names, (vi) trade secrets, know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information, (vii) moral rights, and (viii) rights of privacy and publicity, in each case to the extent used in the business of Buyer or any of its Subsidiaries.

“Buyer Material Adverse Effect” means an event, change, circumstance, occurrence, fact, development or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole; provided that none of the following shall constitute a “Buyer Material Adverse Effect”: (a) events, changes, circumstances, occurrences, facts, developments or effects that are the result of factors generally affecting the industries or jurisdictions in which Buyer operates or participates; (b) changes in general economic conditions affecting the national, regional or world economy; (c) any national or international political conditions in or affecting any jurisdiction in which the Buyer conducts business; (d) any embargo, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (e) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (f) changes in GAAP or in applicable Law or in interpretations thereof by courts or other Governmental Entities, in each case, after the date of this Agreement; (g) any adverse event, change, circumstance, occurrence, fact, development or effect caused by any announcement, pendency or consummation of the Transactions (except this clause (g) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the Transactions); (h) any action expressly required by this Agreement; or (i) any failure of the Buyer to meet any forecasts or revenue, earnings, or fundraising or other projections; provided that the underlying cause of the Buyer’s failure to meet such forecasts or revenue, earnings, or fundraising or other projections shall be taken into account to the extent not otherwise excluded under this Agreement; provided that, with respect to clause (a), clause (b), clause (c), clause (d), clause (e) or clause (f) above, such events, changes, circumstances, occurrences, facts, developments or effects may be taken into account to the extent they disproportionately adversely affect the Buyer relative to other businesses in the industries in which the Buyer operates or participates.

“Buyer Privacy Policies” means, with respect to Buyer, any (a) internal or external past or present data protection, data usage, data privacy and security policies of Buyer, (b) public statements, representations, obligations, promises, commitments relating to privacy, security, or the processing of Personal Information, and (c) policies and obligations applicable to Buyer as a result of any certification relating to privacy, security, or the processing of Personal Information.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“Clayton Act” means the Clayton Act of 1914.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Data” means, with respect to a Company, all confidential data, information, and data compilations contained in the IT systems or any databases of such Company, including Personal Information, that are used by, or necessary to the business of, such Company or any of its Subsidiaries.

“Company Disclosure Letters” means the Omnitracs Disclosure Letter and the DealerSocket Disclosure Letter collectively, and each a “Company Disclosure Letter.”

“Company Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) all Software (in object code, or source code format), data and databases, and related documentation and materials, (v) internet domain names, (vi) trade secrets, know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information, (vii) moral rights, and (viii) rights of privacy and publicity, in each case to the extent used in the business of DealerSocket or Omnitracs or any of their respective Subsidiaries.

“Company Material Adverse Effect” means, with respect to either Company, an event, change, circumstance, occurrence, fact, development or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of such Company and its Subsidiaries, taken as a whole; provided that none of the following shall constitute a “Company Material Adverse Effect”: (a) events, changes, circumstances, occurrences, facts, developments or effects that are the result of factors generally affecting the industries or jurisdictions in which any of the Companies operates or participates; (b) changes in general economic conditions affecting the national, regional or world economy; (c) any national or international political conditions in or affecting any jurisdiction in which the Companies conduct business; (d) any embargo, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (e) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (f) changes in GAAP or in applicable Law or in interpretations thereof by courts or other Governmental Entities, in each case, after the date of this Agreement; (g) any adverse event, change, circumstance, occurrence, fact, development or effect caused by any announcement, pendency or consummation of the Transactions (except this clause (g) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the Transactions); (h) any action expressly required by this Agreement; or (i) any failure of the Companies, individually or in the aggregate, to meet any forecasts or revenue, earnings, or fundraising or other projections; provided that the underlying cause of the failure to meet such forecasts or revenue, earnings, or fundraising or other projections shall be taken into account to the extent not otherwise excluded under this Agreement; provided, further, that, with respect to clause (a), clause (b), clause (c), clause (d), clause (e) or clause (f) above, such events, changes, circumstances, occurrences, facts, developments or effects may be taken into account to the extent they disproportionately adversely affect such Company, taken as a whole or the Companies, taken as a whole (as applicable), relative to other businesses in the industries in which any of the Companies operates or participates.

“Company Privacy Policies” means, with respect to any Company, any (a) internal or external past or present data protection, data usage, data privacy and security policies of such Company, (b) public statements, representations, obligations, promises, commitments relating to privacy, security, or the processing of Personal Information, and (c) policies and obligations applicable to such Company as a result of any certification relating to privacy, security, or the processing of Personal Information.

“Consent” means any consent, approval or authorization required in connection with the execution, delivery or performance of this Agreement or any other Ancillary Agreement, or the consummation of the Transactions or any other Ancillary Agreement.

“Contract” means any written or oral contract, agreement, license or Lease, commitment, or other instrument, arrangement or understanding of any kind to which a Person or any of its assets or properties is bound, in each case, which is legally binding.

“Control,” “Controlled” or “Controlling” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (other than an individual), whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, subject to the second sentence of the definition of Affiliate, a general partner or managing member of a Person shall always be considered to Control such Person.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guideline or recommendation by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Data Privacy Requirements” means all applicable Laws, industry requirements, and contracts relating to the Processing of Personal Information, including, but not limited to, (i) each Law relating to the protection or processing of Personal Information that is applicable to a Company or Buyer, as applicable, including as applicable, but not limited to, the Federal Trade Commission Act, 15 U.S.C. § 45; FTC Safeguards Rule; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Health Insurance Portability and Accountability Act of 1996; the Health Information Technology for Economic and Clinical Health Act; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; Regulation P (12 CFR Part 1016 – Privacy of Consumer Financial Information); the Fair Credit Reporting Act, 15 U.S.C. § 1681; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 NYCRR 500; the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82; N.Y. Gen. Bus. Law § 899-aa, et seq.; Illinois Biometric Information Privacy Act, 740 ILCS 14; and the General Data Protection Regulation 2016/679 and including any predecessor, successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments of the foregoing; (ii) each contract relating to the processing of Personal Information applicable to a Company or Buyer, as applicable; and (iii) each applicable rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard and Internet of Things devices for vehicles.

“DealerSocket Audited Financial Statements” means the audited consolidated balance sheet of DealerSocket and its Subsidiaries for the fiscal years ended December 31, 2020 and December 31, 2019, and the related audited consolidated statements of operations, stockholders’ equity, and cash flows for the annual periods then ended.

“DealerSocket Common Stock” means the common stock of DealerSocket, par value $0.001 per share.

“DealerSocket Disclosure Letter” means the Disclosure Letter delivered by DealerSocket concurrently with the execution and delivery of this Agreement.

“DealerSocket Equity Awards” means, collectively, the DealerSocket Options and the DealerSocket RSU Awards.

“DealerSocket Interim Financial Statements” means the unaudited balance sheet of DealerSocket and its Subsidiaries as of March 31, 2021 and the related unaudited statement of operations, stockholders’ equity, and cash flows for the three-month period then ended.

“DealerSocket Option Plan” means the Ousland Holdings, Inc. 2014 Stock Option Plan.

“DealerSocket Options” means stock options to purchase DealerSocket Common Stock granted under the DealerSocket Option Plan.

“DealerSocket Preferred Stock” means the DealerSocket Series A Preferred Stock and the DealerSocket Series B Preferred Stock.

“DealerSocket RSU Award” means a restricted stock unit award in respect of DealerSocket Series B Preferred Stock.

“DealerSocket Series A Preferred Per Share Merger Consideration” means 90,785 shares of Solera Common Stock divided by the number of shares of DealerSocket Series A Preferred Stock issued and outstanding immediately prior to the DealerSocket Effective Time.

“DealerSocket Series A Preferred Stock” means Series A Participating Non-Voting Preferred Stock of DealerSocket, par value $0.001 per share.

“DealerSocket Series B Preferred Per Share Merger Consideration” means 136,023 shares of Solera Common Stock divided by the number of shares of DealerSocket Series B Preferred Stock (specifically excluding shares of DealerSocket Series B Preferred Stock that are being repurchased effective immediately prior to the DealerSocket Effective Time) and the number of shares of DealerSocket Series B Preferred Stock that are subject to DealerSocket RSU Awards, in each case issued and outstanding immediately prior to the DealerSocket Effective Time.

“DealerSocket Series B Preferred Stock” means Series B Participating Voting Preferred Stock of DealerSocket, par value $0.001 per share.

“DealerSocket Share Consideration” means 226,808 shares of Solera Common Stock.

“Debt Financing” means, collectively, (a) the approximately $5.235 billion first lien term loan credit facility and $500 million first lien superpriority revolving credit facility and (b) the $2.500 billion second lien term loan credit facility, in each case, on terms and conditions substantially similar to those delivered to the Sellers contemporaneously herewith.

“Disclosure Letters” means Solera Disclosure Letter, Omnitracs Disclosure Letter, and DealerSocket Disclosure Letter.

“DPA” means the Defense Production Act of 1950.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory or benefit plan, program, practice, policy, arrangement or Contract.

“Environmental Laws” means all Laws concerning pollution or protection of the environment or natural resources, or concerning worker health and safety, or public health and safety with respect to exposure to Hazardous Substances.

“Equity Securities” means with respect to any Person, all (a) units, capital stock, partnership interests, or other equity interests (including classes, groups, or series thereof having such relative rights, powers, or obligations as may from time to time be established by the issuer thereof or the governing body of its Affiliate, as the case may be, including rights, powers, or duties different from, senior to or more favorable than existing classes, groups, and series of units, stock, and other equity interests and including any so-called “profits interests”), or securities or agreements providing for profit participation features, equity appreciation rights, phantom equity, or similar rights to participate in profits or revenues, (b) warrants, options, or other rights to purchase or otherwise acquire, or contracts or commitments that could require the issuance of, securities described in the foregoing clause of this definition, and (c) obligations, evidences of indebtedness, or other securities or interests convertible or exchangeable into securities described in the foregoing clauses of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Party, any trade or business (whether or not incorporated) that would be treated together with such Party or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Exchange Agreement” means an exchange agreement substantially in the form attached to this Agreement as Exhibit H.

“Existing Credit Agreements” means each of (i) that certain Credit and Guaranty Agreement, dated as of March 3, 2016, among Solera, LLC, as the Parent Borrower, Solera Finance, Inc., as the Co-Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent, and the other parties from time to time party thereto (as amended, restated, amended and restated, supplemented and otherwise modified from time to time prior to the Closing Date); (ii) that certain Credit Agreement, dated as of March 23, 2018, among Omnitracs, LLC, as Borrower, the Guarantors from time to time party thereto, Barclays Bank PLC, as Administrative Agent and Collateral Agent, and the Lenders and other parties from time to time party thereto (as amended, restated, amended and restated, supplemented and otherwise modified from time to time prior to the Closing Date); (iii) that certain Second Lien Credit Agreement, dated as of October 1, 2020, among Omnitracs, LLC, as Borrower, the Guarantors from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent and the other parties from time to time party thereto (as amended, restated, amended and restated, supplemented and otherwise modified from time to time prior to the Closing Date); and (iv) Ousland Intermediate Holdings, Inc. and its subsidiaries under, that certain Credit Agreement, dated as of April 26, 2018, among DealerSocket, Inc., the Guarantors from time to time party thereto, Antares Capital LP, as Administrative Agent and Collateral Agent, and the Lenders and other parties from time to time party thereto (as amended, restated, amended and restated, supplemented and otherwise modified from time to time prior to the Closing Date).

“Existing Notes” means, collectively, the 10.500% Senior Notes due 2024 and any Additional Notes (as defined in the Existing Notes Indentures), each issued under the Existing Notes Indentures.

“Existing Notes Indentures” means that certain Indenture, dated as of March 3, 2016, by and among Solera, LLC and Solera Finance, Inc., as Issuers, and each Guarantor party thereto and U.S. Bank National Association, as Trustee.

“Family Members” means, with respect to any natural person, (a) (i) the spouse and lineal descendants (whether natural or adopted) of such person, (ii) any spouse of any of the individuals described in clause (i), and (iii) a trust solely for the benefit of any individuals described in the foregoing clauses (i) through (ii); and (b) any siblings or parents of any of the individuals described in clause (a)(i) through (ii); provided that, with respect to any representation or warranty related to a Family Member, clause (b) shall be limited to the Knowledge of the Companies or the Knowledge of the Buyer (as applicable).

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Foreign Person” means a “foreign person” as such term is defined in Section 721 of the DPA.

“Fraud” means actual fraud committed by a Party in the making of a representation or warranty expressly set forth in this Agreement or any Ancillary Agreement or in any certificate delivered pursuant hereto or thereto, as applicable; provided that (a) such representation or warranty was materially false or materially inaccurate at the time such representation or warranty was made, (b) the Party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge), after due inquiry, that such representation or warranty was materially false or materially inaccurate when made, and (c) such Party had the intent to deceive another Party. For the avoidance of doubt, the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; (c) in the case of a limited partnership, its certificate of limited partnership (or analogous document) and limited partnership agreement; or (d) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, tribal, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or arbitral panel (in each case public or private), or other body or administrative, regulatory, Self-Regulatory Organization or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Hazardous Substance” means any waste, substance, or material defined or regulated as “hazardous,” “toxic,” a “pollutant,” or a “contaminant,” or with words of similar meaning and regulatory effect, under, or for which liability may be imposed pursuant to, Environmental Laws, including petroleum and petroleum products, by-products and breakdown products, asbestos-containing materials, toxic mold, and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976. “Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes (a) imposed on, or with reference to, the net income or gross receipts of the person on whom such Tax is imposed (or its direct or indirect owners), or (b) imposed on, or with reference to, multiple bases including the net income or gross receipts of the person on whom such Tax imposed (or its direct or indirect owners). For the avoidance of doubt, “Income Taxes” includes net-basis U.S. federal, state, local, and non-U.S. income taxes (including the New York City Unincorporated Business Tax) and net or gross-basis withholding tax imposed on any partnership or other pass-through entity in respect of allocations or distributions to its direct or indirect owners (including under Code Sections 1441, 1442, 1445, 1446 or any similar provision of state, local or non-U.S. law) but does not include payroll, employment, withholding to lessors, employees or other service providers, sales, use, commercial rent, value added, property or similar Taxes.

“Information Security Program” means a written information security program that complies with Data Privacy Requirements, that is at least as stringent as one or more relevant industry standards and that includes: (i) policies and procedures regarding Personal Information, and the Processing thereof; (ii) administrative, technical and physical safeguards to protect the security, confidentiality, availability and integrity of any Personal Information owned, controlled, maintained, held, or processed by a Party or any third party operating on behalf of or at the direction of such Party; (iii) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; and (iv) protections against Security Incidents, malicious code, and against loss, misuse or unauthorized access to and Processing or disruption of Company Data or Buyer Data, as applicable, IT systems and the systems of any data processor.

“Initial Borrower” means Polaris NewCo.

“Intellectual Property Rights” means all intellectual property rights in any jurisdiction throughout the world, whether registered or unregistered, including the following: (a) inventions (whether or not patentable or reduced to practice), all improvements thereto; (b) all patents and industrial designs (including utility model rights, design rights, and industrial property rights), patent and industrial design applications and registrations, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, substitutions, extensions and reexaminations in connection therewith (“Patents”); (c) trademarks, service marks, trade dress, logos, slogans, trade names, business names, Internet domain names, social media identifiers, and all other indicia of origin, all applications and registrations in connection therewith and the renewals thereof, and all goodwill associated with any of the foregoing (“Trademarks”); (d) copyrights, mask works and designs, database rights, and moral rights, and all applications, registrations, extensions, restorations, reversions and renewals in connection therewith (“Copyrights”); (e) trade secrets and know-how, processes, procedures, confidential business information and other proprietary information and rights; (f) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures, and biographical information of real persons; and (g) rights in Software.

“Knowledge” means (a) as used in the phrase “to the Knowledge of Omnitracs” or phrases of similar import means the actual knowledge of any of the individuals listed in Section 1.1 of the Omnitracs Disclosure Letter, (b) as used in the phrase “to the Knowledge of DealerSocket” or phrases of similar import means the actual knowledge of any of the individuals listed in Section 1.1 of the DealerSocket Disclosure Letter, and (c) as used in the phrase “to the Knowledge of the Buyer” or phrases of similar import means the actual knowledge of the individuals listed in Section 1.1 of the Solera Disclosure Letter, in each case, after due inquiry of their direct reports.

“Knowledge of such Company” or phrases of similar import mean (i) solely with respect to the representations and warranties made by Buyer in Article IV, to the Knowledge of Buyer, (ii) solely with respect to the representations and warranties made by Omnitracs in Article IV, to the Knowledge of Omnitracs and (iii) solely with respect to the representations and warranties made by DealerSocket in Article IV, to the Knowledge of DealerSocket.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, Orders and regulations of a Governmental Entity, including common law.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) pursuant to which any Company or its Subsidiaries holds any Leased Real Property.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by any Company or its Subsidiaries.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority, easements, covenants, restrictions and security interests thereon and any transfer restrictions including rights of first refusal, rights of first offer and preemptive rights.

“Material Contract” means, with respect to any Party, any of the following Contracts to which such Party or any of its Subsidiaries is party:

(a) any Contract that purports to materially limit or otherwise materially restrict the ability of such Party or its Subsidiaries to compete in any business or geographic area (or that, following the Transactions, would by its terms apply such limits or other restrictions to such Party or its Subsidiaries);

(b) any Contract under which such Party or its Subsidiaries has (A) licensed or been granted rights in any applicable Company Intellectual Property or Buyer Intellectual Property, as applicable, from a third party that is material to the continued operation of the business of such Party or its Subsidiaries, other than Contracts with respect to data or software that are generally available on a commercial basis from third parties; or (B) licensed or granted rights to any material applicable Company Intellectual Property or Buyer Intellectual Property, as applicable, other than non-exclusive Contracts entered into in the Ordinary Course of Business;

(c) any Contract containing a put, call, right of first refusal or similar right pursuant to which such Party or its Subsidiaries could be required to purchase or sell, or otherwise acquire or transfer, as applicable, any equity interests of any Person or to contribute capital;

(d) any Contract that would prevent, materially delay or materially impair such Party’s ability to consummate the Transactions;

(e) any Contract containing “most favored nation,” “exclusivity” or similar provisions, in each case other than any such Contracts that (A) may be cancelled without material liability to such Party or its Subsidiaries upon notice of ninety (90) days or less; or (B) is not material to such Party and its Subsidiaries, taken as a whole;

(f) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of such Party or any of its Subsidiaries, prohibits the pledging of the capital stock of such Party or any Subsidiaries of such Party or that prohibits the incurrence of indebtedness for borrowed money or guarantees by such Party or any Subsidiary of such Party;

(g) any Contract (A) providing for the disposition or acquisition of assets or equity by such Party or any of its Subsidiaries other than with respect to acquisitions of assets acquired from such Party’s vendors in the Ordinary Course of Business; or (B) pursuant to which such Party or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business other than any Subsidiary of such Party;

(h) any mortgages, indentures, guarantees, loans or credit agreements or other Contracts relating to the borrowing of money or extension of credit or other indebtedness for borrowed money, in each case in excess of $500,000, other than (A) accounts receivables and payables in the Ordinary Course of Business; (B) loans to Subsidiaries of such Party in the Ordinary Course of Business; (C) guarantees by such Party of contingent earn-out payment obligations of its Subsidiaries, existing as of the date of this Agreement; and (D) extensions of credit to customers in the Ordinary Course of Business;

(i) any Contract providing for the payment, increase or vesting of any benefits or compensation that would be triggered solely as a result of the Transactions;

(j) any Contract providing for severance payments or benefits in excess of $500,000 (other than those pursuant to which such severance payment is required by applicable Law);

(k) any Contract that provides for the establishment or governance of a joint venture, limited liability company or partnership with any third party;

(l) any Contract containing any support, maintenance or service obligation on the part of such Party or any of its Subsidiaries that generates revenue in excess of $5,000,000 on an annual basis;

(m) any Contract that is between such Party or any of its Subsidiaries, on the one hand, and any of their respective directors or officers or any Person beneficially owning five percent (5%) or more of the outstanding Equity Securities of such Party or any of its Subsidiaries, on the other hand;

(n) any material Contract with a Governmental Entity;

(o) any Contract containing (x) a minimum annual payment requirement by such Party or any of its Subsidiaries of $5,000,000 or more on an annual basis or (y) under which such Party or any of its Subsidiaries made payments of $5,000,000 or more in the twelve month period ended on the calendar month end preceding the date of this Agreement; or

(p) any Lease containing annual rental obligations by such Party or any of its Subsidiaries of $3,000,000 or more.

“Mergers” means, collectively, the Collapsing Mergers, the Omnitracs Blocker Mergers, and the DealerSocket Merger.

“New Solera Series C Preferred” means the shares of Series C Preferred Stock, par value $0.00001 per share, of Solera having the rights, preferences and privileges set forth in the Series C Preferred Certificate of Designation.

“Omnitracs 1 Blocker Common Stock” means the common stock of Omnitracs 1 Blocker, par value $0.01 per share.

“Omnitracs 1 Blocker Per Share Consideration” means 62,509.07 shares of Solera Common Stock divided by the number of shares of Omnitracs 1 Blocker common stock issued and outstanding as of immediately prior to the Omnitracs 1 Blocker Effective Time.

“Omnitracs 2 Blocker Common Stock” means the common stock of Omnitracs 2 Blocker, par value $0.01 per share.

“Omnitracs 2 Blocker Per Share Consideration” means 19,480.79 shares of Solera Common Stock divided by the number of shares of Omnitracs 2 Blocker common stock issued and outstanding as of immediately prior to the Omnitracs 2 Blocker Effective Time.

“Omnitracs 3 Blocker Common Stock” means the common stock of Omnitracs 3 Blocker, par value $0.01 per share.

“Omnitracs 3 Blocker Per Share Consideration” means 8,860.36 shares of Solera Common Stock divided by the number of shares of Omnitracs 3 Blocker common stock issued and outstanding as of immediately prior to the Omnitracs 3 Blocker Effective Time.

“Omnitracs 4 Blocker Common Stock” means the common stock of Omnitracs 4 Blocker, par value $0.01 per share.

“Omnitracs 4 Blocker Per Share Consideration” means 28,430.73 shares of Solera Common Stock divided by the number of shares of Omnitracs 4 Blocker common stock issued and outstanding as of immediately prior to the Omnitracs 4 Blocker Effective Time.

“Omnitracs Audited Financial Statements” means the audited consolidated balance sheet of Omnitracs and its Subsidiaries for the fiscal years ended September 30, 2020 and September 30, 2019, and the related audited consolidated statements of operations, stockholders’ equity, and cash flows for the annual periods then ended.

“Omnitracs Blocker Mergers” means the Omnitracs 1 Blocker Merger, the Omnitracs 2 Blocker Merger, the Omnitracs 3 Blocker Merger and the Omnitracs 4 Blocker Merger.

“Omnitracs Blockers” has the meaning set forth in the Preamble.

“Omnitracs Common Units” means the units of Omnitracs designated as “Common Units” in accordance with the Omnitracs Topco LLC Agreement.

“Omnitracs Disclosure Letter” means the Disclosure Letter delivered by Omnitracs concurrently with the execution and delivery of this Agreement.

“Omnitracs Interim Financial Statements” means the unaudited balance sheet of Omnitracs and its Subsidiaries as of March 31, 2021 and the related unaudited statement of operations, stockholders’ equity, and cash flows for the six-month period then ended.

“Omnitracs MIU” means a Management Incentive Unit of Omnitracs issued pursuant to a Management Incentive Unit Agreement, by and between Omnitracs and each of the individuals listed on Section 4.8 of the Omnitracs Disclosure Letter.

“Omnitracs Share Consideration” means 418,690 shares of Solera Common Stock, which the parties acknowledge and agree is that aggregate number of shares of Solera Common Stock payable by Buyer for 100% of Omnitracs and Omnitracs Holdings (other than the portion of Omnitracs Holdings owned by Omnitracs) and which is payable by issuance of an aggregate of 119,281 shares of Solera Common Stock to holders of the Omnitracs Blockers on the Closing Date and 299,409 shares of Solera Common Stock that were reserved for issuance for any future exchange (however structured or accomplished) of shares of Solera Common Stock to remaining holders of Omnitracs Units (other than Buyer or a Subsidiary) or Omitracs Holdings’ units (other than Omnitracs), in each case as determined in accordance with the New Omnitracs Topco LLC Agreement.

“Omnitracs Topco LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Omnitracs Topco, dated as of September 2, 2016, as amended, modified, supplemented or waived from time to time.

“Omnitracs Unit” means a Class A Unit, as defined in and having the rights, preferences and privileges set forth in the Omnitracs Topco LLC Agreement and, from and after the Closing, the New Omnitracs Topco LLC Agreement.

“Order” means any order, writ, judgment, injunction, decree, ruling or award entered by or with any Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, any action taken or not taken by such Person in the ordinary course of business consistent with past practice.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax gross-up or Tax indemnification provisions, including any credit agreement, employment agreement, employee award agreement, or other similar agreement containing such provisions.

“Owned Intellectual Property” means, with respect to any Party, all Intellectual Property Rights owned or purported to be owned by such Party or its Subsidiaries.

“Permit” means all licenses, memberships, registrations, certifications, accreditations, permits, bonds, franchises, approvals, authorizations, consents, or orders of, notifications to or filings with any Governmental Entity.

“Permitted Liens” means with respect to the assets and property of the Companies: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and, in either case, for which appropriate reserves have been established in accordance with GAAP (to the extent such reserves are required by GAAP); (b) mechanics’, materialmens’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP (to the extent such reserves are required by GAAP) and which shall be paid in full and released at the Closing; (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property that are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon; (d) covenants, conditions, restrictions, easements, permits, rights of way, encroachments, minor defects and other similar matters of record affecting title to the Leased Real Property that do not or would not materially impair the occupancy or use of such Leased Real Property; (e) Liens securing obligations under capital leases; (f) Securities Liens; (g) Liens securing payment, or any other obligations, of the applicable Person (including with respect to indebtedness of such Person existing as of the date of this Agreement or entered into after the date of this Agreement in accordance with the terms of this Agreement), that shall be extinguished at or prior to the Closing; and (h) those items set forth on Schedule 1.3 of the applicable Disclosure Letter.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including, but not limited to: (i) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier; (ii) “Personal Information,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Data Privacy Requirements; or (iii) any other information that allows the identification of a natural person.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Proceeding” means any action (by any private right of action of any Person or by or before any Governmental Entity), suit, litigation, claim, charge, complaint, audit, investigation, inquiry, arbitration, mediation, administrative or other proceeding (including any administrative, criminal, arbitration, or mediation proceeding) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Related Person” means, with respect to any Person, (a) any Affiliate of such Person, (b) any Person that beneficially owns at least 10% of the outstanding Equity Securities of such Person, or (c) any parent, child, sibling or spouse who resides with, or is a dependent of, any Person described in clauses (a) and (b) above.

“Release” means any release, spill, leak, emission, deposit, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, dumping, dispersion or migration of any Hazardous Substance into, under, above, onto or from any indoor or outdoor medium.

“Reorganization Steps” means the steps outlined on Schedule 1.4 to accomplish the Reorganization.

“Repaid Indebtedness” means the indebtedness under the Existing Credit Facilities and the Existing Notes; provided that indebtedness under the WF Facility shall not be considered Repaid Indebtedness.

“Requisite Approval” means the vote or written consent of the stockholders of, as applicable, DealerSocket and each Omnitracs Blocker, as determined in accordance with applicable Law and its Governing Documents.

“Sanctions” means all Laws and Orders relating to economic, financial, or trade sanctions administered or enforced by the United States (including by OFAC and the U.S. Department of State), Canada, the United Kingdom, the United Nations Security Council, the European Union, any European Union Member State, or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Incident” means any unauthorized Processing of Company Data, any unauthorized access to the Company’s IT systems, or any incident that may require notification to any Person, Governmental Entity, or any other entity under Data Privacy Requirements.

“Self-Regulatory Organization” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Securities Exchange Act, any “self-regulatory organization” as such term is defined in CFTC Rule 1.3, and any other U.S. or non-U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization.

“Seller” or “Sellers” means the Solera Sellers, Omnitracs Sellers and the DealerSocket Sellers.

“Service Provider” means, for any Party, any current or former director, officer, employee or individual independent contractor of such Party or any of its Subsidiaries.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Software” means all computer software, applications, and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, and other items and documentation related thereto or associated therewith as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“Solera Audited Financial Statements” means the audited consolidated balance sheet of Solera and its Subsidiaries for the fiscal years ended March 31, 2020, and the related audited consolidated statements of operations, stockholders’ equity, and cash flows for the annual periods then ended.

“Solera Common Stock” means the common stock of Solera, par value $0.001 per share.

“Solera Disclosure Letter” means the Disclosure Letter delivered by Solera concurrently with the execution and delivery of this Agreement.

“Solera Interim Financial Statements” means the unaudited balance sheet of Solera and its Subsidiaries as of December 31, 2020 and the related unaudited statement of operations, stockholders’ equity, and cash flows for the nine-month period then ended.

“Solera Preferred Stock” means the Solera Series A Preferred Stock, the Solera Series B Preferred Stock and the Solera Series Z Preferred Stock; provided that, for purposes of this Agreement, the New Solera Series C Preferred shall not be considered Solera Preferred Stock.

“Solera Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of March 3, 2016, by and among the Buyer and its stockholders, as the same has been and may be amended, modified, supplemented or waived from time to time.

“Solera Series A Preferred Stock” means Series A preferred stock of Solera, par value $0.00001 per share.

“Solera Series B Preferred Stock” means Series B preferred stock of Solera, par value $0.00001 per share.

“Solera Series Z Preferred Stock” means the Series Z preferred stock of Solera, par value $0.00001 per share.

“Solera Stockholders Agreement” means that certain Stockholders Agreement, dated as of March 3, 2016, by and among the Buyer and its stockholders, as the same has been and may be amended, modified, supplemented or waived from time to time,

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiaries” of any Person means any entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors (or managers) or similar governing body of such entity or (c) if such entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs.

“Tax” or “Taxes” means all United States federal, state and local, non-U.S., and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, escheat, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, commercial rent, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, and all interest, penalties, assessments and additions relating to the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return.

“Tax Proceeding” means any audit, examination, claim or similar Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement substantially in the form attached hereto as Exhibit I.

“Tax Returns” means all United States federal, state or local and all non-U.S. returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Person is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings, excluding, for the avoidance of doubt, the Tax Receivable Agreement.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the Transactions.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time.

“Up-C LLC Agreement” means the limited liability company agreement substantially in the form attached hereto as Exhibit J.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act of 1988 and any similar applicable Law, collectively.

Article II

THE MERGERS AND OTHER TRANSACTIONS

Section 2.1 Pre-Closing Actions.

(a) Prior to the Closing, each Party has delivered to the other copies of all invoices for their respective transaction expenses, in each case together with an IRS Form W-9 or any other Tax forms in connection with the payment of transaction expenses.

(b) [Intentionally Omitted]

(c) Prior to Closing, Omnitracs has (i) caused Omnitracs Holdings to authorize, in consideration of the acquisitions by Omnitracs Holdings of other businesses and companies resulting from the Solera Contribution and the DealerSocket Contribution to Omnitracs Holdings, the issuance of 675,736 Class B Units of Omnitracs Holdings to Omnitracs (which for the avoidance of doubt is in addition to the 304 Class A Units of Omnitracs Holdings acquired by Buyer and its Subsidiaries through the Omnitracs Blocker Mergers), and (ii) by virtue of its approval of the Omnitracs Merger authorized, in consideration of the acquisition by Omnitracs resulting from the Solera Contribution and the DealerSocket Contribution to Omnitracs, the issuance to Solera Holdco of 797,093 Class A Units (which for the avoidance of doubt is in addition to the 27,984 Class A Units of Omnitracs Holdings acquired by Buyer and its Subsidiaries through the Omnitracs Blocker Mergers).

(d) Prior to Closing, as consideration for the future acquisition of such Class A Units of Omnitracs in connection with an exchange thereof, Buyer has reserved for issuance out of its authorized Solera Common Stock, the issuance of up to 299,409 shares of Solera Common Stock (as such number may be adjusted for any split, combination, recapitalization, merger or business combination affecting the Solera Common Stock, the “Solera Future Exchange Shares”) to be issued to holders of Omnitracs Class A Units (other than Buyer or any of its Subsidiaries

(including Omnitracs in the case of the units it holds of Omnitracs Holdings)) upon any exchange of such Omnitracs Class A Units and Omnitracs Holdings units after the Closing in accordance with New Topco LLC Agreement. If, after the Closing, there is an exchange (however accomplished or structured) of Omnitracs Class A Units or Omnitracs units for Solera Common Stock, Buyer shall exchange a portion of the Solera Future Exchange Shares, determined in accordance with the New Topco LLC Agreement, for such Omnitracs Class A Units and Omnitracs Holdings units.

Section 2.2 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) on the date hereof (sometimes referred to herein as the “Closing Date”).

Section 2.3 The Mergers. Subject to the terms and conditions set forth in this Agreement:

(a) DealerSocket Merger. At the DealerSocket Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub 1 shall be merged with and into DealerSocket, following which the separate corporate existence of the Merger Sub 1 shall cease and DealerSocket shall continue as the Surviving DealerSocket Entity immediately after the DealerSocket Merger and as a direct, wholly-owned subsidiary of Buyer (provided that references to DealerSocket for periods after the DealerSocket Effective Time shall include the Surviving DealerSocket Entity).

(b) Omnitracs 1 Blocker Merger. At the Omnitracs 1 Blocker Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub 2 shall be merged with and into Omnitracs 1 Blocker, following which the separate corporate existence of Merger Sub 2 shall cease and Omnitracs 1 Blocker shall continue as the Surviving Omnitracs 1 Blocker Entity immediately after the Omnitracs 1 Blocker Merger and as a direct, wholly-owned subsidiary of Buyer (provided that references to Omnitracs 1 Blocker for periods after the Omnitracs 1 Blocker Effective Time shall include the Surviving Omnitracs 1 Blocker Entity).

(c) Omnitracs 2 Blocker Merger. At the Omnitracs 2 Blocker Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Cayman Law, Merger Sub 3 shall be merged with and into Omnitracs 2 Blocker, following which the separate corporate existence of the Merger Sub 3 shall cease and Omnitracs 2 Blocker shall continue as the Surviving Omnitracs 2 Blocker Entity immediately after the Omnitracs 2 Blocker Merger and as a direct, wholly-owned subsidiary of Buyer (provided that references to Omnitracs 2 Blocker for periods after the Omnitracs 2 Blocker Effective Time shall include the Surviving Omnitracs 2 Blocker Entity).

(d) Omnitracs 3 Blocker Merger. At the Omnitracs 3 Blocker Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of Cayman Law, Merger Sub 4 shall be merged with and into Omnitracs 3 Blocker, following which the separate corporate existence of the Merger Sub 4 shall cease and Omnitracs 3 Blocker shall continue as the Surviving Omnitracs 3 Blocker Entity immediately after the Omnitracs 3 Blocker Merger and as a direct, wholly-owned subsidiary of Buyer (provided that references to Omnitracs 3 Blocker for periods after the Omnitracs 3 Blocker Effective Time shall include the Surviving Omnitracs 3 Blocker Entity).

(e) Omnitracs 4 Blocker Merger. At the Omnitracs 4 Blocker Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub 5 shall be merged with and into Omnitracs 4 Blocker, following which the separate corporate existence of the Merger Sub 5 shall cease and Omnitracs 4 Blocker shall continue as the Surviving Omnitracs 4 Blocker Entity after the Omnitracs 4 Blocker Merger and as a direct, wholly-owned subsidiary of Buyer (provided that references to Omnitracs 4 Blocker for periods after the Omnitracs 4 Blocker Effective Time shall include the Surviving Omnitracs 4 Blocker Entity).

Section 2.4 Effective Times.

(a) DealerSocket Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, DealerSocket and Buyer shall cause the DealerSocket Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit B attached hereto (the “DealerSocket Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by DealerSocket and Buyer and specified in the DealerSocket Certificate of Merger, being the “DealerSocket Effective Time”).

(b) Omnitracs 1 Blocker Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date and immediately after the DealerSocket Effective Time, Omnitracs 1 Blocker and Buyer shall cause the Omnitracs 1 Blocker Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit C attached hereto (the “Omnitracs 1 Blocker Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by Omnitracs 1 Blocker and Buyer and specified in the Omnitracs 1 Blocker Certificate of Merger, being the “Omnitracs 1 Blocker Effective Time”).

(c) Omnitracs 2 Blocker Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date and immediately after the Omnitracs 1 Blocker Effective Time, Omnitracs 2 Blocker and Buyer shall cause the Omnitracs 2 Blocker Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit D attached hereto (the “Omnitracs 2 Blocker Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of Cayman Law (the time of such filing, or such later time as may be agreed in writing by Omnitracs 2 Blocker and Buyer and specified in the Omnitracs 2 Blocker Certificate of Merger, being the “Omnitracs 2 Blocker Effective Time”).

(d) Omnitracs 3 Blocker Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date and immediately after the Omnitracs 2 Blocker Effective Time, Omnitracs 3 Blocker and Buyer shall cause the Omnitracs 3 Blocker Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit E attached hereto (the “Omnitracs 3 Blocker Certificate of Merger”) with the Secretary of State of the State of Delaware and the Registrar of Companies for the Cayman Islands, in accordance with the applicable provisions of Cayman Law (the time of such filing, or such later time as may be agreed in writing by Omnitracs 3 Blocker and Buyer and specified in the Omnitracs 3 Blocker Certificate of Merger, being the “Omnitracs 3 Blocker Effective Time”).

(e) Omnitracs 4 Blocker Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date and immediately after the Omnitracs 3 Blocker Effective Time, Omnitracs 4 Blocker and Buyer shall cause the Omnitracs 4 Blocker Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit F attached hereto (the “Omnitracs 4 Blocker Certificate of Merger”) with the Secretary of State of the State of Delaware and the Registrar of Companies for the Cayman Islands, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by Omnitracs 4 Blocker and Buyer and specified in the Omnitracs 4 Blocker Certificate of Merger, being the “Omnitracs 4 Blocker Effective Time”).

Section 2.5 Effect of DealerSocket Merger. On the terms and subject to the conditions set forth herein, at the DealerSocket Effective Time, by virtue of the DealerSocket Merger and without any further action on the part of any Party or the holders of any securities of Buyer, the following shall occur:

(a) All the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of DealerSocket and Merger Sub 1 shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving DealerSocket Entity, which shall include the assumption by the Surviving DealerSocket Entity of any and all agreements, covenants, duties and obligations of DealerSocket and Merger Sub 1 set forth in this Agreement to be performed after the DealerSocket Effective Time.

(b) Each share of DealerSocket Series A Preferred Stock issued and outstanding immediately prior to the DealerSocket Effective Time (other than DealerSocket Excluded Shares and DealerSocket Dissenting Shares) will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the DealerSocket Series A Preferred Per Share Merger Consideration, without interest and otherwise in accordance with the terms of this Agreement, upon surrender by the holders of the stock certificates representing such shares of DealerSocket Series A Preferred Stock. Each share of DealerSocket Series B Preferred Stock issued and outstanding immediately prior to the DealerSocket Effective Time (other than DealerSocket Excluded Shares and DealerSocket Dissenting Shares) will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the DealerSocket Series B Preferred Per Share Merger Consideration at and after the DealerSocket Effective Time, without interest and otherwise in accordance with the terms of this Agreement, upon surrender by the holders of the stock certificates representing such shares of DealerSocket Series B Preferred Stock. Each share of DealerSocket Common Stock issued and outstanding (if any) shall be cancelled for no consideration.

(c) From and after the DealerSocket Effective Time, the holders of DealerSocket Preferred Stock and DealerSocket Common Stock shall cease to have any direct rights in and to DealerSocket or the Surviving DealerSocket Entity (excluding, for the avoidance of doubt, the rights held through indirect equity interests), and each certificate relating to the ownership of shares of DealerSocket Preferred Stock and DealerSocket Common Stock (other than, in each case, DealerSocket Excluded Shares and DealerSocket Dissenting Shares) shall thereafter represent only the right to receive the applicable portion of the DealerSocket Share Consideration as set forth in Section 2.5(b). At the DealerSocket Effective Time, the stock transfer books of DealerSocket shall be closed, and no transfer of the DealerSocket Common Stock shall be made thereafter.

(d) Each issued and outstanding share of common stock of Merger Sub 1 shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving DealerSocket Entity, which shall constitute the only outstanding shares of capital stock of the Surviving DealerSocket Entity. From and after the DealerSocket Effective Time, all certificates representing the common stock of Merger Sub 1 shall be deemed for all purposes to represent the number of shares of common stock of the Surviving DealerSocket Entity into which they were converted in accordance with the immediately preceding sentence.

(e) Each share of DealerSocket Preferred Stock and DealerSocket Common Stock held in DealerSocket’s treasury or owned by Buyer, Merger Sub 3 or DealerSocket immediately prior to the DealerSocket Effective Time (such shares, “DealerSocket Excluded Shares”) shall be cancelled and no consideration shall be paid or payable with respect thereto.

(f) Notwithstanding anything in this Agreement to the contrary, shares of DealerSocket Preferred Stock and shares of DealerSocket Common Stock outstanding immediately prior to the DealerSocket Effective Time and owned by a holder who either (x) is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL and who has not withdrawn such demand or (y) has not consented to the DealerSocket Merger in writing and for whom the time to demand appraisal has not elapsed (such shares, “DealerSocket Dissenting Shares”) shall not be converted into the right to receive any portion of the DealerSocket Share Consideration, and shall instead represent the right to receive payment of the fair value of such DealerSocket Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the DealerSocket Effective Time, (a) all DealerSocket Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of DealerSocket Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such DealerSocket Dissenting Shares shall cease and such DealerSocket Dissenting Shares shall be deemed to have been converted, as of the DealerSocket Effective Time, into and shall be exchangeable solely for the right to receive the DealerSocket Share Consideration in accordance with this Article II. DealerSocket shall give the Buyer prompt notice of any demands received by DealerSocket for appraisal of shares of DealerSocket Preferred Stock or shares of DealerSocket Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by DealerSocket relating to rights to be paid the fair value of DealerSocket Dissenting Shares, and the Buyer shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the DealerSocket Effective Time, DealerSocket shall not, except with the prior written consent of the Buyer, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

(g) Simultaneously with execution and delivery of its Written Consent, DealerSocket shall deliver a Joinder to the Solera Stockholders Agreement and the Solera Registration Rights Agreement executed and delivered by each DealerSocket stockholder that was not repurchased for cash prior to giving effect to the transactions contemplated hereby.

Section 2.6 Effect of Omnitracs Blocker Mergers. On the terms and subject to the conditions set forth herein, in each case without any further action on the part of any Party or the holders of any securities of Buyer, the following shall occur:

(a) Effect of Blocker Mergers.

(i) As a result of the Omnitracs 1 Blocker Merger, at the Omnitracs 1 Blocker Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Omnitracs 1 Blocker and Merger Sub 2 shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Omnitracs 1 Blocker Entity, which shall include the assumption by the Surviving Omnitracs 1 Blocker Entity of any and all agreements, covenants, duties and obligations of Omnitracs 1 Blocker and Merger Sub 2 set forth in this Agreement to be performed after the Omnitracs 1 Blocker Effective Time.

(ii) As a result of the Omnitracs 2 Blocker Merger, at the Omnitracs 2 Blocker Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Omnitracs 2 Blocker and Merger Sub 3 shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Omnitracs 2 Blocker Entity, which shall include the assumption by the Surviving Omnitracs 2 Blocker Entity of any and all agreements, covenants, duties and obligations of Omnitracs 2 Blocker and Merger Sub 3 set forth in this Agreement to be performed after the Omnitracs 4 Blocker Effective Time.

(iii) As a result of the Omnitracs 3 Blocker Merger, at the Omnitracs 3 Blocker Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Omnitracs 3 Blocker and Merger Sub 4 shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Omnitracs 3 Blocker Entity, which shall include the assumption by the Surviving Omnitracs 3 Blocker Entity of any and all agreements, covenants, duties and obligations of Omnitracs 3 Blocker and Merger Sub 4 set forth in this Agreement to be performed after the Omnitracs 3 Blocker Effective Time.

(iv) As a result of the Omnitracs 4 Blocker Merger, at the Omnitracs 4 Blocker Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Omnitracs 4 Blocker and Merger Sub 5 shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Omnitracs 4 Blocker Entity, which shall include the assumption by the Surviving Omnitracs 4 Blocker Entity of any and all agreements, covenants, duties and obligations of Omnitracs 4 Blocker and Merger Sub 5 set forth in this Agreement to be performed after the Omnitracs 4 Blocker Effective Time.

(b) Omnitracs Blocker Merger Consideration.

(i) Each share of Omnitracs 1 Blocker Common Stock issued and outstanding immediately prior to the Omnitracs 1 Blocker Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive a number of shares of the Omnitracs 1 Blocker Per Share Consideration at and after the Omnitracs 1 Blocker Effective Time, without interest and otherwise in accordance with the terms of this Agreement, upon surrender by the holders of the stock certificates representing such shares of Omnitracs 1 Blocker Common Stock.

(ii) Each share of Omnitracs 2 Blocker Common Stock issued and outstanding immediately prior to the Omnitracs 2 Blocker Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive a number of shares of the Omnitracs 2 Blocker Per Share Consideration at and after the Omnitracs 2 Blocker Effective Time, without interest and otherwise in accordance with the terms of this Agreement, upon surrender by the holders of the stock certificates representing such shares of Omnitracs 2 Blocker Common Stock.

(iii) Each share of Omnitracs 3 Blocker Common Stock issued and outstanding immediately prior to the Omnitracs 3 Blocker Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive a number of shares of the Omnitracs 3 Blocker Per Share Consideration at and after the Omnitracs 3 Blocker Effective Time, without interest and otherwise in accordance with the terms of this Agreement, upon surrender by the holders of the stock certificates representing such shares of Omnitracs 3 Blocker Common Stock.

(iv) Each share of Omnitracs 4 Blocker Common Stock issued and outstanding immediately prior to the Omnitracs 4 Blocker Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive a number of shares of the Omnitracs 4 Blocker Per Share Consideration at and after the Omnitracs 4 Blocker Effective Time, without interest and otherwise in accordance with the terms of this Agreement, upon surrender by the holders of the stock certificates representing such shares of Omnitracs 4 Blocker Common Stock.

(c) Effect on Existing Stock.

(i) From and after the Omnitracs 1 Blocker Effective Time, the holders of Omnitracs 1 Blocker Common Stock shall cease to have any direct rights in and to Omnitracs 1 Blocker or the Surviving Omnitracs 1 Blocker Entity (excluding, for the avoidance of doubt, the rights held through indirect equity interests), and each certificate relating to the ownership of shares of Omnitracs 1 Blocker Common Stock (other than Omnitracs 1 Blocker Excluded Shares) shall thereafter represent only the right to receive the applicable portion of the Omnitracs 1 Blocker Per Share Consideration as set forth in Section 2.6(b). At the Omnitracs 1 Blocker Effective Time, the stock transfer books of Omnitracs 1 Blocker shall be closed, and no transfer of the Omnitracs 1 Blocker Common Stock shall be made thereafter.

(ii) From and after the Omnitracs 2 Blocker Effective Time, the holders of Omnitracs 2 Blocker Common Stock shall cease to have any direct rights in and to Omnitracs 2 Blocker or the Surviving Omnitracs 2 Blocker Entity (excluding, for the avoidance of doubt, the rights held through indirect equity interests), and each certificate relating to the ownership of shares of Omnitracs 2 Blocker Common Stock (other than Omnitracs 2 Blocker Excluded Shares) shall thereafter represent only the right to receive the applicable portion of the Omnitracs 2 Blocker Per Share Consideration as set forth in Section 2.6(b). At the Omnitracs 2 Blocker Effective Time, the stock transfer books of Omnitracs 2 Blocker shall be closed, and no transfer of the Omnitracs 2 Blocker Common Stock shall be made thereafter.

(iii) From and after the Omnitracs 3 Blocker Effective Time, the holders of Omnitracs 3 Blocker Common Stock shall cease to have any direct rights in and to Omnitracs 3 Blocker or the Surviving Omnitracs 3 Blocker Entity (excluding, for the avoidance of doubt, the rights held through indirect equity interests), and each certificate relating to the ownership of shares of Omnitracs 3 Blocker Common Stock (other than Omnitracs 3 Blocker Excluded Shares) shall thereafter represent only the right to receive the applicable portion of the Omnitracs 3 Blocker Per Share Consideration as set forth in Section 2.6(b). At the Omnitracs 3 Blocker Effective Time, the stock transfer books of Omnitracs 3 Blocker shall be closed, and no transfer of the Omnitracs 3 Blocker Common Stock shall be made thereafter.

(iv) From and after the Omnitracs 4 Blocker Effective Time, the holders of Omnitracs 4 Blocker Common Stock shall cease to have any direct rights in and to Omnitracs 4 Blocker or the Surviving Omnitracs 4 Blocker Entity (excluding, for the avoidance of doubt, the rights held through indirect equity interests), and each certificate relating to the ownership of shares of Omnitracs 4 Blocker Common Stock (other than Omnitracs 4 Blocker Excluded Shares) shall thereafter represent only the right to receive the applicable portion of the Omnitracs 4 Blocker Per Share Consideration as set forth in Section 2.6(b). At the Omnitracs 4 Blocker Effective Time, the stock transfer books of Omnitracs 4 Blocker shall be closed, and no transfer of the Omnitracs 4 Blocker Common Stock shall be made thereafter.

(d) Effect on Merger Sub 2- Merger Sub 5 Equity.

(i) Each issued and outstanding share of common stock of Merger Sub 2 shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Omnitracs 1 Blocker Entity, which shall constitute the only outstanding shares of capital stock of the Surviving Omnitracs 1 Blocker Entity. From and after the Omnitracs 1 Blocker Effective Time, all certificates representing the common stock of Merger Sub 2 shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Omnitracs 1 Blocker Entity into which they were converted in accordance with the immediately preceding sentence.

(ii) Each issued and outstanding share of common stock of Merger Sub 3 shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Omnitracs 2 Blocker Entity, which shall constitute the only outstanding shares of capital stock of the Surviving Omnitracs 2 Blocker Entity. From and after the Omnitracs 2 Blocker Effective Time, all certificates representing the common stock of Merger Sub 3 shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Omnitracs 2 Blocker Entity into which they were converted in accordance with the immediately preceding sentence.

(iii) Each issued and outstanding share of common stock of Merger Sub 4 shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Omnitracs 3 Blocker Entity, which shall constitute the only outstanding shares of capital stock of the Surviving Omnitracs 3 Blocker Entity. From and after the Omnitracs 3 Blocker Effective Time, all certificates representing the common stock of Merger Sub 4 shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Omnitracs 3 Blocker Entity into which they were converted in accordance with the immediately preceding sentence.

(iv) Each issued and outstanding share of common stock of Merger Sub 5 shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Omnitracs 4 Blocker Entity, which shall constitute the only outstanding shares of capital stock of the Surviving Omnitracs 4 Blocker Entity. From and after the Omnitracs 4 Blocker Effective Time, all certificates representing the common stock of Merger Sub 5 shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Omnitracs 4 Blocker Entity into which they were converted in accordance with the immediately preceding sentence.

(e) Treatment of Blocker Shares. Each share of Omnitracs 1 Blocker Common Stock held in Omnitracs 1 Blocker’s treasury or owned by Buyer, Merger Sub 2 or Omnitracs 1 Blocker immediately prior to the Omnitracs 1 Blocker Effective Time (such shares, “Omnitracs 1 Blocker Excluded Shares”) shall be cancelled and no consideration shall be paid or payable with respect thereto. Each share of Omnitracs 2 Blocker Common Stock held in Omnitracs 2 Blocker’s treasury or owned by Buyer, Merger Sub 3 or Omnitracs 2 Blocker immediately prior to the Omnitracs 2 Blocker Effective Time (such shares, “Omnitracs 2 Blocker Excluded Shares”) shall be cancelled and no consideration shall be paid or payable with respect thereto. Each share of Omnitracs 3 Blocker Common Stock held in Omnitracs 3 Blocker’s treasury or owned by Buyer, Merger Sub 4 or Omnitracs 3 Blocker immediately prior to the Omnitracs 3 Blocker Effective Time (such shares, “Omnitracs 3 Blocker Excluded Shares”) shall be cancelled and no consideration shall be paid or payable with respect thereto. Each share of Omnitracs 4 Blocker Common Stock held in Omnitracs 4 Blocker’s treasury or owned by Buyer, Merger Sub 5 or Omnitracs 4 Blocker immediately prior to the Omnitracs 4 Blocker Effective Time (such shares, “Omnitracs 4 Blocker Excluded Shares”) shall be cancelled and no consideration shall be paid or payable with respect thereto.

(f) Joinders. Simultaneously with execution and delivery of its Written Consent, each stockholder of each Omnitracs Blocker shall deliver a Joinder to the Solera Stockholders Agreement and the Solera Registration Rights Agreement.

Section 2.7 Governing Documents; Directors and Officers.

(a) At the DealerSocket Effective Time, the certificate of incorporation and bylaws of the Surviving DealerSocket Entity shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub 1 as in effect immediately prior to the DealerSocket Effective Time, except that the name of the Surviving DealerSocket Entity shall be “Ousland Holdings, Inc.” Immediately after the DealerSocket Effective Time, the board of directors and officers of the Surviving DealerSocket Entity shall be the board of directors and officers of Merger Sub 1 immediately prior to the DealerSocket Effective Time.

(b) At the Omnitracs 1 Blocker Effective Time, the certificate of incorporation and bylaws of the Surviving Omnitracs 1 Blocker Entity shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub 2 as in effect immediately prior to the Omnitracs 1 Blocker Effective Time, except that the name of the Surviving Omnitracs 1 Blocker Entity shall be “VEPF IV AIV VI Corp.”. Immediately after the Omnitracs 1 Blocker Effective Time, the board of directors and officers of the Surviving Omnitracs 1 Blocker Entity shall be the board of directors and officers of Merger Sub 2 immediately prior to the Omnitracs 1 Blocker Effective Time.

(c) At the Omnitracs 2 Blocker Effective Time, the certificate of incorporation and bylaws of the Surviving Omnitracs 2 Blocker Entity shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub 3 as in effect immediately prior to the Omnitracs 2 Blocker Effective Time, except that the name of the Surviving Omnitracs 2 Blocker Entity shall be “VEPF IV AIV VI Corp. (Cayman)”. Immediately after the Omnitracs 2 Blocker Effective Time, the board of directors and officers of the Surviving Omnitracs 2 Blocker Entity shall be the board of directors and officers of Merger Sub 3 immediately prior to the Omnitracs 2 Blocker Effective Time.

(d) At the Omnitracs 3 Blocker Effective Time, the certificate of incorporation and bylaws of the Surviving Omnitracs 3 Blocker Entity shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub 4 as in effect immediately prior to the Omnitracs 3 Blocker Effective Time, except that the name of the Surviving Omnitracs 3 Blocker Entity shall be “VEPF IV Co-Invest 2-A Corp (Cayman)”. Immediately after the Omnitracs 3 Blocker Effective Time, the board of directors and officers of the Surviving Omnitracs 3 Blocker Entity shall be the board of directors and officers of Merger Sub 4 immediately prior to the Omnitracs 3 Blocker Effective Time.

(e) At the Omnitracs 4 Blocker Effective Time, the certificate of incorporation and bylaws of the Surviving Omnitracs 4 Blocker Entity shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub 5 as in effect immediately prior to the Omnitracs 4 Blocker Effective Time, except that the name of the Surviving Omnitracs 4 Blocker Entity shall be “VEPF IV Co-Invest 2-A Corp.”. Immediately after the Omnitracs 4 Blocker Effective Time, the board of directors and officers of the Surviving Omnitracs 4 Blocker Entity shall be the board of directors and officers of Merger Sub 5 immediately prior to the Omnitracs 4 Blocker Effective Time.

Section 2.8 Treatment of Other Omnitracs Holders.

(a) [Intentionally Omitted]

(b) All Class A Units of Omnitracs (including as transferred to Buyer and its Subsidiaries through the Omnitracs Blocker Mergers) will remain issued and outstanding at and immediately after the Closing with any applicable participation threshold remaining in full force and effect. All Class A Units and Class B Units of Omnitracs Holdings (including as transferred to Buyer and its Subsidiaries through the Omnitracs Blocker Mergers and the Smartdrive Blocker Merger) will remain issued and outstanding immediately after the Closing.

(c) It is understood and agreed that Omnitracs reserved for issuance to certain existing holders of Class A Units (“Smartdrive Holders”) prior to the date hereof an aggregate of 1,092.03 Class A Units (the “True-Up Units”) subject to execution and delivery of one or more agreements in form and substance satisfactory to Omnitracs, which True-Up Units upon consummation of the transactions hereby would be exchangeable for a portion of the Solera Future Exchange Shares in accordance with the New Topco LLC Agreement. To the extent any such True-Up Units have not been issued prior to the Closing, Omnitracs may, on or prior to June 11, 2021 or such later time as approved by Buyer, issue such True-Up Units as contemplated by Omnitracs, with any reverse dilutive impact from any such True-Up Units not being issued reverting to the benefit of the holders of Omnitracs.

Section 2.9 Treatment of DealerSocket Equity Awards.

(a) DealerSocket Options. As of the DealerSocket Effective Time, by virtue of the DealerSocket Merger and without any action on the part of the holders thereof, each DealerSocket Option that is outstanding and unexercised immediately prior to the DealerSocket Effective Time shall be forfeited and cancelled for no consideration.

(b) DealerSocket RSU Awards. As of the DealerSocket Effective Time, by virtue of the DealerSocket Merger and without any action on the part of the holders thereof, each DealerSocket RSU Award that is outstanding immediately prior to the DealerSocket Effective Time shall fully vest and be cancelled and converted into the right to receive the DealerSocket Series B Preferred Per Share Merger Consideration in respect of each of share of DealerSocket Series B Preferred Stock underlying such DealerSocket RSU Award.

(c) Certain Actions. Prior to the DealerSocket Effective Time, the DealerSocket board of directors shall take such actions as are necessary (including adopting resolutions) (i) to effectuate the treatment of DealerSocket Equity Awards pursuant to this Section 2.9(a), (ii) to provide that the DealerSocket Option Plan shall terminate, effective as of and subject to the occurrence of the DealerSocket Effective Time, and (iii) to provide that the DealerSocket Transaction Bonus Plan shall terminate, effective as of and subject to the occurrence of the DealerSocket Effective Time.

(d) Restricted Stock Issuances. Buyer has authorized the issuance of an aggregate of 11,879 restricted stock units in respect of an aggregate of 11,879 shares of Solera Common Stock to members of management of DealerSocket, which issuances shall occur at or promptly after the Closing subject, in each case, to execution and delivery by the recipient thereof of documentation in agreed form.

Section 2.10 Contributions; Collapsing Mergers; Issuances.

(a) On the Closing Date, Buyer shall cause each of the Collapsing Mergers to occur.

(b) Immediately after consummation of the Collapsing Mergers, on the Closing Date, Buyer shall cause the following to occur: (i) the Solera Contribution shall be completed, (ii) the DealerSocket Contribution shall be completed, (iii) the Polaris NewCo Contribution shall be completed, (iv) the WF Facility (as defined below) shall be assumed by Buyer, (v) the Debt Financing shall be borrowed by the Initial Borrower and a portion of the proceeds thereof, as applicable, (a) used to repay the Existing Credit Facilities and to redeem the Existing Notes, (b) loaned by the Initial Borrower to Buyer, with the proceeds of such loan used by Buyer to (x) declare and pay a dividend equal to all accrued and unpaid dividends on the Solera Preferred Stock (as determined in accordance with the applicable certificates of designation) and (y) redeemed all shares of Solera Preferred Stock issued and outstanding for the applicable Redemption Price, and (c) used to pay after the Closing all transaction expenses related to the transactions contemplated hereby.

(c) As consideration for the portion of the Solera Contribution and DealerSocket Contribution from Omnitracs to Omnitracs Holdings, Omnitracs Holdings shall issue to Omnitracs a total of 675,736 Class B Units of Omnitracs Holdings.

(d) It is acknowledged and agreed that the portions of the Solera Contribution and DealerSocket Contribution insofar as they relate to the contribution of Solera LLC and DealerSocket LLC to Omnitracs are occurring by virtue of the Omnitracs Merger. As part of the Omnitracs Merger, Buyer and Omnitracs shall cause to be executed and filed with the Secretary of State for the State of Delaware a certificate of merger, to be effective as of the time of filing (the “Omnitracs Merger Effective Time”), to cause Merger Sub 11 to merge with and into Omnitracs (Omnitracs, as the surviving entity of the Omnitracs Merger, is sometimes referred to herein as “Omnitracs Surviving Entity”), with the effects as of the Omnitracs Merger Effective Time that:

(i) the separate existence of Merger Sub 11 shall cease and the Omnitracs has the effects set forth in Section 18-209 of the Delaware Limited Liability Company Act;

(ii) the Existing Topco LLC Agreement shall be amended and restated in the form of the Third Amended and Restated Limited Liability Company Agreement substantially in the form of Exhibit G attached hereto (the “New Omnitracs Topco LLC Agreement”) and, from and after the Omnitracs Merger Effective Time, the New Omnitracs Topco LLC Agreement (as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms), shall be the limited liability company agreement of the Omnitracs Surviving Entity;

(iii) each officer or manager of Omnitracs as of immediately prior to the effective time of the Omnitracs Merger shall be an officer or manager, as applicable, of the surviving company;

(iv) each Class A Unit of Omnitracs issued and outstanding shall convert into one Class A Unit of the Omnitracs Surviving Entity; and

(v) the limited liability company interests of Merger Sub 11 (100% of which are held by Solera Holdco) shall convert into an aggregate of 797,093 Class A Units of Omnitracs held by Solera Holdco.

Section 2.11 Further Assurances.

(a) If, at any time after the DealerSocket Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving DealerSocket Entity following the DealerSocket Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of DealerSocket, Merger Sub 1 and the applicable directors and officers of DealerSocket, Buyer and Merger Sub 1 shall take such action.

(b) If, at any time after the Omnitracs 1 Blocker Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Omnitracs 1 Blocker Entity following the Omnitracs 1 Blocker Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Omnitracs 1 Blocker, Merger Sub 2 and the applicable directors and officers of Omnitracs 1 Blocker, Buyer and Merger Sub 2 shall take such action.

(c) If, at any time after the Omnitracs 2 Blocker Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Omnitracs 2 Blocker Entity following the Omnitracs 2 Blocker Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Omnitracs 2 Blocker, Merger Sub 3 and the applicable directors and officers of Omnitracs 2 Blocker, Buyer and Merger Sub 3 shall take such action.

(d) If, at any time after the Omnitracs 3 Blocker Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Omnitracs 3 Blocker Entity following the Omnitracs 3 Blocker Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Omnitracs 3 Blocker, Merger Sub 4 and the applicable directors and officers of Omnitracs 3 Blocker, Buyer and Merger Sub 4 shall take such action.

(e) If, at any time after the Omnitracs 4 Blocker Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Omnitracs 4 Blocker Entity following the Omnitracs 4 Blocker Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Omnitracs 4 Blocker, Merger Sub 5 and the applicable directors and officers of Omnitracs 4 Blocker, Buyer and Merger Sub 5 shall take such action.

Section 2.12 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Parties shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Entity. Solera, DealerSocket, each Omnitracs Blocker and Omnitracs shall promptly provide any form, certification or other information upon the reasonable request of the Buyer in order to reduce or eliminate any obligations to withhold from the amounts otherwise payable pursuant to this Agreement. Prior to the Closing, (i) DealerSocket, and each Omnitracs Blocker has delivered to the Buyer the notifications required under Treasury Regulations Section 1.1445-2(d)(2) (together with any corresponding cover letters to the IRS), duly executed by DealerSocket and each Omnitracs Blocker, as applicable, certifying that DealerSocket and each Omnitracs Blocker, as applicable, is not required to recognize any gain or loss by reason of the operation of a nonrecognition provision of the Code with respect to the DealerSocket Merger and the Omnitracs Blocker Mergers, respectively, and the corresponding Collapsing Mergers; (ii) Omnitracs has delivered to the Buyer a duly executed certificate in the form and substance required under Treasury Regulations Section 1.1445-11T(d)(2)(i) certifying (A) that fifty percent or more of the value of the gross assets of Omnitracs does not consist of U.S. real property interests (within the meaning of Section 897(c) of the Code) and (B) that ninety percent or more of the value of the gross assets of Omnitracs does not consist of U.S. real property interests plus cash or cash equivalents; and (iii) each Omnitracs Blocker has provided such additional forms or certifications reasonably requested by the Buyer in order for the Buyer to satisfy its obligations under Section 1446(f) of the Code.

Article III

[INTENTIONALLY OMITTED]

Article IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

As an inducement to the Buyer, the Merger Subs, the Omnitracs Blockers, and each other Company to enter into this Agreement and consummate the Transactions, each of Omnitracs and DealerSocket, severally and not jointly (it being understood that each of Omnitracs and DealerSocket is making representations and warranties solely with respect to itself and its Subsidiaries, and not with respect to the other Companies or their Subsidiaries), represents and warrants to the Buyer, the Merger Subs, the Omnitracs Blockers and each other Company, as of the date of this Agreement (except, with respect to such representations and warranties that by their terms speak specifically as of another date, which shall be given as of such date), and except as set forth in the applicable section of (i) with respect to the representations and warranties made by Omnitracs in this Article IV, the Omnitracs Disclosure Letter, and (ii) with respect to the representations and warranties made by DealerSocket in this Article IV, the DealerSocket Disclosure Letter, as follows:

Section 4.1 Organization, Good Standing and Qualification. Such Company is a legal entity duly organized, validly existing and (to the extent such concept exists in the jurisdiction where such entity is organized) in good standing under the Laws of its respective jurisdiction of organization. Each of such Company’s Subsidiaries is a legal entity duly organized, validly existing and (to the extent such concept exists in the jurisdiction where such entity is organized) in good standing under the Laws of its respective jurisdiction of organization, except where the failure to be so organized or in good standing, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Such Company and each of such Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be in good standing, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Such Company and each of its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties, rights and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Such Company has made available to the Buyer complete and correct copies of such Company’s and its Subsidiaries’ Governing Documents, in each case as in effect on the date of this Agreement.

Section 4.2 Capitalization.

(a) The authorized and outstanding Equity Securities of such Company as of the date of the Agreement, including the name, class and number of equity securities held by each equityholder thereof, is set forth on Section 4.2(a) of the applicable Company Disclosure Letter. All of the outstanding shares of capital stock of such Company have been duly authorized and are validly issued, fully paid and nonassessable. No shares of such Company are held by any Subsidiary of such Company.

(b) As of the date of this Agreement, except as set forth on Section 4.2(b) of the applicable Company Disclosure Letter, there are no shares of such Company reserved for issuance.

(c) Each Omnitracs MIU constitutes a “profits interest” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343 (“Rev. Proc. 93-27”). Omnitracs has not taken any action or position that is inconsistent in any material respect with the application of Rev. Proc. 9327 to each Omnitracs MIU and all conditions set forth in Revenue Procedure 2001-43, 2001-2 C.B. 191 are satisfied with respect to each Omnitracs MIU. Each individual who holds an Omnitracs MIU has provided documentation to Omnitracs evidencing that such holder has made a valid and timely election under Section 83(b) of the Code with respect to such Omnitracs MIU.

(d) Each of the outstanding Equity Securities of each of such Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by such Company or by a direct or indirect wholly owned Subsidiary of such Company, free and clear of any Lien. Except as contemplated by this Agreement and the Transactions or as set forth on Section 4.2(a) of the applicable Company Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, puts, commitments or rights of any kind that obligate such Company or any of its Subsidiaries to issue, repurchase, redeem, acquire or sell any shares of capital stock or other equity securities of such Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of such Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Such Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with such Company’s stockholders on any matter. Neither such Company nor any of its Subsidiaries has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which such Company or any of its Subsidiaries is a party in connection with the offer, sale or issuance of any of its Equity Securities.

(e) Except as set forth on Section 4.2(e) of the applicable Company Disclosure Letter, there are no voting trusts, proxies, or other Contracts with respect to the voting of any capital stock of such Company or any of its Subsidiaries, and there are no Contracts to which the Company or any Subsidiary is a party relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company.

Section 4.3 Authorization. Such Company has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and each such Ancillary Agreement and to consummate the transactions contemplated hereby and thereby, subject in the case of DealerSocket only to receipt of its Requisite Approval. This Agreement has been duly executed and delivered by such Company and constitutes, and the other agreements contemplated hereby upon execution and delivery by such Company will each constitute, a valid and binding agreement of such Company enforceable against such Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and subject in the case of DealerSocket, to receipt of its Requisite Approval. Such Company and its Subsidiaries are not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding. On or prior to the execution of this Agreement, the board of directors of such Company has unanimously approved this Agreement, each Ancillary Agreement to which it is a party and the transactions contemplated hereby and thereby, authorized such Company to perform its obligations hereunder and thereunder and declared it advisable and in the best interests of such Company and its equityholders to enter into this Agreement, each Ancillary Agreement to which it is a party and the transactions contemplated hereby and thereby and, in the case of DealerSocket, directing that this Agreement be submitted to the stockholders of such Company for their adoption.

Section 4.4 Governmental Filings and Approvals; No Violations.

(a) Other than the filings, reports, approvals and/or notices (i) pursuant to Article II or the HSR Act, (ii) under foreign or state securities or “blue sky” laws, or (iii) identified in Section 4.4 of the applicable Company Disclosure Letter, no notices, reports or other filings are required to be made by such Company with, nor are any Consents or Permits required to be obtained by such Company from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by such Company and the consummation by such Company of the transactions contemplated hereby and thereby, except those the failure of which to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of such Company to consummate the Transactions.

(b) The execution, delivery and performance of this Agreement and each Ancillary Agreement by such Company do not, and the consummation by such Company of the transactions contemplated hereby and thereby will not (i) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (A) the Governing Documents of such Company or any of its Subsidiaries or (B) any Material Contract that such Company is party to, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect; or (ii) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity under the provisions of any law, statute, rule, regulation, judgment, order or decree (except for any such actions required by the HSR Act or any other Antitrust Law), except where the failure to give notice, to file, or to obtain any authorization, consent, approval, exemption, action or notice would not individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

Section 4.5 Financial Statements.

(a) Section 4.5 of the applicable Company Disclosure Letter contains true and correct copies of the following financial statements (collectively, the “Company Financial Statements”):

(i) solely with respect to the representations and warranties made herein by Omnitracs, the Omnitracs Audited Financial Statements and the Omnitracs Interim Financial Statements; and

(ii) solely with respect to the representations and warranties made herein by DealerSocket, the DealerSocket Audited Financial Statements and the DealerSocket Interim Financial Statements;

(b) Each of the Company Financial Statements of such Company is accurate and complete in all material respects and presents fairly in all material respects the financial condition, statements of operations, stockholders’ equity, and cash flows of such Company and its Subsidiaries (taken as a whole) throughout the periods covered thereby and the DealerSocket Audited Financial Statements and Omnitracs Audited Financial Statements, respectively, have been prepared in accordance with GAAP consistently applied throughout the periods indicated and fairly present, in all material respects, the consolidated financial position, statements of operations, stockholders’ equity, and cash flows of such Company and its Subsidiaries, and the DealerSocket Interim Financial Statements and Omnitracs Interim Financial Statements have been prepared in accordance with past practices of such Company (except that the DealerSocket Interim Financial

Statements and Omnitracs Interim Financial Statements are subject to normal year-end adjustments and reclassifications (the effect of which are not material whether individually or in the aggregate) and lack footnote disclosure and other presentation items (none of which if presented would materially differ in amount or nature from those included in the DealerSocket Audited Financial Statements and Omnitracs Audited Financial Statements, respectively)) and fairly present, in all material respects, the consolidated financial position of such Company and its Subsidiaries at the respective dates thereof. There are no material off-balance-sheet transactions, arrangements, obligations or relationships attributable to such Company or its Subsidiaries.

(c) Such Company has established and maintains systems of internal accounting controls reasonably believed by the management thereof to provide reasonable assurances that all transactions are recorded as necessary to permit the preparation of the Company Financial Statements of such Company in accordance with GAAP and to maintain proper accountability for items. Neither such Company nor any of its Subsidiaries have received or otherwise was or have become aware of any material written complaint, allegation or claim regarding the accounting, audit or review practices, procedures, methodologies or methods of such Company or any of its Subsidiaries or any of their respective internal accounting controls or such Company’s or any of its Subsidiaries’ internal accounting controls, including any material written complaint, allegation, assertion or claim that such Company or any of its Subsidiaries has engaged in questionable accounting, review or audit practices, to the extent such complaint, allegation or claim was made, or remained unresolved at any time, on or after January 1, 2018.

Section 4.6 Absence of Certain Changes.

(a) Other than in connection with the Transactions, since January 1, 2021 and through the date of this Agreement, such Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the Ordinary Course of Business of such Company and its Subsidiaries. Since January 1, 2021 and through the date of this Agreement, there has not been any Company Material Adverse Effect attributable to such Company.

(b) Except as expressly contemplated by this Agreement or the Ancillary Agreements or in connection with the Transactions, as set forth on Section 4.6 of the applicable Company Disclosure Letter or in response to any COVID-19 Measure, since January 1, 2021 through the date of this Agreement, neither such Company nor any of its Subsidiaries has taken any of the following actions:

(i) amended or otherwise modified any of its Governing Documents;

(ii) made any material changes to its accounting policies, methods or practices, other than as required by GAAP, applicable Law or any Governmental Entity with competent jurisdiction;

(iii) sold, issued, redeemed, assigned, transferred, pledged (other than in connection with existing credit facilities), conveyed or otherwise disposed of (x) any of its Equity Securities or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating it to issue, deliver or sell any of its Equity Securities;

(iv) declared, made or paid any dividend or other distribution or return of capital (whether in cash or in kind) to any of its equityholders;

(v) adjusted, split, combined or reclassified any of its Equity Securities;

(vi) (x) incurred, assumed, guaranteed or otherwise became liable for (whether directly, contingently or otherwise) any indebtedness for borrowed money (other than, prior to the Closing, (A) additional indebtedness for borrowed money under existing credit facilities incurred in the Ordinary Course of Business, (B) capital leases entered into in the Ordinary Course of Business, and (C) other indebtedness for borrowed money not to exceed $1,000,000 in the aggregate), (y) made any advances or capital contributions to, or investments in, any Person, or (z) supplemented, amended or modified in any material respect any indebtedness for borrowed money;

(vii) committed to, authorized or entered into any agreement in respect of, any capital expenditure (or series of commitments to make such capital expenditures), other than capital expenditures in an amount not to exceed $5,000,000;

(viii) (x) entered into any material amendment, supplemented or terminated (other than an expiration in accordance with the terms thereof) or waived compliance with any material term of any Material Contract or entered into any Contract that if entered into prior to the date hereof would be a Material Contract, in each case other than in the Ordinary Course of Business or (y) entered into, amended, supplemented or waived compliance with any material term of any Company Related Party Transaction;

(ix) other than assets acquired from vendors in the Ordinary Course of Business, acquired the business, properties or assets of another Person, except, in each case, for acquisitions for which consideration in an aggregate amount (for all such acquisitions) is not greater than $1,000,000 and the consideration for which is payable only in cash, so long as, based upon the advice of the accountants of such Company, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by GAAP (whether through merger, consolidation, share exchange, business combination or otherwise);

(x) adopted or effected any merger, plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets (including any Company Intellectual Property) owned by, or leased or licensed to, such Company or any Subsidiary of any Company, except for Permitted Liens;

(xi) compromised, commenced or settled any pending or threatened Proceeding (A) that involves payments (exclusive of attorney’s fees) by the Companies not covered by insurance in excess of $500,000 in any single instance or in excess of $1,000,000 in the aggregate, (B) that grants material injunctive or other equitable remedy against the Companies or (C) which imposes any material restrictions, after the Closing, on the operations of any Company or any Subsidiary of any Company;

(xii) except as required under the terms of any Employee Benefit Plan existing as of the date of this Agreement or in the Ordinary Course of Business (A) increased or decreased in any manner (including in respect of the terms and conditions related thereto) the compensation, benefits, bonus, severance or termination pay of any current or former Service Provider of such Company, other than annual merit increases, to any employee who earns less than $500,000 per annum, of no more than 10% to any such individuals in the Ordinary Course of Business and consistent with past practice, (B) other than in connection with any newly hired employees with annual base compensation (or annual base wages or fees) less than $500,000 who were hired to fill vacant positions in the Ordinary Course of Business, became a party to, establish, adopt, materially amend (other than as part of an annual renewal for health and/or welfare benefits; provided that such annual renewal does not materially increase the expense of maintaining such plan), commence participation in, or terminate any Employee Benefit Plan, (C) accelerated the vesting or lapsing of restrictions with respect to any equity or equity-based compensation or other long-term incentive compensation under any Employee Benefit Plan, (D) granted any new awards under any Employee Benefit Plan, (E) amended or modified any outstanding award under any Employee Benefit Plan, (F) entered into, amended or terminated any collective bargaining agreement, or recognize or certify any labor union, works council, labor organization or employee representative as the bargaining representative for any employees of any Company or their respective Subsidiaries, (G) forgave any loans to any employee or any director or individual consultants of DealerSocket or Omnitracs, as applicable, (H) terminated, modified, amended or waived any restrictive covenants agreement or any term thereof in order to make such agreement or term less restrictive, (I) implemented or announced any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions which would trigger notice requirements under the WARN Act, or (J) hired, engaged, or terminated (other than for cause) the employment or engagement of any Service Provider whose annual total cash compensation exceeds (or, in the case of hiring, would be expected to exceed) $500,000;

(xiii) disclosed any trade secrets and any other confidential information relating to the businesses of Omnitracs or DealerSocket (other than pursuant to a written confidentiality agreement with provisions restricting the use and disclosure of such trade secrets and confidential information);

(xiv) failed to take any action required to maintain any material insurance policies in force (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application), or take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage, (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or in application, (iii) actions in the Ordinary Course of Business, or (iv) actions set forth on Section 4.6(b)(xiv) of the applicable Disclosure Letter);

(xv) amended or otherwise modified in any material respect any existing material risk management procedures or material compliance procedures or policies in a manner that would loosen restrictions on monitoring such business, other than in the Ordinary Course of Business to ease administrative burdens;

(xvi) entered into any agreement that materially limits, curtails or restricts the kinds of businesses which such Company or any of its Subsidiaries may conduct or the Persons with whom such Company or any of its Subsidiaries can compete;

(xvii) (1) made, changed or revoked any material election relating to Taxes, (2) entered into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consented to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 4.6 or Section 4.13 of the applicable Company Disclosure Letter (other than extensions resulting from the extension of the time to file any applicable Tax Return), (4) filed any amended material Tax Return, (5) failed to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) adopted or changed a method of accounting, (7) fail to pay any material amount of Tax as it becomes due, (8) entered into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (9) surrendered any right to claim any refund of a material amount of Taxes, (10) took any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment, or (11) deferred the payment of any Taxes (including withholding Taxes) pursuant to IRS Notice 2020-65 or any related or similar order or declaration from any Governmental Entity or Taxing Authority (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States); or

(xviii) agreed or committed to do any of the foregoing.

Section 4.7 Litigation and Liabilities.

(a) Except as set forth in Section 4.7 of the applicable Company Disclosure Letter, there are no, and since the Applicable Date there have been no Proceedings pending or, to the Knowledge of such Company, threatened against such Company or any of its Subsidiaries (including cease and desist letters and invitations to take a patent license and including any Proceedings that seek to restrain or prohibit or to obtain damages or other relief in connection with the Transactions) that, individually or in the aggregate, are reasonably likely to be material to such Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of such Company to consummate the Transactions. Neither such Company nor any of its Subsidiaries (i) is a party to or subject to the provisions of any Order or (ii) has been notified by any Governmental Entity in writing to the effect that such Governmental Entity is contemplating issuing or requesting any Order which in the cases of clauses (i) and (ii), individually or in the aggregate, is reasonably likely to be material to such Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of such Company to consummate the Transactions.

(b) Such Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of such Company, other than liabilities and obligations (i) set forth in such Company’s consolidated balance sheet (and the notes thereto) included in the Financial Statements of such Company, (ii) incurred in the Ordinary Course of Business since January 1, 2021 (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law), (iii) incurred in connection with the transactions or agreements contemplated by this Agreement, or (iv) in connection with any Permitted Lien.

Section 4.8 Employee Benefits.

(a) Section 4.8(a) of the applicable Company Disclosure Letter sets forth an accurate and complete list of each material Benefit Plan of such Company or any of its Subsidiaries. True and complete copies of all material Benefit Plans (other than any Benefit Plan mandated by applicable Law outside of the United States) of such Company or any of its Subsidiaries listed on Section 4.8(a) of the applicable Company Disclosure Letter have been made available to the Buyer (or, with respect to any unwritten material Benefit Plan, a written summary thereof). To the extent applicable, with respect to each material Benefit Plan (other than any material Benefit Plan that is maintained primarily for Service Providers working outside of the United States (each a “Non-U.S. Benefit Plan”)), such Company has made available to the Buyer true, correct and complete copies of (i) the most recent annual report on Form 5500 required to have been filed with the Department of Labor for each such Benefit Plan, including all schedules thereto; (ii) the most recent determination, advisory, or opinion letter, if any, from the Internal Revenue Service (“IRS”) for any such Benefit Plan that is intended to qualify pursuant to Section 401(a) of the Code; (iii) the most recent summary plan descriptions and any summaries of material modifications provided to participants; (iv) any current related trust agreements or insurance contracts; and (v) any notices since the Applicable Date to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Entity relating to any compliance issues in respect of any such Benefit Plan.

(b) Each Benefit Plan of such Company or any of its Subsidiaries has been established, maintained and administered in compliance with its terms and ERISA, the Code and other applicable Laws, except as would not, individually or in the aggregate, be reasonably likely to be material to such Company and its Subsidiaries, taken as a whole. Each Benefit Plan that is subject to ERISA (an “ERISA Plan”) of the Company or any of its Subsidiaries that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code is so qualified and either has received a favorable and currently effective determination letter from the IRS or is based on a pre-approved plan that has received an opinion or advisory letter from the IRS on which it is entitled to rely, and to the Knowledge of such Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan. Neither such Company nor any of its Subsidiaries or, to the Knowledge of such Company, any of their respective directors, officers, employees or agents, has engaged in a transaction with respect to any ERISA Plan that is reasonably likely to subject such Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) Each Non-U.S. Benefit Plan of such Company and its Subsidiaries has been established, maintained and administered in compliance with its terms and with the requirements prescribed by any applicable Laws except as would not, individually or in the aggregate, be reasonably likely to be material to such Company and its Subsidiaries, taken as a whole. With respect to each Non-U.S. Benefit Plan of such Company and its Subsidiaries intended to qualify for special tax treatment, to the Knowledge of such Company, nothing has occurred that would adversely affect the special tax qualification of such plan.

(d) Neither such Company nor any of its ERISA Affiliate has, during the prior six years, maintained, been a participating employer in, contributed to (or been obligated to contribute to), or otherwise has any current or contingent liability or obligation in respect of a plan that is subject to Section 412 or 302 of the Code or Title IV of ERISA.

(e) Neither such Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” (as defined in Section 4063 of ERISA). Neither such Company nor any ERISA Affiliate has any liability on account of a violation of the continuation coverage requirements under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or similar state Law (“COBRA”).

(f) No Benefit Plan of such Company or any of its Subsidiaries provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by COBRA. No Company or any of its Subsidiaries has ever maintained, nor has any liability with respect to, a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA).

(g) As of the date hereof, there is no material pending or, to the Knowledge of such Company, threatened Proceedings relating to the Benefit Plans of such Company or any of its Subsidiaries, other than routine claims for benefits. There is no audit, inquiry or examination pending or, to the Knowledge of such Company, threatened by the IRS or the Department of Labor or any other Governmental Entity with respect to any Benefit Plan of such Company or any of its Subsidiaries.

(h) Each Benefit Plan of such Company or any of its Subsidiaries that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered, operated and maintained according to the requirements of Section 409A of the Code, and no Company has been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. Such Company and each of its Subsidiaries have complied in all respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended, including offering qualifying health coverage to all full-time employees since January 1, 2015.

(i) None of the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the Transactions will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) becoming due (other than severance pay required by any Law) by such Company or any of its Subsidiaries; (ii) materially increase any benefits otherwise payable under any Benefit Plan of such Company or any of its Subsidiaries; (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Benefit Plan of such Company or any of its Subsidiaries or (iv) limit or restrict the right of the Buyer, such Company or any of their Subsidiaries to merge, amend or terminate any Benefit Plan on or after the Closing. No payment or benefit that will be made by such Company or any Subsidiary will be an “excess parachute payment” within the meaning of Section 280G of the Code, and neither such Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any Tax.

Section 4.9 Compliance with Laws; Licenses. The businesses of each of such Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any Laws and, to the Knowledge of such Company, no notice has been received by such Company from any Governmental Entity or any other Person alleging a violation of any such Laws, except for violations that, individually or in the aggregate, are not reasonably likely to be material to such Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of such Company to consummate the Transactions. Except with respect to filings under the HSR Act, no investigation or review by any Governmental Entity with respect to such Company or any of its Subsidiaries is pending or, to the Knowledge of such Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews, the outcome of which is not, individually or in the aggregate, reasonably likely to be material to such Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of such Company to consummate the Transactions. Such Company and each of its Subsidiaries has obtained and is in compliance with all Permits and Orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except those the absence of which, individually or in the aggregate, are not reasonably likely to be material to such Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of such Company to consummate the Transactions.

Section 4.10 Material Contracts.

(a) Section 4.10(a) of the applicable Company Disclosure Letter lists all of the Material Contracts to which such Company or any of its Subsidiaries is a party and which are currently in effect as of the date hereof.

(b) Such Company has made available to Buyer a copy of each Material Contract (or, with respect to any unwritten Material Contract, a written summary thereof). Each of the Material Contracts is valid and binding on such Company or its Subsidiaries and, to the Knowledge of such Company, each other party thereto, and is in full force and effect, and is enforceable against each such party in accordance with its terms, except, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. None of such Company, its Subsidiaries or, to the Knowledge of such Company, any other party is in default under, material breach of or violation of any Material Contract, in each case except for such defaults, breaches and violations or that, individually or in the aggregate with other such defaults, breaches and violations, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of such Company to consummate the Transactions.

Section 4.11 Real Property. Except for such matters that, individually or in the aggregate, are not reasonably likely to be material to such Company and its Subsidiaries, taken as a whole: (a) such Company and its Subsidiaries has a valid leasehold interest in Leased Real Property, other land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit such Company and its Subsidiaries to conduct their business as currently conducted, free and clear of all Liens (other than Permitted Liens) and (b) there is no pending or, to the Knowledge of such Company, threatened appropriation, condemnation, eminent domain or similar Proceeding, or sale or other disposition in lieu of condemnation, affecting the any Owned Real Property of such Company or any of its Subsidiaries or, to the Knowledge of such Company, any Leased Real Property of such Company or any of its Subsidiaries. No Company or any of its Subsidiaries owns any Owned Real Property.

Section 4.12 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to be material to such Company and its Subsidiaries, taken as a whole: (a) such Company and its Subsidiaries are, and since the Applicable Date have been, in compliance with applicable Environmental Laws; (b) such Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Law for the operation of the business as presently conducted; (c) neither such Company nor any Subsidiary has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law during the past two years, or prior to that time if the matter has not been resolved; (d) there are no Orders outstanding, or any Proceedings pending or, to the Knowledge of such Company, threatened, concerning compliance by, or liability of, such Company or any Subsidiary with or under any Environmental Law, and (e) there has been no Release of any Hazardous Substance at, on, under, to or from any property currently or formerly owned, leased, operated or utilized by such Company or any Subsidiary that would reasonably be expected to give rise to a Liability of such Company or any subsidiary. Such Company has made available to Buyer all material environmental assessments, audits, investigations, or other evaluations in its possession or reasonable control relating to the operations of, or the real property owned, leased or operated by, such Company or any Subsidiary.

Section 4.13 Taxes.

(a) Such Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them, and all such filed Tax Returns are complete and accurate in all material respects and have been prepared in compliance with all applicable Laws; (ii) have paid all material Taxes due and payable (whether or not shown as due and payable on any Tax Return) and withheld such material amounts as they are obligated to withhold from amounts owing to any employee, independent contractor, creditor, customer, shareholder or third party; and (iii) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency. The DealerSocket Interim Financial Statements and Omnitracs

Interim Financial Statements, as applicable, reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but not then payable by such Company and its Subsidiaries through the date of such financial statements. There are no Liens for material Taxes upon the assets of such Company or any of its Subsidiaries other than Permitted Liens.

(b) Except as set forth in Section 4.13(b) of the applicable Company Disclosure Letter, there are not pending or, to the Knowledge of such Company, threatened in writing, any audits (or other similar proceedings initiated by a Governmental Entity) in respect of Taxes or Tax matters to which such Company or Subsidiary is a party. No such Company or any of its Subsidiaries has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against such Company or any of its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(c) There are no unresolved written claims by a Governmental Entity in a jurisdiction where such Company or any of its Subsidiaries does not file Tax Returns that such Company or such Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction.

(d) Neither such Company nor any of its Subsidiaries will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) beginning after the Closing Date (determined with and without regard to the Transactions) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Law); (ii) a disposition occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Law); (iii) any prepaid amounts received or deferred revenue realized, accrued or received, in each case, outside the Ordinary Course of Business on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) as a result of application of Code Section 965 or any similar provision of U.S. state or local or non-U.S. Tax Law.

(e) Neither such Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code (or any similar provision of state, local or foreign Tax Law) in the past two years.

(f) Neither such Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(g) Neither such Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation, other than any customary commercial agreement or obligation entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes; (ii) is or has been a member of a group (other than a group the common parent of which is such Company or one of its Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar Income Tax Return; or (iii) has any liability for the Taxes of any Person other than such Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Tax Law) as a transferee or successor, or otherwise by operation of law.

(h) Such Company has made available to the Buyer correct and complete copies of (i) all income and other Tax Returns of such Company and each of its material operating Subsidiaries for the three preceding taxable years and (ii) any audit report issued within the last three years relating to Taxes of such Company or its material operating Subsidiaries. The Income Tax Returns made available to the Buyer reflect all of the jurisdictions in which such Company and its Subsidiaries are required to remit material amounts of Income Tax.

(i) No private letter rulings, technical advice memoranda or similar rulings or agreements (“Rulings”) have been issued or entered into by any Taxing Authority in the last three years with respect to such Company or any of its Subsidiaries except as set forth on Section 4.13(i) of the applicable Company Disclosure Letter. Such Company and its Subsidiaries as applicable have complied in all respects with the requirements of any such Rulings and any such Rulings are valid and will be respected by the applicable Taxing Authority.

(j) No such Company or any of its Subsidiaries (i) has or has had in the last three years an office, permanent establishment, branch, agency or taxable presence outside the jurisdiction of its organization or (ii) is or has been in the last three years a resident for Tax purposes in any jurisdiction outside the jurisdiction of its organization.

(k) Neither such Company nor any of its Subsidiaries have (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

(l) Omnitracs is classified as a partnership for all applicable income Tax purposes.

(m) To the Knowledge of such Company, neither such Company nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 4.14 Labor Matters.

(a) Section 4.14 of the applicable Company Disclosure Letter sets forth an accurate and complete list of any collective bargaining agreement or other agreement with a labor union or like organization (each, a “Collective Bargaining Agreement”) that such Company or any of its Subsidiaries is a party to or otherwise bound by. To the Knowledge of such Company, as of the date of this Agreement there are no activities or proceedings of any labor or trade union to organize any employees of such Company or any of its Subsidiaries with regard to their employment with such Company or any of its Subsidiaries, and, to the Knowledge of such Company, no such activities or proceedings have occurred since the Applicable Date. As of the date of this Agreement, no Collective Bargaining Agreement is being negotiated by such Company or any of its Subsidiaries. As of the date of this Agreement, there is no strike, material dispute, lockout, slowdown, or work stoppage against such Company or any of its Subsidiaries pending or, to the Knowledge of such Company, threatened directly against such Company or any of its Subsidiaries, and no such labor disputes have occurred since the Applicable Date.

(b) Except for such matters that, individually or in the aggregate, are not reasonably likely to be material to such Company and its Subsidiaries, taken as a whole, such Company and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to employment, including Laws relating to discrimination, hours of work and the payment of wages or overtime wages, classification of employees and independent contractors, health and safety, layoffs and plant closings and collective bargaining.

(c) None of the execution and delivery of this Agreement by any Company, the performance by any Company of its obligations of this Agreement or the consummation of the Transactions will entitle any labor union, works council or other labor organization to any information, consent, bargaining or other rights with respect to the Transactions.

(d) Such Company and each of its Subsidiaries is, and has been since January 1, 2018, in material compliance with the United States Worker Adjustment and Retraining Notification Act (“WARN”) and any similar or comparable applicable foreign, state, or local law pertaining to facility closings and mass layoffs and has no material liabilities thereunder. Neither such Company nor any of its Subsidiaries has engaged in any plant closings or mass layoffs (as defined in WARN) or similar actions under applicable foreign, state or local law that would reasonably be expected to cause the Buyer or any of its Affiliates to have any material liability or other material obligation at or following the relevant Effective Time based solely on the actions of such Company or any of its Subsidiaries prior to the Closing Date.

(e) Except as set forth in Section 4.14(e) of the applicable Company Disclosure Letter, none of the Company or any of its Subsidiaries is party to a settlement agreement with a current or former officer, director, employee or independent contractor of any of the Company or its Subsidiaries resolving allegations of sexual harassment or misconduct by either (i) an officer or director of the Company or any of its Subsidiaries or (ii) an employee in a management role at the Company or any of its Subsidiaries. There are no, and in the last three years there have not been any, Proceedings pending or, to the Knowledge of such Company, threatened, against the Company or any of its Subsidiaries, in each case, involving allegations of sexual harassment or misconduct by an employee in a management role at the Company or any of its Subsidiaries.

(f) There is no material unfair labor practice charge, labor arbitration or other employment- or service-related claims or Proceedings pending, or to the Knowledge of such Company, threatened against the Company or any of its Subsidiaries with respect to its current or former employees, consultants or independent contractors.

(g) Neither the Company nor any of its Subsidiaries owes any material sums to any employee, independent contractor or consultant other than for reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year and neither the Company nor any of its Subsidiaries has any outstanding, undischarged material liability to pay to any Governmental Entity in any jurisdiction any contribution, Tax or other material payments due in connection with the employment or engagement of any employee.

Section 4.15 Intellectual Property, Data Privacy and Data Security.

(a) Section 4.15 of the applicable Company Disclosure Letter lists all (i) Patents, (ii) Trademarks and (iii) Copyrights, in each case, included in the Company Intellectual Property and that are the subject of a registration or a pending application for registration (collectively, the “Registered Intellectual Property”), including for each item of Registered Intellectual Property: (x) the record owner of such item, and, if different, the legal owner and beneficial owner of such item; (y) the jurisdiction in which such item is issued, registered or pending; and (z) the issuance, registration or application date and number of such item. The Registered Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment or decree adversely affecting such Company’s or its Subsidiaries’ use thereof or rights thereto. Such Company or one of its Subsidiaries exclusively own the Company Intellectual Property, free and clear of all liens other than Permitted Liens.

(b) Except as set forth in Section 4.15(b) of the applicable Company Disclosure Letter, (i) Since the Applicable Date, neither such Company nor any of its Subsidiaries nor the products and services of such Company and its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any third party, (ii) since the Applicable Date, neither such Company nor any of its Subsidiaries has received any written or, to the Knowledge of such Company, unwritten claim: (x) contesting the validity, use, ownership, enforceability, patentability or registrability of any Registered Intellectual Property; (y) alleging any infringement, misappropriation or other violation of the Intellectual Property rights of any third party, or (z) inviting such Company or its Subsidiaries to take a license under any Intellectual Property rights, and (iii) to the Knowledge of such Company, no Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property rights.

(c) Such Company and its Subsidiaries have taken reasonable best measures to protect the confidentiality of the trade secrets and other confidential information included in the Company Intellectual Property and, such trade secrets and other confidential information have not been disclosed to any Person except pursuant to written non-disclosure agreements.

(d) The Software, solutions, products or services of such Company and its Subsidiaries, (i) conform in all material respects to all documentation and written specifications for their use and operate in compliance with all service level agreements, (ii) are fully operational, functional and substantially free of bugs, defects, errors, viruses and other contaminants (including code designed or intended to have, any of the following functions: disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or damaging or destroying any data or file without the user’s consent), and (iii) have not been subject to a recall or material customer complaints.

(e) The use, distribution, hosting and licensing of Software included in the Owned Intellectual Property of the Company and its Subsidiaries (“Company Software”) in the business of such Company and its Subsidiaries do not violate any license terms of any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or any software that contains or is derived from any such software (“Open Source

Software”) and such Company and its Subsidiaries have all rights in each item of Open Source Software needed for such Company and its Subsidiaries to conduct the business of such Company and its Subsidiaries without violation of any license terms pertaining to such Open Source Software. No Company Software contains, is derived from, is distributed with or is being or was developed using Open Source Software that is licensed under any terms that: (i) impose or could impose a requirement or condition that any Company Software or part thereof: (x) be disclosed or distributed in source code form; (y) be licensed for the purpose of making modifications or derivative works; or (z) be redistributable at no charge; or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of such Company or its Subsidiaries to use or distribute any Company Software.

(f) Each Person who is or was involved in the creation or development of any Company Software or other material Company Intellectual Property on behalf of such Company or its Subsidiaries has signed a written, valid and enforceable agreement containing: (i) an irrevocable assignment to such Company or its Subsidiary, as applicable, of all such Company Intellectual Property; and (ii) confidentiality provisions protecting such Company Intellectual Property. To Knowledge of such Company, no such Person is in breach of any such agreement.

(g) Neither such Company nor any of its Subsidiaries has delivered, licensed or made available to any escrow agent or other Person who is not, as of the date hereof, an employee of such Company or its Subsidiaries any Company Software. Neither such Company nor any of its Subsidiaries has any duty or obligation to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, result in such Company or any of its Subsidiaries’ delivery, license or disclosure of the source code for any Company Software to any other Person.

(h) Such Company and its Subsidiaries own or have a valid and enforceable written license to use, all Company Intellectual Property (as currently used in the business of such Company and its Subsidiaries) and the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated thereby do not and will not contravene, conflict with, alter or impair any such rights. No funding, facilities or personnel of any Governmental Entity or any university, research or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property of such Company or its Subsidiaries.

(i) Neither such Company nor any of its Subsidiaries has made any submission or suggestion to, nor is subject to any Contract with, any standards body or other similar entity that would obligate such Company or any of its Subsidiaries to grant licenses to or otherwise impair or limit its control of its Intellectual Property Rights.

(j) Except as would not reasonably be likely to have a Company Material Adverse Effect, such Company and its Subsidiaries are in compliance with all applicable Laws and all industry standards and best practices with respect to the integrity, operation, redundancy, disaster recovery and security of their information technology assets and systems, and except as set forth in Section 4.15(j) of the applicable Company Disclosure Letter, since the Applicable Date there have been no material (actual or attempted) breaches, outages, corruptions, interruptions or violations of (or deletions or damages to) same.

(k) Such Company has implemented and maintains an Information Security Program, and there have been no material violations of the Information Security Program. Such Company has tested its Information Security Program on a no less than annual basis; remediated all critical, high and medium risks and vulnerabilities; and the Information Security Program has proven sufficient and compliant with Data Privacy Requirements in all material respects. The IT systems currently used by such Company are in good working condition, do not contain any malicious code or defect, and operate and perform as necessary to conduct the business of such Company.

(l) Such Company and, with respect to the Processing of Company Data, its data processors comply and have complied at all times with Company Privacy Policies and the Data Privacy Requirements. To the extent required by Data Privacy Requirements, Company Privacy Policies, or reasonable security practices for the Company Data, (i) Personal Information is processed by such Company and its data processors in an encrypted manner, and (ii) Personal Information is securely deleted or destroyed by such Company and its data processors.

(m) Such Company and, to the Knowledge of such Company, its data processors have not suffered a Security Incident, have not been required to notify any Person or Governmental Entity of any Security Incident, and have not been adversely affected by any malicious code or denial-of-service attacks on any IT systems. Neither such Company nor any third party acting at the direction or authorization of such Company has paid any perpetrator of any actual or threatened Security Incident or cyber attack, including, but not limited to a ransomware attack or a denial-of-service attack. Such Company has not received a written notice (including any enforcement notice), letter, or complaint from a Governmental Entity or any Person alleging noncompliance or potential noncompliance with any Data Privacy Requirements or Company Privacy Policies and has not been subject to any proceeding relating to noncompliance or potential noncompliance with Data Privacy Requirements or such Company’s Processing of Personal Information. Such Company is not in breach or default of any contracts relating to its IT systems or to Company Data and does not transfer Personal Information internationally except where such transfers comply with Data Privacy Requirements and Company Privacy Policies. Such Company maintains, and has maintained, cyber liability insurance with reasonable coverage limits.

Section 4.16 Anti-Corruption Compliance.

(a) None of such Company, any of its Subsidiaries, officers, directors, employees or, to the Knowledge of such Company, any agents or other person acting on behalf of any of the foregoing has, since January 1, 2016, taken any action that would cause any of the foregoing to be in violation of any provision of the United States Foreign Corrupt Practices Act (the “FCPA”), the UK Bribery Act 2010 or any applicable anti-money laundering law or law enacted pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials.

(b) None of such Company, any of its Subsidiaries, officers, directors, employees or, to the Knowledge of such Company, any agents or other person acting on behalf of the foregoing has, since January 1, 2016, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to any officer, employee, agent, or any other person acting in an official capacity for any Governmental Entity (each, a “Government Official”), or to any other person under circumstances where such Company, any of its Subsidiaries, or any of their officers, directors, agents, employees, or persons acting on behalf of any of the foregoing knew or had reason to know that all or a portion of such money or thing of value would be offered, promised, or given, directly or indirectly, to any Government Official, for the purpose of (i) influencing any act or decision of such Government Official in his or her official capacity; (ii) inducing such Government Official to do, or omit to do, any act in relation to his or her lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, in each case in order to assist such Company, any of its Subsidiaries, or any of their officers, directors, agents, employees, or persons acting on behalf of any of the foregoing in obtaining or retaining business for or with, or directing business to, any person.

(c) None of such Company, any of its Subsidiaries, officers, directors, employees or, to the Knowledge of such Company, any agents or other person acting on behalf of any of the foregoing has, since January 1, 2016, made, offered, authorized, or received any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of the FCPA, the UK Bribery Act 2010, or any other applicable anti-corruption laws.

(d) Such Company and its Subsidiaries have anti-corruption compliance programs reasonably designed to detect violations of anti-corruption laws that include, at a minimum, policies, procedures, and training intended to enhance awareness of and compliance with anti-corruption laws.

(e) Without limiting the foregoing, since January 1, 2016, there have been no Proceedings, or to the Knowledge of such Company, any threatened Proceedings with respect to compliance with anti-corruption laws.

Section 4.17 Economic Sanctions Compliance.

(a) Such Company and each of its Subsidiaries are and, since January 1, 2016 have been in compliance with all applicable Sanctions and economic sanctions laws and regulations, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”).

(b) Except as set forth in Section 4.17(b) of the applicable Company Disclosure Letter, none of such Company or its Subsidiaries is now knowingly engaging in, nor since January 1, 2016 has engaged in, any dealings or transactions with (i) any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions, or (ii) any person in Cuba, Iran, Sudan, Syria, North Korea, or the Crimea region of Ukraine.

(c) Without limiting the foregoing, since January 1, 2018, there have been no claims or investigations, nor are there any pending, or to the Knowledge of such Company, any threatened claims or investigations, by any governmental agency or regulatory authority of potential violations against such Company or any of its Subsidiaries with respect to compliance with Sanctions.

Section 4.18 Export Controls Compliance.

(a) Such Company and each of its Subsidiaries has, since January 1, 2018, conducted its export transactions in material accordance with all applicable United States export and re-export control laws, economic sanctions laws, and all other applicable export control laws in other countries in which such Company and its Subsidiaries conduct business (collectively, “Export Control Laws”).

(b) To the Knowledge of such Company, as of the date of this Agreement, there are no pending or threatened legal or regulatory enforcement proceedings against such Company or any of its Subsidiaries alleging a violation of any of the Export Control Laws.

(c) No licenses or approvals pursuant to any Export Control Laws are necessary for the transfer of any export licenses or other export approvals to the Buyer or any of the Surviving Entities in connection with the consummation of the Transactions, except for any such licenses or approvals the failure of which to obtain would not, individually or in the aggregate, be reasonably be likely to have a Company Material Adverse Effect.

Section 4.19 Insurance. All material errors and omissions, fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage and other insurance policies (“Insurance Policies”) maintained by such Company or any of its Subsidiaries are in full force and effect and all premiums due with respect to all Insurance Policies have been paid as of the date of this Agreement and such Company and its Subsidiaries are not in breach or default with respect to its obligations under such Insurance Policies, except as would not, individually or in the aggregate, be reasonably be likely to have a Company Material Adverse Effect.

Section 4.20 Brokers and Finders. Except as disclosed on Section 4.20 of the applicable Company Disclosure Letter, there are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by such Company or any of its Subsidiaries.

Section 4.21 Related Person Transaction. Except (a) as set forth in Section 4.21 of the applicable Company Disclosure Letter, (b) advances to employees, officers and directors for expenses incurred in the Ordinary Course of Business, (c) employment agreements with any employee, officer or consultant of such Company or any of its Subsidiaries, or (d) any benefits under any Employee Benefit Plan, there are no transactions or Contracts, or series of related transactions or Contracts (each, a “Company Related Party Transaction”), between any Related Person of such Company, on the one hand, and such Company or any of its Subsidiaries, on the other hand and no Related Person of such Company has any material interest in any material asset owned or leased by such Company or any of its Subsidiaries or used in connection with the business of such Company and its Subsidiaries.

Article V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to the Omnitracs Blockers and the Companies to enter into this Agreement and consummate the Transactions, the Buyer represents and warrants to the Omnitracs Blockers and each Company, as of the date of this Agreement (except, with respect to such representations and warranties that by their terms speak specifically as of another date, which shall be given as of such date), and except as set forth in the applicable section of the Solera Disclosure Letter, as follows:

Section 5.1 Organization, Good Standing and Qualification. Buyer is a legal entity duly organized, validly existing and (to the extent such concept exists in the jurisdiction where such entity is organized) in good standing under the Laws of its respective jurisdiction of organization. Each of Buyer’s Subsidiaries is a legal entity duly organized, validly existing and (to the extent such concept exists in the jurisdiction where such entity is organized) in good standing under the Laws of its respective jurisdiction of organization, except where the failure to be so organized or in good standing, are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect. Buyer and each of Buyer’s Subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be in good standing, is not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect. Buyer and each of its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties, rights and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect. Buyer has made available to each Company complete and correct copies of Buyer’s Governing Documents, in each case as in effect on the date of this Agreement.

Section 5.2 Capitalization.

(a) The authorized and outstanding Equity Securities of Buyer as of the date of the Agreement, including the name, class and number of equity securities held by each equityholder thereof, is set forth on Section 4.2(a) of the Solera Disclosure Letter. All of the outstanding shares of capital stock of Buyer have been duly authorized and are validly issued, fully paid and nonassessable. No shares of Buyer are held by any Subsidiary of Buyer.

(b) As of the date of this Agreement, except as set forth on Section 4.2(b) of the Solera Disclosure Letter and, there are no shares of Buyer reserved for issuance.

(c) Each of the outstanding Equity Securities of each of Buyer’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Buyer or by a direct or indirect wholly owned Subsidiary of Buyer, free and clear of any Lien. Except as set forth on Section 4.2(a) of the Solera Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, puts, commitments or rights of any kind that obligate Buyer or any of its Subsidiaries to issue, repurchase, redeem, acquire or sell any shares of capital stock or other equity securities of Buyer or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of Buyer or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Buyer does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with Buyer’s stockholders on any matter. Neither Buyer nor any of its Subsidiaries has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which Buyer or any of its Subsidiaries is a party in connection with the offer, sale or issuance of any of its Equity Securities.

(d) Except as set forth on Section 5.2(e) of the Solera Disclosure Letter, there are no voting trusts, proxies, or other Contracts with respect to the voting of any capital stock of Buyer or any of its Subsidiaries, and there are no Contracts to which the Buyer or any Subsidiary is a party relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, co-sale rights or “drag-along” rights) of Buyer.

(e) Each Merger Sub (i) has been or will be formed solely for the purpose of executing and delivering this Agreement and/or the Ancillary Agreements and consummating the Transactions or thereby (as applicable); (ii) is, or when formed will be, and at all times prior to the Closing will be, directly or indirectly, wholly-owned by the Buyer; (iii) has not engaged in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement and/or the Ancillary Agreements and the consummation of the Transactions or thereby (as applicable); (iv) other than its Governing Documents, this Agreement and any Ancillary Agreement (as applicable) such Person is not party to or bound by any Contract, commitment or Order; or (v) other than the performance of its obligations under its Governing Documents, this Agreement and/or any Ancillary Agreement (as applicable), such Person, has no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP.

(f) Upon issuance and delivery of the shares of the Solera Common Stock at the Closing, such Solera Common Stock will (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights and (iv) be issued to Sellers with good and valid title, free and clear of any Liens, other than Securities Liens and Liens under the Ancillary Agreements.

Section 5.3 Authorization. Buyer has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and each such Ancillary Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes, and the other agreements contemplated hereby upon execution and delivery by Buyer will each constitute, a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Buyer and its Subsidiaries are not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding. On or prior to the execution of this Agreement, the board of directors of Buyer has unanimously approved this Agreement, each Ancillary Agreement to which it is a party and the transactions contemplated hereby and thereby, authorized Buyer to perform its obligations hereunder and thereunder and declared it advisable and in the best interests of Buyer and its equityholders to enter into this Agreement, each Ancillary Agreement to which it is a party and the transactions contemplated hereby and thereby.

Section 5.4 Governmental Filings and Approvals; No Violations.

(a) Other than the filings, reports, approvals and/or notices (i) pursuant to Article II or the HSR Act, (ii) under foreign or state securities or “blue sky” laws, or (iii) identified in Section 4.4 of the Solera Disclosure Letter, no notices, reports or other filings are required to be made by Buyer with, nor are any Consents or Permits required to be obtained by Buyer from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by Buyer and the consummation by Buyer of the r transactions contemplated hereby and thereby, except those the failure of which to make or obtain are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect or prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.

(b) The execution, delivery and performance of this Agreement and each Ancillary Agreement by Buyer do not, and the consummation by Buyer of the transactions contemplated hereby and thereby will not (i) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (A) the Governing Documents of Buyer or any of its Subsidiaries or (B) any Material Contract that Buyer is party to, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect; or (ii) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity under the provisions of any law, statute, rule, regulation, judgment, order or decree (except for any such actions required by the HSR Act or any other Antitrust Law), except where the failure to give notice, to file, or to obtain any authorization, consent, approval, exemption, action or notice would not individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect.

Section 5.5 Financial Statements.

(a) Section 4.5 of the Solera Disclosure Letter contains true and correct copies of the Solera Audited Financial Statements and Solera Interim Financial Statements.

(b) Each of the Solera Audited Financial Statements is accurate and complete in all material respects and presents fairly in all material respects the financial condition, statements of operations, stockholders’ equity, and cash flows of Buyer and its Subsidiaries (taken as a whole) throughout the periods covered thereby and the Solera Audited Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated and fairly present, in all material respects, the consolidated financial position, statements of operations, stockholders’ equity, and cash flows of Buyer and its Subsidiaries and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries at the respective dates thereof and the Solera Interim Financial Statements have been prepared in accordance with past practices of such Company (except that the Solera Interim Financial Statements are subject to normal year-end adjustments and reclassifications (the effect of which adjustments and reclassifications are not material whether individually or in the aggregate) and lacks footnote disclosure and other presentation items (none of which if presented would materially differ in amount or nature from those included in the Solera Audited Financial Statements)) and fairly present, in all material respects, the consolidated financial position of such Company and its Subsidiaries at the respective dates thereof. There are no material off-balance-sheet transactions, arrangements, obligations or relationships attributable to Buyer or its Subsidiaries.

(c) Buyer has established and maintains systems of internal accounting controls reasonably believed by the management thereof to provide reasonable assurances that all transactions are recorded as necessary to permit the preparation of the Solera Audited Financial Statements in accordance with GAAP and to maintain proper accountability for items. Neither Buyer nor any of its Subsidiaries have received or otherwise was or have become aware of any material written complaint, allegation or claim regarding the accounting, audit or review practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or any of their respective internal accounting controls or Buyer’s or any of its Subsidiaries’ internal accounting controls, including any material written complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting, review or audit practices, to the extent such complaint, allegation or claim was made, or remained unresolved at any time, on or after January 1, 2018.

Section 5.6 Absence of Certain Changes.

(a) Other than in connection with the Transactions, since January 1, 2021 and through the date of this Agreement, Buyer and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the Ordinary Course of Business of Buyer and its Subsidiaries. Since January 1, 2021 and through the date of this Agreement, there has not been any Buyer Material Adverse Effect attributable to Buyer.

(b) Except as expressly contemplated by this Agreement or the Ancillary Agreements or in connection with the Transactions, as set forth on Section 4.6 of the Solera Disclosure Letter or in response to any COVID-19 Measure, since January 1, 2021 through the date of this Agreement, neither Buyer nor any of its Subsidiaries has taken any of the following actions:

(i) amended or otherwise modified any of its Governing Documents;

(ii) made any material changes to its accounting policies, methods or practices, other than as required by GAAP, applicable Law or any Governmental Entity with competent jurisdiction;

(iii) sold, issued, redeemed, assigned, transferred, pledged (other than in connection with existing credit facilities), conveyed or otherwise disposed of (x) any of its Equity Securities or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating it to issue, deliver or sell any of its Equity Securities;

(iv) declared, made or paid any dividend or other distribution or return of capital (whether in cash or in kind) to any of its equityholders;

(v) adjusted, split, combined or reclassified any of its Equity Securities;

(vi) (x) incurred, assumed, guaranteed or otherwise became liable for (whether directly, contingently or otherwise) any indebtedness for borrowed money (other than, prior to the Closing, (A) additional indebtedness for borrowed money under existing credit facilities incurred in the Ordinary Course of Business, (B) capital leases entered into in the Ordinary Course of Business, and (C) other indebtedness for borrowed money not to exceed $2,000,000 in the aggregate), (y) made any advances or capital contributions to, or investments in, any Person, or (z) supplemented, amended or modified in any material respect any indebtedness for borrowed money;

(vii) committed to, authorized or entered into any agreement in respect of, any capital expenditure (or series of commitments to make such capital expenditures), other than capital expenditures in an amount not to exceed $5,000,000;

(viii) (x) entered into any material amendment, supplemented or terminated (other than an expiration in accordance with the terms thereof) or waived compliance with any material term of any Material Contract or enter into any Contract that if entered into prior to the date hereof would be a Material Contract, in each case other than in the Ordinary Course of Business or (y) entered into, amended, supplemented or waived compliance with any material term of any Company Related Party Transaction;

(ix) other than assets acquired from vendors in the Ordinary Course of Business, acquired the business, properties or assets of another Person, except, in each case, for acquisitions for which consideration in an aggregate amount (for all such acquisitions) is not greater than $1,000,000 and the consideration for which is payable only in cash, so long as, based upon the advice of the accountants of such Company, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by GAAP (whether through merger, consolidation, share exchange, business combination or otherwise);

(x) adopted or effected any merger, plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets (including any Company Intellectual Property) owned by, or leased or licensed to, such Company or any Subsidiary of any Company, except for Permitted Liens;

(xi) compromised, commenced or settled any pending or threatened Proceeding (A) that involves payments (exclusive of attorney’s fees) by the Companies not covered by insurance in excess of $500,000 in any single instance or in excess of $2,000,000 in the aggregate, (B) that grants material injunctive or other equitable remedy against the Companies or (C) which imposes any material restrictions, after the Closing, on the operations of any Company or any Subsidiary of any Company;

(xii) except as required under the terms of any Employee Benefit Plan existing as of the date of this Agreement or in the Ordinary Course of Business (A) increased or decreased in any manner (including in respect of the terms and conditions related thereto) the compensation, benefits, bonus, severance or termination pay of any current or former Service Provider of such Company, other than annual merit increases, to any employee who earns less than $500,000 per annum, of no more than 10% to any such individuals in the Ordinary Course of Business and consistent with past practice, (B) other than in connection with any newly hired employees with annual base compensation (or annual base wages or fees) less than $500,000 who were hired to fill vacant positions in the Ordinary Course of Business, became a party to, establish, adopt, materially amend (other than as part of an annual renewal for health and/or welfare benefits; provided that such annual renewal does not materially increase the expense of maintaining such plan), commence participation in, or terminate any Employee Benefit Plan, (C) accelerated the vesting or lapsing of restrictions with respect to any equity or equity-based compensation or other long-term incentive compensation under any Employee Benefit Plan, (D) granted any new awards under any Employee Benefit Plan, (E) amended or modified any outstanding award under any Employee Benefit Plan, (F) entered into, amended or terminated any collective bargaining agreement, or recognize or certify any labor union, works council, labor organization or employee representative as the bargaining representative for any employees of any Company or their respective Subsidiaries, (G) forgave any loans to any employee or any director or individual consultants of DealerSocket or Omnitracs, as applicable, (H) terminated, modified, amended or waived any restrictive covenants agreement or any term thereof in order to make such agreement or term less restrictive, (I) implemented or announced any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions which would trigger notice requirements under the WARN Act, or (J) hired, engaged, or terminated (other than for cause) the employment or engagement of any Service Provider whose annual total cash compensation exceeds (or, in the case of hiring, would be expected to exceed) $500,000;

(xiii) disclosed any trade secrets and any other confidential information relating to the businesses of Omnitracs or DealerSocket (other than pursuant to a written confidentiality agreement with provisions restricting the use and disclosure of such trade secrets and confidential information);

(xiv) failed to take any action required to maintain any material insurance policies in force (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application), or take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage, (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or in application, (iii) actions in the Ordinary Course of Business, or (iv) actions set forth on Section 4.6(b)(xiv) of the applicable Disclosure Letter);

(xv) amended or otherwise modified in any material respect any existing material risk management procedures or material compliance procedures or policies in a manner that would loosen restrictions on monitoring such business, other than in the Ordinary Course of Business to ease administrative burdens;

(xvi) entered into any agreement that materially limits, curtails or restricts the kinds of businesses which such Company or any of its Subsidiaries may conduct or the Persons with whom such Company or any of its Subsidiaries can compete;

(xvii) (1) made, changed or revoked any material election relating to Taxes, (2) entered into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consented to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 4.6(b)(xvii) of the applicable Company Disclosure Letter (other than extensions resulting from the extension of the time to file any applicable Tax Return), (4) filed any amended material Tax Return, (5) failed to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) adopted or changed a method of accounting, (7) fail to pay any material amount of Tax as it becomes due, (8) entered into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (9) surrendered any right to claim any refund of a material amount of Taxes, (10) took any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment, or (11) deferred the payment of any Taxes (including withholding Taxes) pursuant to IRS Notice 2020-65 or any related or similar order or declaration from any Governmental Entity or Taxing Authority (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States); or

(xviii) agreed or committed to do any of the foregoing.

Section 5.7 Litigation and Liabilities.

(a) There are no, and since the Applicable Date there have been no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries (including cease and desist letters and invitations to take a patent license and including any Proceedings that seek to restrain or prohibit or to obtain damages or other relief in connection with the Transactions) that, individually or in the aggregate, are reasonably likely to be material to Buyer and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions. Neither Buyer nor any of its Subsidiaries (i) is a party to or subject to the provisions of any Order or (ii) has been notified by any Governmental Entity in writing to the effect that such Governmental Entity is contemplating issuing or requesting any Order which in the cases of clauses (i) and (ii), individually or in the aggregate, is reasonably likely to be material to Buyer and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.

(b) Buyer does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Buyer, other than liabilities and obligations (i) set forth in Buyer’s consolidated balance sheet (and the notes thereto) included in the Solera Audited Financial Statements, (ii) incurred in the Ordinary Course of Business since March 31, 2021 (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law), (iii) incurred in connection with the transactions or agreements contemplated by this Agreement, or (iv) in connection with any Permitted Lien.

Section 5.8 Employee Benefits.

(a) Section 4.8(a) of the Solera Disclosure Letter sets forth an accurate and complete list of each material Benefit Plan of Buyer or any of its Subsidiaries. True and complete copies of all material Benefit Plans (other than any Benefit Plan mandated by applicable Law outside of the United States) of Buyer or any of its Subsidiaries listed on Section 4.8(a) of the Solera Disclosure Letter have been made available to each Company (or, with respect to any unwritten material Benefit Plan, a written summary thereof). To the extent applicable, with respect to each material Benefit Plan (other than any Non-U.S. Benefit Plan), Buyer has made available to each Company true, correct and complete copies of (i) the most recent annual report on Form 5500 required to have been filed with the Department of Labor for each such Benefit Plan, including all schedules thereto; (ii) the most recent determination, advisory, or opinion letter, if any, from the IRS for any such Benefit Plan that is intended to qualify pursuant to Section 401(a) of the Code; (iii) the most recent summary plan descriptions and any summaries of material modifications provided to participants; (iv) any current related trust agreements or insurance contracts; and (v) any notices since the Applicable Date to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Entity relating to any compliance issues in respect of any such Benefit Plan.

(b) Each Benefit Plan of Buyer or any of its Subsidiaries has been established, maintained and administered in compliance with its terms and ERISA, the Code and other applicable Laws, except as would not, individually or in the aggregate, be reasonably likely to be material to Buyer and its Subsidiaries, taken as a whole. Each ERISA Plan of Buyer or any of its Subsidiaries that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code is so qualified and either has received a favorable and currently effective determination letter from the IRS or is based on a pre-approved plan that has received an opinion or advisory letter from the IRS on which it is entitled to rely, and to the Knowledge of Buyer, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan. Neither Buyer nor any of its Subsidiaries or, to the Knowledge of Buyer, any of their respective directors, officers, employees or agents, has engaged in a transaction with respect to any ERISA Plan that is reasonably likely to subject Buyer or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) Each Non-U.S. Benefit Plan of Buyer and its Subsidiaries has been established, maintained and administered in compliance with its terms and with the requirements prescribed by any applicable Laws except as would not, individually or in the aggregate, be reasonably likely to be material to Buyer and its Subsidiaries, taken as a whole. With respect to each Non-U.S. Benefit Plan of Buyer and its Subsidiaries intended to qualify for special tax treatment, to the Knowledge of Buyer, nothing has occurred that would adversely affect the special tax qualification of such plan.

(d) Neither Buyer nor any of its ERISA Affiliates has, during the prior six years, maintained, been a participating employer in, contributed to (or been obligated to contribute to), or otherwise has any current or contingent liability or obligation in respect of a plan that is subject to Section 412 or 302 of the Code or Title IV of ERISA.

(e) Neither Buyer nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” (as defined in Section 4063 of ERISA). Neither Buyer nor any ERISA Affiliate has any liability on account of a violation of the continuation coverage requirements under COBRA.

(f) No Benefit Plan of Buyer or any of its Subsidiaries provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by COBRA. Buyer has never maintained, nor has any liability with respect to, a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA).

(g) As of the date hereof, there is no material pending or, to the Knowledge of Buyer, threatened Proceedings relating to the Benefit Plans of Buyer or any of its Subsidiaries, other than routine claims for benefits. There is no audit, inquiry or examination pending or, to the Knowledge of Buyer, threatened by the IRS or the Department of Labor or any other Governmental Entity with respect to any Benefit Plan of Buyer or any of its Subsidiaries.

(h) Each Benefit Plan of Buyer or any of its Subsidiaries that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered, operated and maintained according to the requirements of Section 409A of the Code, and Buyer has not been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. Buyer and each of its Subsidiaries have complied in all respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended, including offering qualifying health coverage to all full-time employees since January 1, 2015.

(i) None of the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the Transactions will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) becoming due (other than severance pay required by any Law) by Buyer or any of its Subsidiaries; (ii) materially increase any benefits otherwise payable under any Benefit Plan of Buyer or any of its Subsidiaries; (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Benefit Plan of Buyer or any of its Subsidiaries or (iv) limit or restrict the right of the Buyer, Buyer or any of their Subsidiaries to merge, amend or terminate any Benefit Plan of Buyer or any of its Subsidiaries on or after the Closing. No payment or benefit that will be made by Buyer or any Subsidiary will be an “excess parachute payment” within the meaning of Section 280G of the Code, and neither Buyer nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any Tax.

Section 5.9 Compliance with Laws; Licenses. The businesses of each of Buyer and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any Laws and, to the Knowledge of Buyer, no notice has been received by Buyer from any Governmental Entity or any other Person alleging a violation of any such Laws, except for violations that, individually or in the aggregate, are not reasonably likely to be material to Buyer and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions. Except with respect to filings under the HSR Act, no investigation or review by any Governmental Entity with respect to Buyer or any of its Subsidiaries is pending or, to the Knowledge of Buyer, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews, the outcome of which is not, individually or in the aggregate, reasonably likely to be material to Buyer and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions. Buyer and each of its Subsidiaries has obtained and is in compliance with all Permits and Orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except those the absence of which, individually or in the aggregate, are not reasonably likely to be material to Buyer and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.

Section 5.10 Material Contracts.

(a) Section 4.10(a) of the Solera Disclosure Letter lists all of the Material Contracts to which Buyer or any of its Subsidiaries is a party and which are currently in effect as of the date hereof.

(b) Buyer has made available to each Company a copy of each Material Contract (or, with respect to any unwritten Material Contract, a written summary thereof). Each of the Material Contracts is valid and binding on Buyer or its Subsidiaries and, to the Knowledge of Buyer, each other party thereto, and is in full force and effect, and is enforceable against each such party in accordance with its terms, except, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. None of Buyer, its Subsidiaries or, to the Knowledge of Buyer, any other party is in default under, material breach of or violation of any Material Contract, in each case except for such defaults, breaches and violations or that, individually or in the aggregate with other such defaults, breaches and violations, are not reasonably likely to have a Buyer Material Adverse Effect or prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.

Section 5.11 Real Property. Except for such matters that, individually or in the aggregate, are not reasonably likely to be material to Buyer and its Subsidiaries, taken as a whole: (a) Buyer and its Subsidiaries have title, in fee or valid leasehold, easement or other rights, to the real property owned by Buyer or any of its Subsidiaries (the “Owned Real Property”), if any, Leased Real Property, other land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit Buyer and its Subsidiaries to conduct their business as currently conducted, free and clear of all Liens (other than Permitted Liens) and (b) there is no pending or, to the Knowledge of Buyer, threatened appropriation, condemnation, eminent domain or similar Proceeding, or sale or other disposition in lieu of condemnation, affecting the any Owned Real Property of Buyer or any of its Subsidiaries or, to the Knowledge of Buyer, any Leased Real Property of Buyer or any of its Subsidiaries.

Section 5.12 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to be material to Buyer and its Subsidiaries, taken as a whole: (a) Buyer and its Subsidiaries are, and since the Applicable Date have been, in compliance with applicable Environmental Laws; (b) Buyer and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Law for the operation of the business as presently conducted; (c) neither Buyer nor any Subsidiary has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law during the past two years, or prior to that time if the matter has not been resolved; (d) there are no Orders outstanding, or any Proceedings pending or, to the Knowledge of Buyer, threatened, concerning compliance by, or liability of, Buyer or any Subsidiary with or under any Environmental Law, and (e) there has been no Release of any Hazardous Substance at, on, under, to or from any property currently or formerly owned, leased, operated or utilized by Buyer or any Subsidiary that would reasonably be expected to give rise to a Liability of Buyer or any subsidiary. Buyer has made available to each Company all material environmental assessments, audits, investigations, or other evaluations in its possession or reasonable control relating to the operations of, or the real property owned, leased or operated by, Buyer or any Subsidiary.

Section 5.13 Taxes.

(a) Buyer and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them, and all such filed Tax Returns are complete and accurate in all material respects and have been prepared in compliance with all applicable Laws; (ii) have paid all material Taxes due and payable (whether or not shown as due and payable on any Tax Return) and withheld such material amounts as they are obligated to withhold from amounts owing to any employee, independent contractor, creditor, customer, shareholder or third party; and (iii) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency. The Solera Audited Financial Statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but not then payable by Buyer and its Subsidiaries through the date of such financial statements. There are no Liens for material Taxes upon the assets of Buyer or any of its Subsidiaries other than Permitted Liens.

(b) There are not pending or, to the Knowledge of Buyer, threatened in writing, any audits (or other similar proceedings initiated by a Governmental Entity) in respect of Taxes or Tax matters to which Buyer or Subsidiary is a party. Buyer nor any of its Subsidiaries has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against Buyer or any of its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(c) There are no unresolved written claims by a Governmental Entity in a jurisdiction where Buyer or any of its Subsidiaries does not file Tax Returns that Buyer or such Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction.

(d) Neither Buyer nor any of its Subsidiaries will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) beginning after the Closing Date (determined with and without regard to the Transactions) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Law); (ii) a disposition occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Law); (iii) any prepaid amounts received or deferred revenue realized, accrued or received, in each case, outside the Ordinary Course of Business on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) as a result of application of Code Section 965 or any similar provision of U.S. state or local or non-U.S. Tax Law.

(e) Neither Buyer nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code (or any similar provision of state, local or foreign Tax Law) in the past two years.

(f) Neither Buyer nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(g) Neither Buyer nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation, other than any customary commercial agreement or obligation entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes; (ii) is or has been a member of a group (other than a group the common parent of which is Buyer or one of its Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar Income Tax Return; or (iii) has any liability for the Taxes of any Person other than Buyer and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Tax Law) as a transferee or successor, or otherwise by operation of law.

(h) Buyer has made available to each Company correct and complete copies of (i) all income and other Tax Returns of Buyer and each of its material operating Subsidiaries for the three preceding taxable years and (ii) any audit report issued within the last three years relating to Taxes of Buyer or its material operating Subsidiaries. The Income Tax Returns made available to the Buyer reflect all of the jurisdictions in which Buyer and its Subsidiaries are required to remit material amounts of Income Tax.

(i) No Rulings have been issued or entered into by any Taxing Authority in the last three years with respect to Buyer or any of its Subsidiaries except as set forth on Section 4.13(i) of the Solera Disclosure Letter. Buyer and its Subsidiaries as applicable have complied in all respects with the requirements of any such Rulings and any such Rulings are valid and will be respected by the applicable Taxing Authority.

(j) No Buyer or any of its Subsidiaries (i) has or has had in the last three years an office, permanent establishment, branch, agency or taxable presence outside the jurisdiction of its organization or (ii) is or has been in the last three years a resident for Tax purposes in any jurisdiction outside the jurisdiction of its organization.

(k) Neither Buyer nor any of its Subsidiaries have (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

(l) To the Knowledge of Buyer, neither Buyer nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 5.14 Labor Matters.

(a) Section 4.14 of the Solera Disclosure Letter sets forth an accurate and complete list of any Collective Bargaining Agreement that Buyer or any of its Subsidiaries is a party to or otherwise bound by. To the Knowledge of Buyer, as of the date of this Agreement there are no activities or proceedings of any labor or trade union to organize any employees of Buyer or any of its Subsidiaries with regard to their employment with Buyer or any of its Subsidiaries, and, to the Knowledge of Buyer, no such activities or proceedings have occurred since the Applicable Date. As of the date of this Agreement, no Collective Bargaining Agreement is being negotiated by Buyer or any of its Subsidiaries. As of the date of this Agreement, there is no strike, material dispute, lockout, slowdown, or work stoppage against Buyer or any of its Subsidiaries pending or, to the Knowledge of Buyer, threatened directly against Buyer or any of its Subsidiaries, and no such labor disputes have occurred since the Applicable Date.

(b) Except for such matters that, individually or in the aggregate, are not reasonably likely to be material to Buyer and its Subsidiaries, taken as a whole, Buyer and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to employment, including Laws relating to discrimination, hours of work and the payment of wages or overtime wages, classification of employees and independent contractors, health and safety, layoffs and plant closings and collective bargaining.

(c) None of the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations of this Agreement or the consummation of the Transactions will entitle any labor union, works council or other labor organization to any information, consent, bargaining or other rights with respect to the Transactions.

(d) Buyer and each of its Subsidiaries is, and has been since January 1, 2018, in material compliance with WARN and any similar or comparable applicable foreign, state, or local law pertaining to facility closings and mass layoffs and has no material liabilities thereunder. Neither Buyer nor any of its Subsidiaries has engaged in any plant closings or mass layoffs (as defined in WARN) or similar actions under applicable foreign, state or local law that would reasonably be expected to cause the Buyer or any of its Affiliates to have any material liability or other material obligation at or following the relevant Effective Time based solely on the actions of Buyer or any of its Subsidiaries prior to the Closing Date.

(e) Except as set forth in Section 5.14(e) of the Solera Disclosure Letter, none of Buyer nor any of its Subsidiaries is party to a settlement agreement with a current or former officer, director, employee or independent contractor of any of the Buyer or its Subsidiaries resolving allegations of sexual harassment or misconduct by either (i) an officer or director of the Buyer or any of its Subsidiaries or (ii) an employee in a management role at the Buyer or any of its Subsidiaries. There are no, and in the last two years there have not been any, Proceedings pending or, to the Knowledge of Buyer, threatened, against the Buyer or any of its Subsidiaries, in each case, involving allegations of sexual harassment or misconduct by an employee in a management role at the Buyer or any of its Subsidiaries.

(f) There is no material unfair labor practice charge, labor arbitration or other employment- or service-related claims or Proceedings pending, or to the Knowledge of Buyer, threatened against the Buyer or any of its Subsidiaries with respect to its current or former employees, consultants or independent contractors.

(g) Neither Buyer nor any of its Subsidiaries owes any material sums to any employee, independent contractor or consultant other than for reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year and neither the Buyer nor any of its Subsidiaries has any outstanding, undischarged material liability to pay to any Governmental Entity in any jurisdiction any contribution, Tax or other material payments due in connection with the employment or engagement of any employee.

Section 5.15 Intellectual Property, Data Privacy and Data Security.

(a) Section 4.15 of the Solera Disclosure Letter lists all (i) Patents, (ii) Trademarks and (iii) Copyrights, in each case, included in the Buyer Intellectual Property and that are the subject of a registration or a pending application for registration (collectively, the “Buyer Registered Intellectual Property”), including for each item of Buyer Registered Intellectual Property: (x) the record owner of such item, and, if different, the legal owner and beneficial owner of such item; (y) the jurisdiction in which such item is issued, registered or pending; and (z) the issuance, registration or application date and number of such item. The Buyer Registered Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment or decree adversely affecting Buyer’s or its Subsidiaries’ use thereof or rights thereto. Buyer or one of its Subsidiaries exclusively own the Buyer Intellectual Property, free and clear of all liens other than Permitted Liens.

(b) (i) Since the Applicable Date, neither Buyer nor any of its Subsidiaries nor the products and services of Buyer and its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party, (ii) since the Applicable Date, neither Buyer nor any of its Subsidiaries has received any written or, to the Knowledge of Buyer, unwritten claim: (x) contesting the validity, use, ownership, enforceability, patentability or registrability of any Buyer Registered Intellectual Property; (y) alleging any infringement, misappropriation or other violation of the Intellectual Property rights of any third party, or (z) inviting Buyer or its Subsidiaries to take a license under any Intellectual Property rights, and (iii) to the Knowledge of Buyer, no Person is infringing, misappropriating, or otherwise violating any Buyer Intellectual Property rights.

(c) Buyer and its Subsidiaries have taken reasonable best measures to protect the confidentiality of the trade secrets and other confidential information included in the Company Intellectual Property and, such trade secrets and other confidential information have not been disclosed to any Person except pursuant to written non-disclosure agreements.

(d) The software, solutions, products or services of Buyer and its Subsidiaries, (i) conform in all material respects to all documentation and written specifications for their use and operate in compliance with all service level agreements, (ii) are fully operational, functional and substantially free of bugs, defects, errors, viruses and other contaminants (including code designed or intended to have, any of the following functions: disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or damaging or destroying any data or file without the user’s consent), and (iii) have not been subject to a recall or material customer complaints.

(e) The use, distribution, hosting and licensing of Software included in the Owned Intellectual Property of Buyer and its Subsidiaries (“Buyer Software”) in the business of Buyer and its Subsidiaries do not violate any license terms of any license for Open Source Software and Buyer and its Subsidiaries have all rights in each item of Open Source Software needed for Buyer and its Subsidiaries to conduct the business of Buyer and its Subsidiaries without violation of any license terms pertaining to such Open Source Software. No Buyer Software contains, is derived from, is distributed with or is being or was developed using Open Source Software that is licensed under any terms that: (i) impose or could impose a requirement or condition that any Buyer Software or part thereof: (x) be disclosed or distributed in source code form; (y) be licensed for the purpose of making modifications or derivative works; or (z) be redistributable at no charge; or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of Buyer or its Subsidiaries to use or distribute any Buyer Software.

(f) Each Person who is or was involved in the creation or development of any Buyer Software or other material Buyer Intellectual Property on behalf of Buyer or its Subsidiaries has signed a written, valid and enforceable agreement containing: (i) an irrevocable assignment to Buyer or its Subsidiary, as applicable, of all Buyer Intellectual Property; and (ii) confidentiality provisions protecting Buyer Intellectual Property. To Knowledge of Buyer, no such Person is in breach of any such agreement.

(g) Neither Buyer nor any of its Subsidiaries has delivered, licensed or made available to any escrow agent or other Person who is not, as of the date hereof, an employee of Buyer or its Subsidiaries any Buyer Software. Neither Buyer nor any of its Subsidiaries has any duty or obligation to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, result in Buyer or any of its Subsidiaries’ delivery, license or disclosure of the source code for any Buyer Software to any other Person.

(h) Buyer and its Subsidiaries own or have a valid and enforceable written license to use, all Buyer Intellectual Property (as currently used in the business of Buyer and its Subsidiaries) and the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated thereby do not and will not contravene, conflict with, alter or impair any such rights. No funding, facilities or personnel of any Governmental Entity or any university, research or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property of Buyer or its Subsidiaries.

(i) Neither Buyer nor any of its Subsidiaries has made any submission or suggestion to, nor is subject to any Contract with, any standards body or other similar entity that would obligate Buyer or any of its Subsidiaries to grant licenses to or otherwise impair or limit its control of its Intellectual Property Rights.

(j) Except as would not reasonably be likely to have a Buyer Material Adverse Effect, Buyer and its Subsidiaries are in compliance with all applicable Laws and all industry standards and best practices with respect to the integrity, operation, redundancy, disaster recovery and security of their information technology assets and systems, and since the Applicable Date there have been no material (actual or attempted) breaches, outages, corruptions, interruptions or violations of (or deletions or damages to) same.

(k) Buyer has implemented and maintains an Information Security Program, and there have been no material violations of the Information Security Program. Buyer has tested its Information Security Program on a no less than annual basis; remediated all critical, high and medium risks and vulnerabilities; and the Information Security Program has proven sufficient and compliant with Data Privacy Requirements in all material respects. The IT systems currently used by Buyer are in good working condition, do not contain any malicious code or defect, and operate and perform as necessary to conduct the business of Buyer.

(l) Buyer and, with respect to the Processing of Buyer Data, its data processors comply and have complied at all times with Buyer Privacy Policies and the Data Privacy Requirements. To the extent required by Data Privacy Requirements, Buyer Privacy Policies, or reasonable security practices for the Buyer Data, (i) Personal Information is processed by Buyer and its data processors in an encrypted manner, and (ii) Personal Information is securely deleted or destroyed by Buyer and its data processors.

(m) Buyer and, to the Knowledge of Buyer, its data processors have not suffered a Security Incident, have not been required to notify any Person or Governmental Entity of any Security Incident, and have not been adversely affected by any malicious code or denial-of-service attacks on any IT systems. Neither Buyer nor any third party acting at the direction or authorization of Buyer has paid any perpetrator of any actual or threatened Security Incident or cyber attack, including, but not limited to a ransomware attack or a denial-of-service attack. Buyer has not received a written notice (including any enforcement notice), letter, or complaint from a Governmental Entity or any Person alleging noncompliance or potential noncompliance with any Data Privacy Requirements or Buyer Privacy Policies and has not been subject to any proceeding relating to noncompliance or potential noncompliance with Data Privacy Requirements or Buyer’s Processing of Personal Information. Buyer is not in breach or default of any contracts relating to its IT systems or to Buyer Data and does not transfer Personal Information internationally except where such transfers comply with Data Privacy Requirements and Buyer Privacy Policies. Buyer maintains, and has maintained, cyber liability insurance with reasonable coverage limits.

Section 5.16 Anti-Corruption Compliance.

(a) None of Buyer, any of its Subsidiaries, officers, directors, employees or, to the Knowledge of Buyer, any agents or other person acting on behalf of any of the foregoing has, since January 1, 2016, taken any action that would cause any of the foregoing to be in violation of any provision of the FCPA, the UK Bribery Act 2010 or any applicable anti-money laundering law or law enacted pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials.

(b) None of Buyer, any of its Subsidiaries, officers, directors, employees or, to the Knowledge of Buyer, any agents or other person acting on behalf of the foregoing has, since January 1, 2016, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to any Government Official, or to any other person under circumstances where Buyer, any of its Subsidiaries, or any of their officers, directors, agents, employees, or persons acting on behalf of any of the foregoing knew or had reason to know that all or a portion of such money or thing of value would be offered, promised, or given, directly or indirectly, to any Government Official, for the purpose of (i) influencing any act or decision of such Government Official in his or her official capacity; (ii) inducing such Government Official to do, or omit to do, any act in relation to his or her lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, in each case in order to assist Buyer, any of its Subsidiaries, or any of their officers, directors, agents, employees, or persons acting on behalf of any of the foregoing in obtaining or retaining business for or with, or directing business to, any person.

(c) None of Buyer, any of its Subsidiaries, officers, directors, employees or, to the Knowledge of Buyer, any agents or other person acting on behalf of any of the foregoing has, since January 1, 2016, made, offered, authorized, or received any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of the FCPA, the UK Bribery Act 2010, or any other applicable anti-corruption laws.

(d) Buyer and its Subsidiaries have anti-corruption compliance programs reasonably designed to detect violations of anti-corruption laws that include, at a minimum, policies, procedures, and training intended to enhance awareness of and compliance with anticorruption laws.

(e) Without limiting the foregoing, since January 1, 2016, there have been no Proceedings, or to the Knowledge of Buyer, any threatened Proceedings with respect to compliance with anti-corruption laws.

Section 5.17 Economic Sanctions Compliance.

(a) Buyer and each of its Subsidiaries are and, since January 1, 2016 have been in compliance with all applicable Sanctions and economic sanctions laws and regulations, including those administered by OFAC.

(b) Except as set forth in Section 5.17(b) of the Solera Disclosure Letter, none of Buyer or its Subsidiaries is now knowingly engaging in, nor since January 1, 2016 has engaged in, any dealings or transactions with (i) any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions, or (ii) any person in Cuba, Iran, Sudan, Syria, North Korea, or the Crimea region of Ukraine.

(c) Without limiting the foregoing, since January 1, 2018, there have been no claims or investigations, nor are there any pending, or to the Knowledge of Buyer, any threatened claims or investigations, by any governmental agency or regulatory authority of potential violations against Buyer or any of its Subsidiaries with respect to compliance with Sanctions.

Section 5.18 Export Controls Compliance.

(a) Buyer and each of its Subsidiaries has, since January 1, 2018, conducted its export transactions in material accordance with all Export Control Laws.

(b) To the Knowledge of Buyer, as of the date of this Agreement, there are no pending or threatened legal or regulatory enforcement proceedings against Buyer or any of its Subsidiaries alleging a violation of any of the Export Control Laws.

(c) No licenses or approvals pursuant to any Export Control Laws are necessary for the transfer of any export licenses or other export approvals to the Buyer or any of the Surviving Entities in connection with the consummation of the Transactions, except for any such licenses or approvals the failure of which to obtain would not, individually or in the aggregate, be reasonably be likely to have a Buyer Material Adverse Effect.

Section 5.19 Insurance. All Insurance Policies maintained by Buyer or any of its Subsidiaries are in full force and effect and all premiums due with respect to all Insurance Policies have been paid as of the date of this Agreement and Buyer and its Subsidiaries are not in breach or default with respect to its obligations under such Insurance Policies, except as would not, individually or in the aggregate, be reasonably be likely to have a Buyer Material Adverse Effect.

Section 5.20 Brokers and Finders. Except as disclosed on Section 5.20 of the Solera Disclosure Letter, there are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by Buyer or any of its Subsidiaries.

Section 5.21 Related Person Transaction. Except (a) as set forth in Section 5.21 of the Solera Disclosure Letter, (b) advances to employees, officers and directors for expenses incurred in the Ordinary Course of Business, (c) employment agreements with any employee, officer or consultant of Buyer or any of its Subsidiaries, or (d) any benefits under any Employee Benefit Plan, there are no transactions or Contracts, or series of related transactions or Contracts (each, a “Buyer Related Party Transaction”), between any Related Person of Buyer, on the one hand, and Buyer or any of its Subsidiaries, on the other hand and no Related Person of Buyer has any material interest in any material asset owned or leased by Buyer or used in connection with the business of such Buyer and its Subsidiaries.

Section 5.22 Acquisition Intent.

(a) The Buyer understands and acknowledges that the acquisition of shares of capital stock of each of the Companies involves substantial risk. The Buyer can bear the economic risk of its acquisition (which the Buyer acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that the Buyer is capable of evaluating the merits and risks of its acquisition of the Companies.

(b) The Buyer is acquiring the shares of capital stock of the Companies for its own account, for the purpose of engaging, through their respective Subsidiaries, in the business of such Subsidiaries only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any such shares in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c) The Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) The Buyer understands and acknowledges that the shares in each of the Companies have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. The Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. The Buyer acknowledges that there is no public market for the shares of capital stock of each of the Companies, and in each case that there can be no assurance that a public market will develop.

(e) The Buyer is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the businesses of Omnitracs and DealerSocket.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE OMNITRACS BLOCKERS

As an inducement to the Buyer, the Merger Subs, the Companies and each other Omnitracs Blocker to enter into this Agreement and consummate the Transactions, each of the Omnitracs Blockers, severally and not jointly (it being understood that each of the Omnitracs Blockers is making representations and warranties solely with respect to itself, and not with respect to the other Omnitracs Blockers or its Subsidiaries), represents and warrants to the Buyer, the Merger Subs, the Companies, and each other Omnitracs Blocker, as of the date of this Agreement (except, with respect to such representations and warranties that by their terms speak specifically as of another date, which shall be given as of such date), as follows:

Section 6.1 Organization, Good Standing and Qualification. Such Omnitracs Blocker is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Such Omnitracs Blocker has all requisite corporate or similar power and authority to own, lease and operate its properties, rights and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of such Omnitracs Blocker to consummate the Transactions. Such Omnitracs Blocker has made available to the Buyer complete and correct copies of such Omnitracs Blocker’s Governing Documents, in each case as in effect on the date of this Agreement.

Section 6.2 Capitalization.

(a) The authorized and outstanding Equity Securities of such Omnitracs Blocker as of the date of the Agreement, including the name, class and number of equity securities held by each equityholder thereof, is set forth on Schedule 6.2(a). All of the outstanding shares of capital stock of such Omnitracs Blocker have been duly authorized and are validly issued, fully paid and nonassessable.

(b) There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate such Omnitracs Blocker to issue or sell any shares of capital stock or other equity securities of such Omnitracs Blocker or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of such Omnitracs Blocker, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Such Omnitracs Blocker does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with such Omnitracs Blocker’s stockholders on any matter. Such Omnitracs Blocker has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which such Omnitracs Blocker is a party in connection with the offer, sale or issuance of any of its Equity Securities.

(c) There are no voting trusts, proxies, or other Contracts with respect to the voting of any Equity Securities of such Omnitracs Blocker, and there are no Contracts to which such Omnitracs Blocker is a party relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, co-sale rights or “drag-along” rights) of such Omnitracs Blocker.

Section 6.3 Authorization. Such Omnitracs Blocker has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, and to perform its obligations under this Agreement and each such Ancillary Agreement and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to which it is a party, subject only to its Requisite Approval, respectively. This Agreement has and each Ancillary Agreement to which such Omnitracs Blocker is a party been duly executed and delivered by such Omnitracs Blocker and constitutes a valid and binding agreement of such Omnitracs Blocker enforceable against such Omnitracs Blocker in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. On or prior to the execution of this Agreement, the board of directors of such Omnitracs Blocker has unanimously approved this Agreement, each Ancillary Agreement to which it is a party and the transactions contemplated hereby and thereby, authorized such Omnitracs Blocker to perform its obligations hereunder and thereunder and declared it advisable and in the best interests of such Omnitracs Blocker and the stockholders of such Omnitracs Blocker to enter into this Agreement, each Ancillary Agreement to which it is a party and the transactions contemplated hereby and thereby and directing that this Agreement be submitted to the stockholders of such Omnitracs Blocker for their adoption.

Section 6.4 Governmental Filings and Approvals; No Violations.

(a) Other than the filings, reports, approvals and/or notices (i) pursuant to Article II or the HSR Act or (ii) under foreign or state securities or “blue sky” laws, no notices, reports or other filings are required to be made by such Omnitracs Blocker with, nor are any Consents or Permits required to be obtained by such Omnitracs Blocker from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by such Omnitracs Blocker and the consummation by such Omnitracs Blocker of the transactions contemplated hereby and thereby, except those the failure of which to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of such Omnitracs Blocker to consummate the Merger and the other Transactions.

(b) The execution, delivery and performance of this Agreement and each Ancillary Agreement to which such Omnitracs Blocker is a party by such Omnitracs Blocker do not, and the consummation by such Omnitracs Blocker of the transactions contemplated hereby and thereby will not (i) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (A) the Governing Documents of such Omnitracs Blocker or any of its Subsidiaries or (B) any material Contract that such Omnitracs Blocker is party to, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not prevent, materially delay or materially impair the ability of such Omnitracs Blocker to consummate the Transactions; or (ii) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity under the provisions of any law, statute, rule, regulation, judgment, order or decree (except for any such actions required by the HSR Act or any other Antitrust Law), except where the failure to give notice, to file, or to obtain any authorization, consent, approval, exemption, action or notice would not be reasonably likely to prevent, materially delay or materially impair the ability of such Omnitracs Blocker to consummate the Transactions.

Section 6.5 Compliance with Laws; Licenses. Such Omnitracs Blocker and its Subsidiaries have been since the Applicable Date, and are not being, in compliance with all Laws applicable to such Omnitracs Blocker and its Subsidiaries and no notice has been received by such Omnitracs Blocker from any Governmental Entity or any other Person alleging a violation of any such Laws, except for violations that, individually or in the aggregate, are not reasonably likely to prevent, materially delay or materially impair the ability of such Omnitracs Blocker to consummate the Transactions. There is no Contract, commitment, or Order binding upon such Omnitracs Blocker or to which such Omnitracs Blocker is a party which has or would be reasonably likely have, individually or in the aggregate, an Omnitracs Material Adverse Effect. No investigation or review by any Governmental Entity with respect to such Omnitracs Blocker is pending or, to the Knowledge of such Omnitracs Blocker, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews, the outcome of which is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of such Omnitracs Blocker to consummate the Transactions.

Such Omnitracs Blocker and each of its Subsidiaries has obtained and is in compliance with all Permits and Orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except those the absence of which, individually or in the aggregate, are not reasonably likely to prevent, materially delay or materially impair the ability of such Omnitracs Blocker to consummate the Transactions.

Section 6.6 No Other Activities. Such Omnitracs Blocker (a) was formed solely for the purpose of holding equity in Omnitracs, (b) has not conducted any business or engaged in any activities other than those related to holding equity in Omnitracs, (c) has no assets other than the equity in Omnitracs, (d) has no liabilities other than (i) ordinary course administrative expenses related to maintaining its existence, and (ii) any U.S. federal, state and local income Tax liability for the Tax years ending December 31, 2020 and the period (or portion thereof) through and including the Closing Date and (e) is not a party to any Contract other than such Omnitracs Blocker’s Organizational Documents, this Agreement and the agreements contemplated by this Agreement to which it is, or as of the Closing Date, will be, a party and agreements with respect to its ownership of the equity in Omnitracs.

Section 6.7 Employees. Such Omnitracs Blocker does not have, and has never had, any employees. Such Omnitracs Blocker does not sponsor, maintain, contribute to, have any obligation to contribute to, or have any direct or indirect Liability under any Employee Benefit Plan.

Section 6.8 Tax Matters.

(a) Each Omnitracs Blocker (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any it, and all such filed Tax Returns are complete and accurate in all material respects and have been prepared in accordance with applicable Laws; (ii) has paid all Taxes due and payable (whether or not shown as due and payable on any Tax Return) and withheld such amounts as it is obligated to withhold from amounts owing to any employee, independent contractor, creditor, customer, shareholder or third party; and (iii) has not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency. Each Omnitracs Blocker’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but not then payable by such Omnitracs Blocker through the date of such financial statements. There are no Liens for material Taxes upon the assets of such Omnitracs Blocker other than Permitted Liens.

(b) There are not pending or, to the Knowledge of such Omnitracs Blocker, threatened in writing, any audits (or other similar proceedings initiated by a Governmental Entity) in respect of Taxes or Tax matters to which such Omnitracs Blocker is a party. No Omnitracs Blocker has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. All deficiencies for Taxes asserted or assessed in writing against any Company or Subsidiary have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(c) Such Omnitracs Blocker has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code (or any similar provision of state, local or foreign Tax Law) in the past two years.

(d) Such Omnitracs Blocker (i) is not a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation, other than any customary commercial agreement or obligation entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes; (ii) is not and has not been a member of a group (other than a group the common parent of which is such Omnitracs Blocker) filing a consolidated, combined, affiliated, unitary or similar Income Tax Return; or (iii) does not have any liability for the Taxes of any Person other than such Omnitracs Blocker pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Tax Law) as a transferee or successor, or otherwise by operation of law.

(e) No Omnitracs Blocker (i) has or has had in the last three (3) years an office, permanent establishment, branch, agency or taxable presence outside the jurisdiction of its organization or (ii) is or has been in the last three (3) years a resident for Tax purposes in any jurisdiction outside the jurisdiction of its organization.

(f) To the Knowledge of each Omnitracs Blocker, no Omnitracs Blocker has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(g) Each Omnitracs Blocker is (and has been for its entire existence) properly treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.

Section 6.9 Brokers and Finders. There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by such Omnitracs Blocker.

Section 6.10 Accredited Investor. Each equityholder of such Omnitracs Blocker qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

Article VII

OTHER COVENANTS

Section 7.1 Communications; Press Release. Any press or other public release or public announcement concerning this Agreement or the Transactions or any matter contemplated by the foregoing shall not be issued by any of the Parties or their respective Affiliates without the prior written consent of each of the Buyer and the Companies, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any public announcement that is required by applicable Law or the requirements of any national securities exchange (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); and provided, further, that each Party may make announcements regarding this Agreement and the Transactions consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement to their directors, officers, employees, service providers, other material business relationships and other interested parties without the consent of the other Parties; and provided, further, that subject to this Section 7.1, the foregoing shall not prohibit any Party from communicating on a confidential basis with third parties to the extent necessary for the purpose of seeking any third-party Consent in accordance with this Agreement.

Section 7.2 Notices under Section 228 and 262 of DGCL. DealerSocket will prepare and deliver to its stockholders who have not consented in writing to the DealerSocket Merger the notice required by Section 228(e) of the DGCL and any notice required under Section 262 of the DCGL.

Section 7.3 Expenses. Except as otherwise provided in this Agreement, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or for which such Party is responsible in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations under this Agreement and thereunder and the consummation of the Transactions; provided that all such fees, costs and expenses of the Parties or for which any of the Parties is responsible shall be paid by Omnitracs Holdings and its Subsidiaries.

Section 7.4 Section 7.4 D&O Indemnification and Insurance.

(a) Beginning on the Closing Date and continuing until the sixth anniversary of the Closing Date, the Buyer (i) shall cause each of the Companies to maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in the Governing Documents of the Companies and their respective Subsidiaries (as applicable), or in any indemnification agreement or arrangement, in each case, in effect as of the date of this Agreement (the “D&O Provisions”) in favor of any current or former director, officer, member, manager, employee, agent or representative (in each case, or their functional equivalent) of the Companies or their respective Subsidiaries (collectively, with such Person’s heirs, executors or administrators, the “Companies Indemnified Persons”), in each case relating to acts, omissions, circumstances or events existing or occurring at or prior to Closing, and the Buyer shall, and shall cause each of the Companies and their respective Subsidiaries to perform and discharge their respective obligations to provide such indemnification, advancement of expenses, exculpation and other limitations of Liability from and after the Closing for a period of the later of six years or until the settlement or final adjudication of any Proceeding commenced during such period, and (ii) shall not, and shall not permit any of the Companies or their respective Subsidiaries to amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any Companies Indemnified Person, in each case relating to acts, omissions, circumstances or events existing or occurring at or prior to Closing, without the written consent of such affected Companies Indemnified Person (it being agreed that each Companies Indemnified Person shall be a third-party beneficiary of this Section 7.4). After the Closing, in the event that any of the Companies or their respective Subsidiaries, or their successors, (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, the Buyer shall cause proper provision to be made so that the successors of the Companies and their respective Subsidiaries, or the transferees of such Persons’ assets or properties (as applicable) shall succeed to and be bound by the obligations set forth in this Section 7.4.

(b) Without limiting the foregoing, following the Closing, Buyer shall, and shall cause each of the Companies and their respective Subsidiaries to: (i) indemnify, defend and hold harmless, and advance expenses to, the Companies Indemnified Persons with respect to all acts or omissions by them in their capacities as such at any time prior to and including the Closing (including any matters arising in connection with this Agreement or the Transactions), to the fullest extent that Buyer and each of the Companies and their respective Subsidiaries would be permitted by applicable Law; and (ii) pay in advance of the final disposition of any actual or threatened Proceeding against any Companies Indemnified Person the expenses (including reasonable attorneys’ fees) of any Companies Indemnified Person upon receipt, if required by applicable Laws, the applicable Governing Documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such Companies Indemnified Person is not entitled to be indemnified by applicable Laws. Notwithstanding anything to the contrary contained in this Section 7.4 or elsewhere in this Agreement, following the Closing, the Buyer shall not, and shall not permit any the Companies and their respective Subsidiaries to settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Proceeding, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Companies Indemnified Persons covered by or that may be covered by the Proceeding (if any) from all Liability arising out of such Proceeding. The Buyer acknowledges and agrees that certain Companies Indemnified Persons may have rights to indemnification and advancement of expenses provided by a Seller or its respective Affiliates (each, a “Former Seller Indemnitor”), and that (i) the Buyer and Omnitracs Holdings are the indemnitor of first resort with respect to the Companies Indemnified Persons and (ii) the Buyer and Omnitracs Holdings shall be required to provide such indemnification and advance the full amount of expenses incurred by the Companies Indemnified Persons, without regard to any rights the Companies Indemnified Persons may have against any Former Seller Indemnitors and (iii) to the fullest extent permitted by Law, Buyer irrevocably waives, relinquishes and releases (on behalf of itself and Omnitracs Holdings) the Former Seller Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.

(c) Tail Policy.

(i) Each of Omnitracs and DealerSocket has purchased and the Buyer shall maintain in effect for a period of six years thereafter, pre-paid, non-cancellable “run-off” directors and officers liability, fiduciary, professional liability and employment practices liability insurance covering those Persons who are covered as of the Closing Date under such Company’s or their respective Subsidiaries’ then existing respective policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the then existing respective policies as of the Closing Date, with respect to acts, omissions, circumstances or events existing or occurring at or prior to the Closing Date (the “D&O Tail Policy”).

(ii) The Buyer has purchased and shall maintain in effect for a period of six years thereafter, pre-paid, non-cancellable “run-off” directors and officers liability insurance covering those Persons who are covered as of the Closing Date under the Buyer’s then existing respective policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any of the Buyer’s then existing respective policies as of the Closing Date, with respect to acts, omissions, circumstances or events existing or occurring at or prior to the Closing Date.

Article VIII

ADDITIONAL AGREEMENTS

Section 8.1 Access to Books and Records. The Buyer shall cause (at its sole expense) each Subsidiary to maintain and preserve all such books, records and other documents in the possession of such Subsidiary as of the Closing Date for the greater of (x) six years after the Closing Date and (y) any applicable statutory or regulatory retention period, as the same may be extended. Notwithstanding anything in this Section 8.1 to the contrary, the Parties shall not be required to provide any access to any other Party if such access (i) would violate any attorney-client or other applicable legal privilege or would violate any obligation owed to a third party under any material Contract or Law; provided that the Parties shall use reasonable best efforts to cooperate in connection with providing reasonable access in a manner that does not cause a loss of such privilege or a violation of such obligation. This Section 8.1 shall not apply to Taxes or Tax matters, which are the subject of Article IX.

Section 8.2 Subsequent IPO or SPAC Transaction. In the event that after the date hereof, Buyer consummates an initial public offering or direct listing or a business combination with a special purpose acquisition company (an “IPO”), Buyer shall use reasonable best efforts to, market conditions permitting, (a) cause the Tax Receivable Agreement to be executed and delivered and (b) implement and maintain an “Up-C” structure for the benefit of equityholders of Omnitracs and Omnitracs Holdings (other than Buyer and its Subsidiaries) that remain, directly or indirectly, equityholders of Omnitracs and Omnitracs Holdings after giving effect to the transactions contemplated hereby and, in connection therewith, to among other things, cause (i) the merger of Omnitracs Holdings with and into Omnitracs, with each holder of a unit of Omnitracs Holdings (other than Omnitracs) receiving Class A Units (as defined in the Up-C LLC Agreement), (ii) the limited liability company agreement of Omnitracs to be amended and restated (whether as part of the merger described in clause (i) or otherwise) as the Up-C LLC Agreement and (iii) the Exchange Agreement to be executed and delivered. In connection with the implementation of any such Up-C Structure, Omnitracs will (including, if determined by Buyer, by merger) take such actions with respect to the Class A Units such that the exchange ratio of Class A Units for Solera Common Stock shall be “1-for-1” and any “participation threshold” stated on a per unit basis is adjusted to reflect such adjustment. Promptly after effectiveness of the actions taken in the immediately foregoing sentence, if such Up-C structure is being maintained, Buyer shall authorize a Certificate of Designation for New Series C Preferred in substantially the form of Exhibit A and, after such authorization, deliver to Omnitracs for distribution to its holders of Class A Units (other than Class A Units owned by Buyer or a Subsidiary thereof) a number of shares of its New Series C Preferred equal to the number of Class A Units issued and outstanding that are held by holders other than Buyer or its Subsidiaries.

Section 8.3 Non-Repaid Indebtedness. It is understood and agreed that certain indebtedness for borrowed money of DealerSocket (the “WF Facility”) is not being repaid at Closing, such indebtedness for borrowed money is expected to be an obligation of only Buyer or other parent companies of the Initial Borrower and indebtedness under such WF Facility is guaranteed by investment funds affiliated with Vista Equity Partners Management, LLC (collectively, “VEP”). As a material inducement to VEP to not require the repayment of the WF Facility at Closing and to consent to the assumption of the WF Facility by Buyer, Buyer and Omnitracs agree, from and after the Closing, to indemnify VEP and hold VEP harmless from any loss, liability or expense suffered by VEP related to the WF Facility and agrees (a) at the request of VEP made at any time, to seek credit support (including ratable guarantees from other shareholders of Buyer) and, to the extent such credit support is not provided to VEP’s reasonable satisfaction on or prior to the earliest of the six month anniversary of the Closing, at any time after such anniversary, VEP may by written notice to Buyer, require repayment in full of the WF Facility, and (b) it shall cause the repayment of the WF Facility in connection with consummation of any IPO or any transaction after which VEP owns less than 33.3% of the aggregate voting capital stock of Buyer; provided that, in the case of clause (a), no such repayment may be required prior to the extent it would cause a default under the Debt Financing.

Article IX

TAX MATTERS

Section 9.1 Tax Returns.

(a) The Buyer shall prepare and file, or cause to be prepared and filed (and, if applicable, the Buyer shall cooperate in filing), at the cost and expense of Omnitracs Holdings and its Subsidiaries (determined after giving effect to the Solera LLC Contribution, DealerSocket Contribution and other contributions contemplated by Article II hereof) all applicable Income Tax Returns of each of Omnitracs and Omnitracs Holdings for any Pre-Closing Tax Period (including any Straddle Period) that are due after the Closing Date (taking into account applicable extensions) (collectively, the “Buyer Prepared Returns”). Each Buyer Prepared Return shall be prepared in a manner consistent with the applicable past practices of Omnitracs and Omnitracs Holdings except as otherwise required by applicable Law. Each Buyer Prepared Return shall be submitted to the Applicable Representative for review no later than 30 days prior to the due date for filing such Tax Return (taking into account applicable extensions). The Buyer shall consider in good faith all reasonable comments received from the Applicable Representative in writing no later than the 5th day prior to the due date for filing any such Tax Return (taking into account applicable extensions), and shall not file any such Tax Return without the consent of the Applicable Representative, such consent not to be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, each Income Tax Return for Omnitracs and Omnitracs Holdings for a Straddle Period (x) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method (with such interim closing occurring as of the Closing Date), (y) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall include such election (if not already in effect from a prior period, which election shall not be revoked) and (z) shall be prepared in a manner such that any and all deductions, losses, or credits of any of Omnitracs or Omnitracs Holdings resulting from, attributable to or accelerated by the payment of the transaction expenses in connection with the Transactions are reported by Omnitracs and Omnitracs Holdings and allocated to the taxable period (or portion thereof) ending on the Closing Date; provided that any such deductions, losses or credits in the foregoing clause (z) shall only be allocated to the taxable period (or portion thereof) ending on the Closing Date to the extent that the Buyer determines at a “more likely than not” (or higher level of comfort) that such items are properly allocable to such taxable period under applicable Law. In addition, to the extent permitted by applicable Law, the Buyer shall cause Omnitracs and Omnitracs Holdings to elect the safe harbor under Revenue Procedure 2011-29, 2011-18 IRB, on any applicable Buyer Prepared Return.

(b) After the Closing, without the prior written consent of the Applicable Representative (which consent shall not be unreasonably withheld, conditioned or delayed), the Buyer shall not (and shall neither cause nor permit any Company to) take any of the following actions: (A) file (except for Omnitracs Prepared Returns and the Buyer Prepared Returns as permitted under and in accordance with Section 9.1(a)), amend, re-file or otherwise modify any Income Tax Return of Omnitracs or Omnitracs Holdings with respect to any Pre-Closing Tax Period, (B) enter into an agreement to extend the statute of limitations with respect to Income Tax Returns of Omnitracs or Omnitracs Holdings with respect to any Pre-Closing Tax Period, or (C) make any Income Tax election or take any position on any Tax Return with respect to Omnitracs or Omnitracs Holdings that would have retroactive effect to a Pre-Closing Tax Period.

(c) Notwithstanding the deadlines set forth in Section 9.1(a) with respect to any Tax Return described therein, the Applicable Representative, the Buyer, and the Companies, as applicable, shall reasonably cooperate to set later deadlines if it is reasonably necessary in order to allow sufficient time for preparation and review of such Tax Return prior to the due date of such Tax Return (including applicable extensions).

Section 9.2 Cooperation. Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with (a) the preparation and filing of Tax Returns required to be filed by the other Party pursuant to Section 9.1, including the Buyer signing and filing, or causing to be signed and filed, Buyer Prepared Returns that have been prepared in accordance with Section 9.1(a) on behalf of Omnitracs Topco or Omnitracs Holdings and that incorporate the Applicable Representative’s reasonable comments, if any, thereto, and (b) any Tax Proceeding with respect to Taxes or Tax Returns of any Company or Subsidiary. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, Tax Proceeding or other Tax-related matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Following the Closing, the Buyer, the Companies and their Subsidiaries, and the other Parties (to the extent such Parties have any such books and records in their possession) shall retain all books and records with respect to Tax matters pertinent to the Companies and their Subsidiaries relating to any taxable period beginning before the Closing Date until the earlier of the expiration of the applicable statute of limitations or six-year anniversary of the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority. The Parties shall (and shall cause their respective Affiliates (other than the Companies after the Closing) to) provide any information reasonably requested to allow the Buyer or any Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. Notwithstanding the foregoing, nothing shall require any member of Omnitracs or Omnitracs Holdings to provide any other party any Tax Returns filed by any such member or its Affiliates (other than the Companies).

Section 9.3 Tax Proceedings. Each Party shall promptly notify the other Parties in writing upon receipt by the applicable Party or its Affiliates of notice of any Tax Proceeding that is with respect to Income Taxes or Income Tax Returns of Omnitracs or Omnitracs Holdings relating to any Pre-Closing Tax Period (each, an “Applicable Tax Proceeding”). Such notification shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority. In connection with any Tax Proceeding:

(a) The Applicable Representative shall have the right to control, at the cost and expense of the Applicable Representative, any Applicable Tax Proceeding in respect of Omnitracs or Omnitracs Holdings that relates solely to Income Tax matters for any taxable period that ends on or before the Closing Date; provided, however, that (A) the Buyer (at the cost and expense of Omnitracs Holdings and its Subsidiaries) shall have the right to participate in any such Tax Proceeding, (B) the Applicable Representative shall use its reasonable best efforts to keep the Buyer reasonably informed with respect to such Tax Proceeding, (C) the Applicable Representative shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and (D) the Applicable Representative shall conduct the control of such Tax Proceeding diligently and in good faith.

(b) The Buyer, at the cost and expense of Omnitracs Holdings and its Subsidiaries, shall control any Applicable Tax Proceeding not described in Section 10.3(a) or that the Applicable Representative would otherwise have the right to control under Section 9.3(a) if the Applicable Representative elects in writing not to control such Tax Proceeding or fails to pursue such Tax Proceeding diligently and in good faith; provided, however, that the Applicable Representative (in each case at the sole cost and expense of Omnitracs Holdings and its Subsidiaries) shall have the right to participate in any such Tax Proceeding and the Buyer shall (x) use its reasonable best efforts to keep the Applicable Representative reasonably informed with respect to such Tax Proceeding, (y) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Applicable Representative, which consent shall not be unreasonably withheld, conditioned or delayed, and (z) conduct the control of such Tax Proceeding diligently and in good faith.

Section 9.4 Transfer Taxes. Buyer shall prepare and file, or cause to be prepared and filed, in a timely manner, all necessary Tax Returns and other documentation with respect to, and Omnitracs Holdings and its Subsidiaries shall pay or cause to be paid, all Transfer Taxes. If required by applicable Law, the other Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. Buyer shall provide the other Parties upon reasonable request with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

Section 9.5 Intended Tax Treatment. The Parties acknowledge and agree that for U.S. federal (and, as applicable, state and local) income Tax purposes, they intend that (such treatment described in this Section 9.5, the “Intended Tax Treatment”) each of the DealerSocket Merger, the Omnitracs Blocker Mergers, the Smartdrive Blocker Merger along with each corresponding Collapsing Merger shall, each as part of a separate, single integrated plan, qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code pursuant to Revenue Ruling 2001-46, 2001-2 C.B. 321, and that this Agreement be, and hereby is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Each Party shall file all Tax Returns consistent with, and take no position inconsistent with, the Intended Tax Treatment (whether in audits, Tax Returns, or otherwise) unless (a) required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code or (b) the Buyer’s senior management team or Board of Directors determines after good faith consultation with a nationally recognized accounting firm that it does not have a reasonable basis to take a position on a Tax Return consistent with the Intended Tax Treatment. From and after the date of this Agreement, none of the Parties shall, nor shall they permit any of their Affiliates to, knowingly take any action, cause any action to be taken, or omit to take any action which could reasonably be expected to cause such transactions to fail to qualify for, or fail to be reported in a manner consistent with, the Intended Tax Treatment, other than, for the avoidance of doubt, any actions expressly contemplated by this Agreement or any Ancillary Agreement. The Parties shall use their reasonable best efforts to defend the Intended Tax Treatment in any Tax Proceeding.

Section 9.6 Partnership Tax Audit. Without the prior written consent of the Buyer, the other Parties shall not, and shall cause their respective Affiliates not to, make or cause to be made any election under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Law) with respect to Omnitracs or Omnitracs Holdings. To the extent permitted by applicable Law and within the scope of its authority or as otherwise agreed by the Buyer and the Applicable Representative, each Applicable Representative shall cause itself, or a Person that the Applicable Representative reasonably believes will act at the Applicable Representative’s direction, to be the “partnership representative” (as such term is used in the Code) for any taxable period ending on or before the Closing Date for Omnitracs and Omnitracs Holdings. With respect to any Tax Proceeding of Omnitracs or Omnitracs Holdings for any Pre-Closing Tax Period or any Straddle Period and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Laws) is available (such election a “Section 6226 Election”), Omnitracs and Omnitracs Holdings shall (and the Buyer shall cause Omnitracs and Omnitracs Holdings to), and the applicable “partnership representative” shall cause its respective eligible Subsidiaries to, timely make such Section 6226 Election in accordance with applicable Laws with respect to any “imputed underpayment” under Section 6225 of the Code that arises or is assessed in connection with any such Tax Proceeding (and the Parties expressly consent to, and shall reasonably cooperate to the extent requested by the Buyer or any Applicable Representative in, the making of all such available elections).

Article X

MISCELLANEOUS

Section 10.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, Omnitracs and DealerSocket. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced (if such party is the Buyer after the Closing, with the approval of the independent directors of the Buyer). No waiver by any Party of any default, breach of representation or warranty or breach of covenant under this Agreement, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 10.2 Waiver of Remedies; Survival of Representations and Warranties.

(a) Except (i) in the case of Fraud or (ii) claims in respect of the performance of the covenants required to be performed in whole or in part after the Closing (but only in respect of performance after the Closing):

(i) neither Omnitracs nor DealerSocket shall have any Liability to the Buyer or the Merger Subs or their Affiliates and its or their respective successors and permitted assigns, officers, directors, managers, equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Buyer Parties”) for any and all losses that are sustained or incurred by any of the Buyer Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of Omnitracs’ or DealerSocket’s representations or warranties in, or breach of any covenant to the extent providing for performance prior to or at the Closing contained in, this Agreement or any certificate delivered in connection with this Agreement;

(ii) none of Solera, DealerSocket, the Buyer or the Merger Subs shall have any Liability to Omnitracs or its Affiliates and its and their successors and permitted assigns, officers, directors, managers, equityholders, members, partners, employees, Affiliates, agents and representatives for any and all losses that are sustained or incurred by any of the Solera Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of Solera’s, DealerSocket’s, Buyer’s or Merger Subs’ representations or warranties in, or breach of any covenant to the extent providing for performance prior to or at the Closing contained in, this Agreement or any certificate delivered in connection with this Agreement; and

(iii) none of Solera, Omnitracs, the Buyer or the Merger Subs shall have any Liability to DealerSocket or its Affiliates and its and their successors and permitted assigns, officers, directors, managers, equityholders, members, partners, employees, Affiliates, agents and representatives for any and all losses that are sustained or incurred by any of the Solera Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of Solera’s, Omnitracs’, Buyer’s or Merger Subs’ representations or warranties in, or breach of any covenant to the extent providing for performance prior to or at the Closing contained in, this Agreement or any certificate delivered in connection with this Agreement.

(b) Except in the case of Fraud, none of the representations and warranties of the Parties set forth in Article IV, Article V and Article VI and none of the covenants of any of the Parties that are to be fully performed prior to or at the Closing shall survive the Closing. This Section 10.2 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time (which covenants and agreements shall survive for the period provided in such covenants or agreements or, if no such period is specified, until fully performed).

Section 10.3 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 10.3, notices, demands and other communications to the Parties shall be sent to the addresses indicated below:

Notices to Buyer or any of the Merger Subs:

Solera Global Holding Corp.

1500 Solana Blvd., Building #6, Suite 6300

Westlake, Texas 76262

Attention:	David Babin

Email:	[***]

with copies (which shall not constitute notice), in each case, to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention:	Richard J. Campbell, P.C.

Email:	[***]

and

Kirkland & Ellis LLP

555 California Street

San Francisco, California 94104

Attention:	Stuart E. Casillas, P.C.

Vlad J. Kroll, P.C.

Simon C. Root

Email:	[***]

[***]

[***]

Notices to Omnitracs Blockers:

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, California 94111

Attention:	Christina Lema

Email:	[***]

Notices to Omnitracs:

c/o Omnitracs, LLC

717 North Harwood Street, Suite 1300

Dallas, Texas 75201

Attention:  Paul Kirkpatrick

Email:    [***]

with copies (which shall not constitute notice), in each case, to:

Greenberg Traurig, LLP

77 West Wacker Drive

Suite 3100

Chicago, IL 60601

Attention:  Peter Lieberman

Email:    [***]

Notices to DealerSocket:

Ousland Holdings, Inc.

7301 State Hwy. 161, Suite 400

Irving, Texas 75039

Attention:  Gary Ito

Email:    [***]

with copies (which shall not constitute notice) to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

Attention:  Minh-Chau N. Le

Email:    [***]

Section 10.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law, including in connection with a merger or consolidation or conversion of the Buyer) without the prior written consent of the other Parties; provided, however, that the Buyer may assign any or all of its rights and interests under this Agreement for collateral security purposes to its lenders without any required consent from any other party; provided, further, that no such assignment by the Buyer shall relieve the Buyer of its obligations under this Agreement. Any purported assignment or delegation not permitted under this Section 10.4 shall be null and void.

Section 10.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 10.6 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule or Exhibit attached to this Agreement or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” in this Agreement shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References in this Agreement to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References in this Agreement to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References in this Agreement to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 10.6 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References in this Agreement to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References in this Agreement to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in

United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to the Parties, if such information or materials have been (i) uploaded to the electronic data room maintained on behalf of Solera, Omnitracs and DealerSocket, as applicable, and their respective financial advisors on the Intralinks online-platform for purposes of the Transactions with unrestricted access for a continuous period of at least two Business Days prior to the date of this Agreement, (ii) filed by a Party with the SEC and publicly available on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, or (iii) or otherwise provided to such Party’s representatives (including counsel) via electronic mail, in each case, prior to the date of this Agreement. Notwithstanding the foregoing sentence, each of the Parties acknowledges and agrees that confidential information and/or information regarding personnel that is marked with an asterisk (“*”) on the Solera Disclosure Letter, the Omnitracs Disclosure Letter or the DealerSocket Disclosure Letter, as applicable, may not have been shared among the Parties in its entirety but instead may have been shared in summary form or discussed between one or more of the Knowledge individuals for Solera, one or more of the Knowledge individuals for the Omnitracs, one or more of the Knowledge individuals for the Omnitracs, or one or more members of the Buyer’s senior management team or board of directors (on behalf of Buyer and the Merger Subs), as applicable.

Section 10.7 Entire Agreement. This Agreement (together with the Disclosure Letters and Exhibits to this Agreement) and the Ancillary Agreements contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and, thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the Transactions exclusively pursuant to the express terms and provisions of this Agreement or any Ancillary Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement or any Ancillary Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. Notwithstanding anything to the contrary in this Section 10.7, in the event the Closing is not consummated pursuant to this Agreement, nothing set forth in this Agreement shall in any way amend, alter, terminate, supersede or otherwise effect the Parties’ or their respective Affiliates’ Equity Securities or any Contract to which the Parties or their respective Affiliates are party or are bound (other than this Agreement), including the certificates of incorporation, formation or limited partnership, bylaws, limited liability company agreements, limited partnership agreements and/or other similar governing documents of any of the Parties or their respective Subsidiaries.

Section 10.8 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 10.9 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES TO THIS AGREEMENT FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 10.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 10.10 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique and recognizes and affirms that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding (subject to Section 10.9), in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.10 shall not be required to provide any bond or other security in connection with any such injunction.

Section 10.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder); provided that VEP and the Applicable Representative shall be third party beneficiaries of provisions of this Agreement for their benefit.

Section 10.12 Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each by this Agreement incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter relating to the respective representations and warranties of a Party shall be deemed disclosed in each other Section relating to the respective representations and warranties of such Party of the applicable Disclosure Letter to which such fact or item may apply, so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only, and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected herein, and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Parties do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential in accordance by the Parties, and no third party may rely on any information disclosed or set forth therein.

Section 10.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, (a) a Non-Party Affiliate may have (and this Section 10.13 shall in no way amend, alter, limit or otherwise effect) obligations under any documents, agreements, or instruments delivered contemporaneously herewith, at or prior to the Closing, or otherwise required by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument, (b) each of the Parties shall have liability only with respect to any representation, warranty, covenant or agreement in this Agreement, any Ancillary Agreement or any certificate delivered pursuant to this Agreement made by such Party and shall not have liability with respect to any representation, warranty, covenant or agreement of any other Party. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. For purposes of this Section 10.13 only, the term “Affiliate” shall be read disregarding the last sentence of the definition thereof. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 10.13.

Section 10.14 Legal Representation and Privilege.

(a) Omnitracs and DealerSocket.

(i) Each Party hereby agrees, on behalf of itself, its Affiliates, and its and their directors, managers, officers, owners and employees and each of their successors and assigns (all such parties, the “Waiving Parties”), that Greenberg Traurig LLP and Ropes & Gray LLP (or any successor thereto) may represent Omnitracs, the Omnitracs Blockers and DealerSocket or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof (other than, following the Closing, Buyer or any of its Subsidiaries), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Company Post-Closing Representation”) notwithstanding its representation (or any continued representation) of Omnitracs, the Omnitracs Blockers, and DealerSocket in connection with the Transactions, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Parties acknowledges that the foregoing provision applies whether or not Greenberg Traurig LLP or Ropes & Gray LLP (or any successor thereto) provides legal services to Omnitracs, the Omnitracs Blockers or DealerSocket, or their respective Affiliates, after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Greenberg Traurig LLP or Ropes & Gray LLP (or any successor thereto) (or any other counsel that represented Omnitracs, the Omnitracs Blockers or DealerSocket), Omnitracs, the Omnitracs Blockers, DealerSocket and/or any director, manager, officer, owner, employee or representative of any of the foregoing (collectively, the “Company Parties”) made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belongs solely to the applicable Company Party (but in all cases, for the avoidance of doubt, excluding Buyer or any other Subsidiary of Buyer) and is exclusively controlled by such member, and shall not pass to or be claimed by Buyer, any Subsidiary of Buyer or any other Party or Waiving Party, other than the applicable Company Party. From and after the Closing, each other Party shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the other Parties, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Greenberg Traurig LLP or Ropes & Gray LLP (or any successor thereto) (or any other counsel that represented the Company Parties), and any Company Party occurring prior to the Closing in connection with any Company Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of Omnitracs and DealerSocket.

(b) Buyer.

(i) Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Kirkland & Ellis LLP (or any successor thereto) may represent Buyer or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Buyer Post-Closing Representation”) notwithstanding its representation (or any continued representation) of Buyer in connection with the Transactions, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Buyer Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Parties acknowledges that the foregoing provision applies whether or not Kirkland & Ellis LLP provides legal services to Buyer after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Kirkland & Ellis LLP (or any other counsel that represented the Buyer), the Buyer and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belongs solely to Buyer and is exclusively controlled by Buyer, and shall not pass to or be claimed by any other Party or Waiving Party, other than Buyer. From and after the Closing, each Party (other than Buyer) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than Buyer), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Kirkland & Ellis LLP (or any other counsel that represented the Buyer), Buyer, and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Buyer Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of Buyer.

Section 10.15 Acknowledgements.

(a) Companies. Each of the Companies and Omnitracs Blockers specifically acknowledges and agrees to the Buyer’s and the Merger Subs’ disclaimer of any representations or warranties other than those set forth in Article V and any Ancillary Agreement or certificate delivered by the Buyer or any of the Merger Subs pursuant to this Agreement, whether made by the Buyer or any of the Merger Subs or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Companies or their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Companies or their respective Affiliates or representatives by either the Buyer or the Merger Subs or any of their respective Affiliates or representatives), other than those set forth in Article V and any Ancillary Agreement or certificate delivered by the Buyer or the Merger Subs pursuant to this Agreement. Each of the Companies and the Omnitracs Blockers specifically acknowledges and agrees that, without limiting the generality of this Section 10.15, none of the Buyer, the Merger Subs or any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts, and each of the Companies has not relied on, or been induced by any such representation or warranty or other statement of the Buyer or the Merger Subs in making its determination to enter into this Agreement and proceed with the Transactions. Each of the Companies (i) specifically acknowledges and agrees that except for the representations and warranties set forth in Article V and any Ancillary Agreement or certificate delivered by the Buyer or the Merger Subs pursuant to this Agreement, neither the Buyer nor the Merger Subs (nor any of their respective Affiliates or Representatives) has made, any other express or implied representation or warranty with respect to the Buyer, the Merger Subs, their assets or Liabilities, or the Transactions or the Ancillary Agreements, (ii) irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty and (iii) irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings and causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) against the Buyer and the Merger Subs in connection with the accuracy, completeness or materiality of any projection.

(b) Buyer. Each of the Buyer and the Merger Subs specifically acknowledges and agrees to the Companies’ and the Omnitracs Blockers’ disclaimer of any representations or warranties other than those set forth in Article IV and Article VI and any Ancillary Agreement or certificate delivered by any Company or any Omnitracs Blocker pursuant to this Agreement, whether made by any of the Companies, any of the Omnitracs Blockers or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer, the Merger Subs, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Buyer, the Merger Subs, their Affiliates or representatives by either the Companies or any of their respective Affiliates or representatives), other than those set forth in Article IV or Article VI and any Ancillary Agreement or certificate delivered by any of the Companies or any of the Omnitracs Blockers pursuant to this Agreement. Each of the Buyer and the Merger Subs specifically acknowledges and agrees that, without limiting the generality of this Section 10.15, none of the Companies, none of the Omnitracs Blockers nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts, and none of the Buyer and the Merger Subs has relied on, or been induced by any such representation or warranty or other statement of any of the Companies or any of the Omnitracs Blockers in making its determination to enter into this Agreement and proceed with the

Transactions. The Buyer and the Merger Subs (i) specifically acknowledge and agree that, except for the representations and warranties set forth in Article IV, Article VI and any Ancillary Agreement or certificate delivered by the Companies pursuant to this Agreement, none of the Companies or Omnitracs Blockers (nor any of their respective Affiliates or Representatives) has made, any other express or implied representation or warranty with respect to the Companies or the Omnitracs Blockers, their assets or Liabilities, or the Transactions or the Ancillary Agreements, (ii) irrevocably and unconditionally waive and relinquish any and all rights, Proceedings or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty and (iii) irrevocably and unconditionally waive and relinquish any and all rights, Proceedings and causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) against the Companies or the Omnitracs Blockers in connection with the accuracy, completeness or materiality of any projection.

Section 10.16 Obligations of Subsidiaries. To the extent there is an obligation of a Subsidiary of a Party, such obligation shall include an obligation of such Party to cause such Subsidiary to take such action.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed as of the date first above written.

SOLERA GLOBAL HOLDING CORP.

By:	/s/ David Babin
Name:	David Babin
Title:	Secretary

Signature Page to Agreement and Plan of Merger

OMNITRACS TOPCO LLC

By:	/s/ Maneet S. Saroya
Name:	Maneet S. Saroya
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

VEPF IV AIV VI CORP.

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	President

Signature Page to Agreement and Plan of Merger

VEPF IV AIV VI CORP. (CAYMAN)

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	President

Signature Page to Agreement and Plan of Merger

VEPF IV CO-INVEST 2-A CORP.

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	President

Signature Page to Agreement and Plan of Merger

VEPF IV CO-INVEST 2-A CORP. (CAYMAN)

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	President

Signature Page to Agreement and Plan of Merger

POLARIS SUB 1 INC.

By:	/s/ David Babin
Name:	David Babin
Title:	Secretary

Signature Page to Agreement and Plan of Merger

POLARIS SUB 2 INC.

By:	/s/ David Babin
Name:	David Babin
Title:	Secretary

Signature Page to Agreement and Plan of Merger

POLARIS SUB 3 INC.

By:	/s/ David Babin
Name:	David Babin
Title:	Secretary

Signature Page to Agreement and Plan of Merger

POLARIS SUB 4 INC.

By:	/s/ David Babin
Name:	David Babin
Title:	Secretary

Signature Page to Agreement and Plan of Merger

POLARIS SUB 5 INC.

By:	/s/ David Babin
Name:	David Babin
Title:	Secretary

Signature Page to Agreement and Plan of Merger

OUSLAND HOLDINGS, INC.

By:	/s/ Sejal Pietrzak
Name:	Sejal Pietrzak
Title:	President

Signature Page to Agreement and Plan of Merger